Exhibit T3E–1
DISCLOSURE STATEMENT
FOR
THE PLAN OF REORGANIZATION EXECUTED BY A MAJORITY OF
RECOGNIZED CREDITORS OF CORPORACIÓN DURANGO, S.A.B. DE C.V.
     Corporación Durango, S.A.B. de C.V. (“Durango” or the “Company”) has entered into a plan of reorganization (convenio concursal) (the “Plan of Reorganization”) under Mexico’s Ley de Concursos Mercantiles (the “Mexican Business Reorganization Act”) that provides for the restructuring of Durango’s financial obligations and equity ownership on the terms described in this Disclosure Statement (the “Restructuring”). Pursuant to the Plan of Reorganization, the holders of the Company’s 10.5% Senior Notes Due 2017 (the “Existing Notes”), other than the Company and any Company-related entity, will receive their ratable share of (1) US$250,000,000 in principal amount of Step Up Rate Senior Guaranteed Notes Due 2016 (the “New Senior Notes”), (2) 17,397,511 shares of common stock, without par value, of the Company (the “New Equity”), and (3) a one-time cash payment of US$10,000,000.
     Durango does not intend to list the New Senior Notes on any securities exchange. Durango intends to list and maintain the New Equity on a securities listing of the Mexican Stock Exchange.
     This Disclosure Statement is being mailed on or about June 18, 2009, to all holders as of May 1, 2009 of the Existing Notes that were recognized globally pursuant to the proofs of claim filed by Law Debenture Trust Company of New York, as Indenture Trustee under the Existing Notes, and certified by the Federal District Court of Durango on February 24, 2009 (collectively, the “Noteholders” or the “Recognized Creditors”).
     AS DETAILED BELOW, RECOGNIZED CREDITORS HOLDING APPROXIMATELY 66.1% OF DURANGO’S OUTSTANDING UNSECURED DEBT, AN AMOUNT SUFFICIENT TO CONFIRM A PLAN OF REORGANIZATION UNDER THE MEXICAN BUSINESS REORGANIZATION ACT, HAVE EXECUTED THE COMPANY’S PLAN OF REORGANIZATION. NO OTHER APPROVAL FROM THE COMPANY’S RECOGNIZED CREDITORS IS REQUIRED OR NECESSARY. ACCORDINGLY, RECOGNIZED CREDITORS WHO HAVE NOT ALREADY EXECUTED THE COMPANY’S PLAN OF REORGANIZATION ARE NOT REQUIRED TO APPROVE SUCH PLAN, AND THE COMPANY IS NOT SOLICITING APPROVAL FROM SUCH RECOGNIZED CREDITORS.
     NOTEHOLDERS NEVERTHELESS WISHING TO APPROVE OR OBJECT TO THE COMPANY’S PLAN OF REORGANIZATION ARE ENCOURAGED TO CONSULT WITH THEIR OWN MEXICAN COUNSEL AND/OR THEIR OTHER ADVISORS, OR CONTACT THE CONCILIATOR, MS. REBECA CASTAÑOS, WHO MAY BE REACHED AT: CANOAS NO. 238B, DURANGO, MEXICO, C.P. 34000, TELEPHONE: (52) 618-811-5333 OR (52) 618-812-9560. SEE “THE MEXICAN REORGANIZATION PROCESS” BEGINNING ON PAGE 9 FOR A MORE DETAILED DISCUSSION OF THE MEXICAN REORGANIZATION PROCESS AND THE PLAN OF REORGANIZATION.
     See “Risk Factors” beginning on page 13 for certain factors relating to the Company, the New Senior Notes and the New Equity.
     NO FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF THE UNITED STATES, MEXICO OR ANY OTHER JURISDICTION HAS RECOMMENDED THE NEW SENIOR NOTES OR NEW EQUITY (COLLECTIVELY, THE “NEW SECURITIES”) OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     THE COMPANY BELIEVES THAT ANY OFFER AND SALE OF THE NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE PLAN OF REORGANIZATION ARE EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND RELATED STATE STATUTES BY REASON OF THE EXEMPTIONS PROVIDED BY SECURITIES ACT § 3(a)(9), OR OTHER APPLICABLE EXEMPTIONS.

U.S. INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE
     PURSUANT TO U.S. INTERNAL REVENUE SERVICE CIRCULAR 230, WE HEREBY INFORM YOU THAT THE DESCRIPTION SET FORTH HEREIN WITH RESPECT TO U.S. FEDERAL TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE U.S. INTERNAL REVENUE CODE. SUCH DESCRIPTION WAS WRITTEN TO SUPPORT THE MARKETING OF THE NOTES. TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
IMPORTANT NOTICE
     The distribution of this Disclosure Statement, the issuance of New Securities or their subsequent transfer may be restricted by law in certain jurisdictions. Persons into whose possession this Disclosure Statement or any New Securities come must inform themselves about and observe any such restrictions. In this regard, please note that Durango does not intend to register the New Senior Notes under the federal or any state securities laws of the United States, Mexico or other jurisdiction and, unless so registered, the New Senior Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the relevant jurisdiction.
     The Restructuring is being effected under Mexican law in a proceeding in Mexico. United States bankruptcy law does not apply to the Restructuring, the Plan of Reorganization or this Disclosure Statement. The Plan of Reorganization has been approved by the “Required Majority” of Durango’s creditors under Article 157 of the Mexican Business Reorganization Act. Consequently, you will be bound by the Plan of Reorganization whether or not you vote to approve it.
     You should read carefully this entire Disclosure Statement, including its Exhibits. In addition, this Disclosure Statement contains a summary only of a number of specific documents and is qualified in its entirety by reference to the actual documents, which you are urged to review. You should not construe this Disclosure Statement as providing any legal, business, financial, or tax advice. You should consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Restructuring, including your voting decision and the transactions contemplated by the Plan of Reorganization.
ENFORCEMENT OF CIVIL LIABILITIES
     Durango is a corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. The directors and officers of Durango may reside outside the United States, and all or a substantial portion of the assets of such persons and of Durango are located outside the United States. As a result, it may not be possible for the holders of New Securities to effect service of process within the United States upon such persons, including with respect to matters arising under the Securities Act, or to enforce against Durango or any of such persons judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.
     Durango has been advised by its Mexican legal counsel, Santamarina y Steta, S.C., that there is doubt as to the enforceability in original actions in Mexican courts of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

FORWARD-LOOKING INFORMATION
     This Disclosure Statement includes forward-looking statements. The words “may”, “should”, “expect”, “believe”, “anticipate”, “project”, “estimate” and similar expressions are intended to identify forward-looking statements. These statements include, without limitation, Durango’s expectations with respect to its insolvency proceedings, anticipated revenues, capital expenditures and other financial items, the Company’s business plan and objectives, and the expected impact on the Company of competition, government regulation, litigation and other factors. Durango cannot assure you that the actual results will not differ materially from those anticipated in the forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, those described in “Risk Factors”, such as: the timely approval of the Plan of Reorganization or the satisfaction of all the conditions precedent to its becoming effective; the ability of the Company’s operating subsidiaries to generate sufficient operating cash flow to meet Durango’s obligations under the Plan of Reorganization; increased competitive activity in Durango’s industry; adverse developments with respect to political, economic and other risks associated with Mexico; adverse fluctuations in the Peso-Dollar exchange rate; and continuing or increased levels of inflation in Mexico. Durango undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTENTS OF DISCLOSURE STATEMENT
     This Disclosure Statement consists of this Disclosure Statement and the Plan of Reorganization, as well as all of the annexes and exhibits to this Disclosure Statement and the Plan of Reorganization.
     In this Disclosure Statement, unless otherwise indicated or the context otherwise requires, all references to “our company,” “we,” “our,” “ours,” “us” or similar terms refer to Corporación Durango, S.A.B. de C.V. together with its consolidated subsidiaries, and all references to “Durango” refer to Corporación Durango, S.A.B. de C.V. alone.
FINANCIAL AND ADDITIONAL INFORMATION
     Durango’s 2007 Annual Report, which includes the Company’s Audited Financial Statements for the year ended as of December 31, 2007, as well as the related management’s discussion and analysis of financial condition and results of operations, is available to the public on Durango’s website at http://www.corpdgo.com/.
     The Company’s audited financial statements for the fiscal year ended December 31, 2008 and the Company’s unaudited interim financial statements for the fiscal quarter ended March 31, 2009 are provided as exhibits to this Disclosure Statement.
     Copies of materials related to the Company’s insolvency proceeding in Mexico described in “Introduction—Recent Events” and “Introduction—The Mexican Reorganization Process” may be obtained by writing to Gabriel Villegas Salazar, at Torre Mayor, Paseo de la Reforma No. 505, Piso 40, 06500 México, D.F., Telephone: 011-52-55-5242-0675.

INTRODUCTION
Overview of the Company
     The Company is one of the largest integrated paper producers based in Latin America in terms of sales, with operations in Mexico and the United States. The Company is a vertically integrated producer of paper and packaging products with a distribution network that links our strategically located facilities with our customers. The Company believes that these factors, as well as its investment in modern manufacturing technology and its access to raw materials as Mexico’s only producer of unbleached virgin kraft pulp and one of Mexico’s largest users of recycled paper, based on information published by the Mexican National Chamber for the Pulp and Paper Industry, allow the Company to be one of the industry’s lowest cost producers.
     The Company was incorporated on January 22, 1982. However, some of the Company’s underlying operating companies have been in existence since 1975. Between 1987 and 2000 the Company pursued a strategy of vertical integration, implemented by both acquisitions and internal expansion, to attain its present position as Mexico’s largest producer, in terms of capacity, of containerboard, newsprint and corrugated containers, based on information published by the Mexican National Chamber for the Pulp and Paper Industry.
     The Company sells its products to a broad range of Mexican and United States manufacturers of consumable and durable goods, including customers in the maquiladora sector and Mexico’s major exporters. The Company’s customers in the United States and Mexico include many of the largest companies in the domestic and international industrial, construction consumer, agricultural and media sectors, such as Pepsico, El Universal, Cemex, Apasco, Kimberly Clark and Comisión Nacional de Libros de Texto Gratuitos (the governmental agency responsible for procuring school textbooks in Mexico).
     In 2008, the Company’s total sales volume was 1.4 million short tons of paper, packaging products and plywood. The Company produces a variety of grades and sizes of containerboard at six paper mills in Mexico and one in the United States, 73% of which the Company uses to supply its 22 packaging plants, which in turn manufacture corrugated containers and multi-wall sacks. In addition, the Company’s newsprint mill is the largest producer of newsprint in Mexico, and the Company operates a paper mill in Mexico that produces uncoated free sheet.
     In 2008, the Company’s market share in Mexico was 40% for sales of containerboard, 60% for sales of newsprint and 24% for sales of uncoated free sheet, according to estimates based on information published by the Mexican National Chamber for the Pulp and Paper Industry. The Company estimates that its market share in Mexico for packaging products was 35% in 2008.
     The Company’s net sales were Ps 10.2 billion (US$906.5 million) for the year ended December 31, 2008. In 2008, 79.3% of our total sales were made in Mexico and 20.7% were made in and into the United States. Our Adjusted EBITDA was Ps 285.0 million (US$25.6 million) for the year ended December 31, 2008 and Ps 95.1 million (US$6.6 million) for the 3 months ended March 31, 2009.
     In November 2002, the Company defaulted on payments of principal and interest under its unsecured indebtedness. In May 2004, the Company filed a voluntary petition for a concurso mercantil under the Mexican Business Reorganization Act with the Mexican court. The Company negotiated with its creditors and, in August 2004, reached an agreement in principle with creditors collectively holding approximately 68% of the Company’s unsecured debt regarding the terms of a plan of reorganization. The Mexican court approved the plan of reorganization in February 2005.
     The Company’s controlling shareholders are currently the Rincón Family Trust and NKM Corporativo, S.A. de C.V., which entities hold shares in the Company for the benefit of members of the Rincón family. After consummation of the Plan of Reorganization, the Company’s controlling shareholders will be the Rincón Family Trust, NKM Corporativo, S.A. de C.V., and ANG Entreprise Privee, S.A. de C.V., a Mexican company owned by relatives of the Rincón Family. Collectively, after consummation of the Plan of Reorganization, these three entities will own 74.1% of the Company’s capital stock on a fully diluted basis.

     The Company is a corporation (sociedad anónima bursátil de capital variable) operating under the laws of Mexico. The Company’s corporate domicile and principal executive offices are located at Torre Corporativa Durango, Potasio 150, Ciudad Industrial, Durango, Durango, United Mexican States 34208, and the Company’s telephone number is +52 (618) 829-1000. The Company maintains a website at www.corpdgo.com.
     Operating Divisions
     The Company operates through four operating divisions distinguished by product type and location as follows:
•	Paper: the Grupo Durango division, the Grupo Pipsamex division and McKinley Paper Company’s paper division; and

•	Packaging: the Titán division.
     The Company’s operating divisions are:
•	Grupo Durango. The Grupo Durango division, which is part of the Company’s subsidiary Empaques de Cartón Titán, S.A. de C.V., or Titán, produces containerboard. In 2008, approximately 73% of the 765.5 thousand short tons of linerboard and corrugating medium shipped by the Grupo Durango division was used to supply the Titán division. The remainder of the division’s production was sold to third party manufacturers in Mexico and the United States.

•	Grupo Pipsamex. The Grupo Pipsamex division, which consists of the Company’s subsidiary Grupo Pipsamex, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, and its subsidiaries, produces newsprint and bond paper. In 2008, the Grupo Pipsamex division sold 155.5 thousand short tons of newsprint and 141.5 thousand short tons of uncoated free sheet. The Grupo Pipsamex division’s sales are predominantly to the Mexican market with the balance primarily sold in the United States.

•	McKinley Paper Company — Paper Division. McKinley Paper Company and its subsidiary operate a paper division. The paper division consists of a recycled linerboard manufacturer located in the southwestern United States. McKinley Paper Company is a significant collector of old corrugated containers, or OCC, which is processed to create recycled fiber. This division’s sales are primarily to customers in the United States. On October 2, 2008, the Company sold the former packaging division of the McKinley Paper Company to U.S. Corrugated Inc.

•	Titán. The Titán division, which is part of the Company’s subsidiary Titán, is a large paper-based packaging manufacturer. The Titán division’s 2008 sales of 636.3 thousand short tons consisted almost entirely of corrugated containers and multi-wall sacks. In 2008, the Grupo Durango division supplied approximately 99% of the Titán division’s containerboard requirements. Waste material generated in production of corrugated containers is sold back to the Grupo Durango division for recycling and to produce pulp. The Titán division’s sales are primarily to Mexico and the Mexican export sector.
     Products
     The Company’s main product groups are: (i) Paper—containerboard (linerboard and corrugating medium), newsprint and uncoated free sheet (bond, book stock, miscellaneous free sheet); and (ii) Packaging—corrugated containers and multi-wall sacks.
     Paper Products
     Below is a description of our paper products and their usage.
•	Containerboard. The Company produces linerboard and corrugating medium, white-top and mottled white linerboard and paper, and high-performance linerboard. The Company’s products are used by corrugated container manufacturers in the production of a wide variety of corrugated containers.

•	Newsprint. The Company produces standard, peach and improved newsprint. The Company’s products are used by newspaper and magazine publishers and advertisers for newspapers, books, advertisements, and magazines.

•	Uncoated free sheet. The Company produces bond, forms, tablet, copy, and book stock and miscellaneous free sheet. The Company’s products are used by consumer goods and office supplies producers for printing and writing paper, office supplies, and educational books.
     The Company is able to produce a wide variety of paper products, in terms of weight and resistance, and can use virgin and recycled fiber as raw material in different proportions to achieve the characteristics required by the Company’s customers. The Company sells its linerboard in rolls of varying widths depending on the capacity of the converting machinery on which it will be used.
     Packaging Products
     Below is a brief description of our packaging products and their usage.
•	Corrugated containers. The Company produces corrugated containers manufactured in converting plants from containerboard. The Company’s products are used by consumer, industrial and agricultural goods producers to ship products including home appliances, electronics, spare parts, grocery products, produce, books, tobacco and furniture.

•	Multi-wall sacks. The Company produces flat, expandable, glued, sewn and laminated sacks. The Company’s products are used by cement, powdered foods and chemicals manufacturers for delivery of cement, flour, powdered food, chemical products, gypsum and lime products.
     The Company produces a wide range of corrugated containers depending on the product to be shipped, its size and weight and the distance the product is to be shipped. The Company’s multi-wall sacks are high-resistance containers that are designed to be used reliably in adverse conditions of filling, handling, transportation, warehousing and distribution. The multi-wall sacks the Company manufactures are made from paper produced from virgin pulp which gives our sacks their superior strength.
     Raw Materials
     The Company believes that it has a flexible raw material mix. The principal raw materials used in the Company’s production processes are recycled fiber and virgin pulp. Recycled fiber is obtained by processing OCC material, old newsprint, or ONP, magazines and office waste paper material. The Company also uses virgin pulp, which is made by processing wood chips, which the Company mixes with recycled fiber to produce a variety of semi-recycled grades of other packaging and paper products. In the case of newsprint and printing grades, the Company produces a high quality product with a high content of recycled fiber.
     Recycled Fiber
     The Company’s business is affected by trends in international and domestic prices of OCC and ONP material. In Mexico, the price differential between domestic and imported OCC and ONP material fluctuates in peso terms, due to demand and currency fluctuations, and at any given time we may supply ourselves from either market, depending on the then current price differential. In 2008, approximately 77% of the fiber the Company used in its Mexican operations was recycled and approximately 36% of this recycled fiber was imported from third party producers.
     In 2008, the Company’s six recycling centers in Mexico provided approximately 30% of the Company’s fiber requirements in Mexico and the Company obtained the balance of its recycled fiber requirements in the open market. In the United States, the Company’s McKinley mill uses only recycled fiber. In 2008, the Company’s recycling centers in Albuquerque, Phoenix and El Paso provided approximately 51% of the Company’s fiber requirements in the United States and the Company obtained the balance of its recycled fiber requirements in the open market.

     Pulp
     The Company is Mexico’s sole producer of unbleached kraft pulp and the Company is currently able to produce 80,000 short tons of unbleached kraft pulp per year, which is more than sufficient to supply the Company’s internal requirements for unbleached kraft pulp. The Company is also able to produce 79,000 short tons per year of chemical thermo-mechanical pulp, 52,000 short tons per year of thermo-mechanical pulp, 79,000 short tons per year of sugar cane bagasse pulp, and 197,000 short tons per year of deinked pulp.
     In Mexico, the Company buys its wood, the raw material from which it produces unbleached kraft pulp, from small property owners and ejidos, which are small plots of land granted by the Mexican government to small groups of land workers. The wood is purchased from sellers located in the states of Durango, Jalisco, Oaxaca and Michoacán. The Company has traditionally managed its supply of resources through direct negotiations with landowners. In general, the Company believes that its existing wood supply arrangements are sufficient to provide for its currently anticipated rates of consumption for the foreseeable future. The Company also has a strong presence in the Mexican forestry sector that allows it to effectively source the Company’s wood supply.
     Water
     Other than at the Company’s Atenquique and Mexpape pulp and paper mills, which use treated river water, the Company obtains its water requirements for both its Mexican and U.S. operations from wells located at the Company’s production facilities. The Company believes that its water supply is sufficient for all existing and contemplated activities. The Company has concessions from the Mexican National Water Commission to operate the wells at the Company’s production facilities in Mexico. The prices that the Company pays for these rights depend on the tariffs of the region of Mexico in which the well is located as well as the volume of water consumed.
     Although the Company is not required to recycle the water that it uses under these concessions, the Company recycles a substantial portion of the water it uses. The Company believes that its McKinley mill is one of only three “zero-effluent” paper mills in the world. Water is initially obtained from wells, and after using it in the papermaking process, it is then treated and recycled through the plant. Accordingly, the ongoing water supply requirements at the Company’s McKinley mill are significantly less than for conventional paper mills.
     Energy
     The Company’s Tizayuca mill generates all of its electric power, the Company’s Mexpape and Tuxtepec mills have the ability to generate approximately 50% of their electric power, and the Company’s Centauro and Atenquique paper mills have the ability to generate approximately 20% of their electric power. The balance of the Company’s electricity requirements in Mexico is purchased from the Federal Electricity Commission. The contracts for electric power supply signed with the Federal Electricity Commission are the standard contracts used for all Mexican companies and there is no specific termination date for the contracts.
     In the United States, a rural electric cooperative supplies 100% of the electric power used by the Company’s McKinley mill at formula prices under a long-term contract. The Company uses heating oil and natural gas to produce steam for the Company’s operations. The Company’s purchases of heating oil and natural gas account for approximately 35% of the Company’s energy consumption. The Company purchases heating oil in the open market and purchases natural gas from Petróleos Mexicanos.
Recent Events
     On October 6, 2008, the Company initiated insolvency proceedings in Mexico and the United States. The Company initiated an insolvency proceeding under the Mexican Business Reorganization Act (the “Concurso Proceeding”) with the Federal District Court of Durango (the “Durango District Court”). The Company also commenced a chapter 15 case (the “Chapter 15 Case”) under title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On October 6, 2008, Paper International, Inc. (“PII”) and Fiber Management of Texas, Inc. (“FMT”, and together with PII, the “U.S. Debtors”), two United States subsidiaries of the Company, initiated voluntary chapter 11 proceedings in the United States (the “PII Case” and the “FMT Case,” and collectively, the “U.S. Cases”). The U.S. Cases are being jointly administered by the Bankruptcy Court. On December 10, 2008, the Bankruptcy Court in the Chapter 15 Case entered a consensual recognition order recognizing the Concurso Proceeding as a main proceeding and enjoining certain actions against the Company in the United States.

     The Restructuring is conditioned upon confirmation of both the reorganization plan by the Bankruptcy Court (the “U.S. Plan”) and the Plan of Reorganization in the Concurso Proceeding. Accordingly, the Company entered into a Plan Support Agreement with certain Recognized Creditors dated as of May 19, 2009, to enable procedural coordination between the United States and Mexico courts in order to effectuate the U.S. Plan in the U.S. Cases and the Plan of Reorganization in the Concurso Proceeding as quickly and efficiently as possible.
     Votes on the U.S. Plan were solicited in connection with, and following the Bankruptcy Court’s approval of, a disclosure statement that was found to provide adequate information with respect to the U.S. Plan as required under section 1125 of the Bankruptcy Code. By order of the Bankruptcy Court, the deadline for the submission of votes to accept or reject the U.S. Plan was June 8, 2009. On June 9, 2009, the U.S. Debtors’ claims, noticing and balloting agent, Kurtzman Carson Consultants LLC, filed a declaration with the Bankruptcy Court, which certified that 100% of those creditors that were eligible to vote and had submitted timely ballots with respect to the U.S. Plan voted to accept the Plan. A hearing to consider the confirmation of the U.S. Plan is scheduled to be held before the Bankruptcy Court on June 17, 2009.
The Mexican Reorganization Process
     Under the Mexican Business Reorganization Act, a Mexican court can accept a business’s voluntary petition to enter into a concurso mercantil proceeding. On October 16, 2008, the Instituto Federal de Especialistas de Concursos Mercantiles (the “Institute”), the judicial entity responsible for supervising the Concurso Proceeding, appointed an examiner (visitador) to review the company’s books and records and make such other inquiries as it deemed necessary to verify that the Company was insolvent under the Mexican Business Reorganization Act. After thorough review, the examiner filed its report with the Durango District Court.
     The Durango District Court issued an insolvency declaration (the “Insolvency Declaration”), whereby it directed the Institute to appoint a conciliator and establish that the Company was in general default. The Insolvency Declaration, which included a provisional list of creditors, was subject to appeal. The Insolvency Declaration was registered with the Public Registry of Property and Commerce (Registro Público de la Propiedad y del Comercio) in Durango, Durango, Mexico and an abstract of its contents was published in El Sol de Durango, a widely circulated newspaper in Durango, Durango, Mexico, and the Diario Oficial de la Federación.
     On December 2, 2008, the Institute appointed Rebeca Castaños to serve as the conciliadora in the Concurso Proceeding (the “Conciliator”). The Conciliator is an independent insolvency proceeding official with a fiduciary duty to all creditors, who is charged with facilitating an agreement for a plan of reorganization that considers the interests of all recognized parties. As Conciliator, Ms. Castaños is responsible for, among other things, serving as a mediator between the Company and its creditors, and proposing the Company’s Plan of Reorganization to the Durango District Court.
     On February 24, 2009, the Durango District Court certified the list of claims of Recognized Creditors for the purposes of the Concurso Proceeding (the “Recognized Claims”). After certification of the Recognized Claims, the Conciliator arranged for the negotiation of a Plan of Reorganization with the Company’s Recognized Creditors. Recognized Creditors holding 10% or more of all of the Company’s Recognized Claims exercised their right under Mexican law to appoint an intervenor (interventor) to review the findings of the Conciliator and ensure that creditor interests were being adequately protected. The Conciliator was able to request such reports as she deemed necessary to facilitate the entry into a plan of reorganization between the requisite majority of Recognized Creditors and the Company, including reports of experts as to the fairness of the transaction to all Recognized Creditors.
     On June 10, 2009, the Company presented its Plan of Reorganization to the Conciliator. That same day, Recognized Creditors holding approximately 66.1% the Recognized Claims, through their duly appointed representative(s), approved the Plan of Reorganization by executing the Plan of Reorganization, and all other documents necessary for the Conciliator to present the Plan of Reorganization to the Durango District Court. In order for the Plan of Reorganization to become valid and effective under Article 157 of the Mexican Business Reorganization Act, the Plan of Reorganization must be signed by Recognized Creditors representing more than 50% of the sum of (1) the recognized amount owed to all of a company’s unsecured Recognized Creditors, and (2) the recognized amount owed to all of a company’s secured creditors.

     Prior to granting its approval, the Durango District Court will review the Plan of Reorganization to ensure that it meets the formal requirements of the Mexican Business Reorganization Act and takes into consideration the report and supporting documentation submitted by the Conciliator. The Company understands that the Conciliator will submit the Plan of Reorganization to the Durango District Court, along with her report including her findings, on or about June 24, 2009. Article 162 of the Mexican Business Reorganization Act provides that one business day after it has been provided with the Plan of Reorganization, the Durango District Court must make the Plan of Reorganization available to all Recognized Creditors. For a period of five business days after the Durango District Court makes the Plan of Reorganization available, the Durango District Court will permit the Plan of Reorganization to be considered by the Recognized Creditors and the Institute.
     Recognized Creditors and the Institute will be able to file objections to the restructuring contemplated by the Plan of Reorganization during the five-business day period after the Durango District Court makes the Plan of Reorganization available. Recognized Creditors and the Institute will be able to object in writing by stating that the Plan of Reorganization does not comply with the Mexican Business Reorganization Act or is inconsistent with public policy. If the Plan of Reorganization is approved by the necessary amount of Recognized Creditors, the Institute will recommend to the Durango District Court that the Durango District Court approve the Plan of Reorganization.
     Once the Durango District Court determines that the Plan of Reorganization (1) treats all creditors within the same classes equally and (2) does not contravene public policy, the Durango District Court will approve the Plan of Reorganization based on the Conciliator’s findings. Nine business days after such approval, the Durango District Court will determine that the Plan of Reorganization is no longer subject to appeal.
Voting Procedures
     Contemporaneously with the distribution of this Disclosure Statement, the Conciliator will be furnishing the Plan of Reorganization to the Durango District Court for confirmation. Pursuant to Article 162 of the Mexican Business Reorganization Act, the Durango District Court is making the Plan of Reorganization available to all Recognized Creditors. Recognized Creditors have 5 business days in which to file objections to the Plan of Reorganization with the Durango District Court.
     Pursuant to Article 157 of the Mexican Business Reorganization Act, Recognized Creditors holding more than 50% of all Recognized Claims have approved the Plan of Reorganization. Accordingly, all approvals necessary to confirm the Plan of Reorganization have already been obtained. Recognized Creditors who have not already approved the Company’s Plan of Reorganization are not required to approve or object to such plan, and the Company is not soliciting approval from such Recognized Creditors.
     Noteholders nevertheless wishing to approve or object to the Company’s Plan of Reorganization are encouraged to consult their own Mexican counsel and/or their other advisors, or contact the conciliator, Ms. Rebeca Castaños, who may be reached at: Canoas No. 238B, Durango, Mexico, C.P. 34000, Telephone (52) 618-811-5333 or (52) 618-812-9560.

SUMMARY OF PLAN OF REORGANIZATION
     Under the Plan of Reorganization, all of the Company’s Unsecured Note Debt (as defined below) held by entities other than the Company or any Company-related entity (the “Non-Related Party Note Debt Claims”) will be exchanged for New Senior Notes, New Equity, and a one-time cash payment. The treatment of Unsecured Note Debt owned by the Company and Company-related entities and intercompany debt is discussed below.
Existing Unsecured Debt
     The Company’s existing unsecured debt consists of (i) its US$520,000,000 10.5% Senior Notes due 2017 (the “Unsecured Note Debt”) and (ii) intercompany payables by the Company to its direct and indirect subsidiaries. The total outstanding principal amount of the Unsecured Note Debt is US$508,500,000.
     Non-Related Party Note Debt Claims account for US$357,841,000 of the Unsecured Note Debt, while the remaining US$150,659,000 is held by ANG Entreprise Privee, S.A. de C.V., a Mexican company owned by relatives of the Rincón Family (“ANG”). For purposes of the Plan of Reorganization, the aggregate amount of all the Non-Related Party Note Debt Claims (including accrued interest) is estimated to be US$413,679,000.
     Intercompany payables by the Company to its direct and indirect subsidiaries (according to the Final List of Credits published by the Durango Court on March 5, 2009) is estimated to be approximately US$909,100,000 million, of which the following is outstanding as of June 15, 2009:
•	US$65,224,096 to Compañia Norteamericana de Inversiones en Celulosa y Papel, S.A. de C.V.;

•	US$128,306,610 to Empaques de Cartón Titán, S.A. de C.V.;

•	MXP$283,365,941 to Empaques de Cartón Titán, S.A. de C.V.;

•	MXP$9,258,387,664 to Ponderosa Industrial de México, S.A. de C.V.;

•	US$8,569,559 to Porteadores de Durango, S.A. de C.V.; and

•	MXP$326,333 to Porteadores de Durango, S.A. de C.V.
Treatment of Non-Related Party Note Debt Claims
     All of the Non-Related Party Note Debt Claims will be exchanged for a ratable share of:
•	A one-time US$10,000,000 cash payment;

•	US$250,000,000 of New Senior Notes; and

•	17,397,511 shares (or 6.0% on a fully diluted basis) of common equity of the Company.
     The New Senior Notes will be issued only to holders of Non-Related Party Note Debt Claims. The terms and conditions of the New Senior Notes are described below in “Description of the Notes.”
     The New Equity will be listed on a securities listing of the Mexican Stock Exchange and be publicly tradable thereafter.

Treatment of Related Party Note Debt Claims
     In April 2009, ANG purchased all of the Unsecured Note Debt held by Black River EMCO Master Fund Ltd., Black River Emerging Markets Credit Fund Ltd., and Black River Commodity Select Fund Ltd. The total Unsecured Note Debt held by ANG will be exchanged in full and final satisfaction of all ANG claims for 35.0% of the common equity of the Company on a fully diluted basis.
     The common equity granted to ANG will be pledged to Empaques de Cartón Titán, S.A. de C.V. until such time as the loan from Empaques de Cartón Titán, S.A. de C.V. to ANG in the amount of US$25,000,000 million, bearing interest at a rate of 6% per annum and payable October 31, 2012, is repaid in full.
Treatment of Intercompany Debt
     Pursuant to the Plan of Reorganization, intercompany loans and claims will (a) be fully and completely subordinated in right of payment and priority to the New Senior Notes; (b) mature at least 15 years after the maturity date of the New Senior Notes; and (c) receive no cash payments until maturity.

RISK FACTORS
Risks Related to the Company
The Plan of Reorganization or the U.S. Plan may be not confirmed and consummated.
     If either the Plan of Reorganization or the U.S. Plan is not confirmed and consummated, the Company cannot assure you that any alternative plan of reorganization would be on terms as favorable to the holders of Existing Notes as the terms of the Plan of Reorganization or U.S. Plan. In addition, if a protracted reorganization were to occur, there is a substantial risk that holders of Existing Notes would receive less than they will receive under the Plan of Reorganization or U.S. Plan. If the Plan of Reorganization is confirmed, but the U.S. Plan is not confirmed, or vice versa, it would become necessary to amend the unconfirmed plan to provide for alternative treatment of Noteholder claims. If any modifications to the Plan of Reorganization or U.S. Plan are material, it will be necessary to re-solicit votes from those adversely affected by the modifications with respect to such amended Plan of Reorganization or U.S. Plan.
The Company has substantial debt and may be unable to generate sufficient cash to service the Company’s debt.
     At December 31, 2008, the Company had Ps 7,053.4 million of total debt, substantially all of which was denominated in dollars.
     The Company’s ability to make scheduled interest payments or to refinance its obligations with respect to its indebtedness will depend on the financial and operating performance of its subsidiaries. This performance, in turn, is subject to prevailing economic conditions in Mexico and the United States and to financial, business and other factors beyond the Company’s control, including but not limited to, fluctuations in international prices of the Company’s products as well as conditions in the paper and packaging industry. If the Company’s cash flow and capital resources are insufficient to fund the Company’s debt service obligations, the Company may be forced to delay capital expenditures, or sell material assets or operations, obtain additional capital or restructure the Company’s debt. The Company’s operating performance, cash flow and capital resources may not always be sufficient to service the Company’s debt in the future. In the event that the Company is required to dispose of material assets or operations or restructure the Company’s debt to meet the Company’s debt service and other obligations, the Company cannot assure you as to the terms of any transaction or how soon any transaction could be completed.
The Company’s operations are and will continue to be restricted by covenants in the Company’s debt agreements.
     The indenture under which the New Senior Notes will be issued (the “New Indenture”), as well as some of the Company’s other debt agreements, have negative covenants and other restrictions that will limit the Company’s ability and the ability of its subsidiaries to, among other things:
•	incur additional debt or issue subsidiary preferred stock or stock with a mandatory redemption feature before the maturity of the New Senior Notes;

•	pay dividends on the Company’s capital stock;

•	redeem or repurchase capital stock or prepay or repurchase subordinated debt;

•	make some types of investments and sell assets;

•	create liens;

•	engage in transactions with affiliates, except on an arm’s-length basis; and

•	consolidate or merge with, or sell substantially all the Company’s assets to, another person.

     These negative covenants may have important consequences for the Company’s operations, including:
•	the Company’s ability to adjust to rapidly changing market conditions, thus making the Company more vulnerable in the event of a downturn in general economic conditions or the Company’s business concerns; and

•	the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.
The Company is vulnerable to cyclicality and fluctuations in pricing.
     The Company’s business is affected by trends in international prices and demand for paper and packaging products. Prices for containerboard and, to a lesser extent, converted products such as corrugated containers and multi-wall sacks have historically been subject to cyclical fluctuations. Pricing is affected not only by demand for paper and packaging products, which correlates with real economic growth, but also by current inventory levels of customers. In addition, the paper and packaging industries are highly capital intensive and the impact of new production facilities may result in imbalances between supply and demand. Any decrease in demand or increase in supply could adversely affect the prices of the Company’s products and net sales revenue.
The Company has experienced and expects to continue to experience net losses.
     We have had a history of net losses in recent years. We experienced net losses of approximately US$161.9 million and US$40.4 million in 2008 and 2007, respectively. We believe that our operating income will not exceed our expenses for several years as we make payments of interest on our debt and continue our operations. We cannot assure you that after the Restructuring is consummated our net losses will not further increase or that we will generate positive cash flow or achieve or sustain profitability in the future.
The Company is vulnerable to competition in Mexico and the United States from producers of paper and packaging products with substantial resources.
     The Company faces increasing competition in Mexico from international producers of paper and packaging due in part to significantly enhanced market access for imported products. Actions by the Company’s competitors, including any future increases in their capacity, may make it increasingly difficult for the Company to maintain the Company’s domestic market share in paper and packaging products. Increased competition from imports may have a material adverse effect on the Company by driving down the Company’s prices and decreasing the Company’s revenues. Many of the Company’s competitors in Mexico are large international paper producers with substantial resources at their disposal.
     The Company faces substantial competition in the United States from a variety of producers of paper and packaging products. Many of the Company’s competitors in the United States are substantially larger and have substantially greater financial, manufacturing, technological and marketing resources than the Company.
     The Company anticipates that it may experience increasingly intense competition from international producers of paper and packaging products, both in Mexico and in the United States. There are no assurances that the Company will be able to avoid lower pricing as a result of competitive pressure. Lower pricing, changes made in response to competition and changes in consumer preferences may have an adverse effect on the Company’s financial performance.
The Company’s operations may be adversely affected by interruptions in supply of, or increases in the prices of, key raw materials.
     The cost of the Company’s supply of recycled fiber is directly affected by trends in international and domestic prices of OCC and ONP which stem from market fluctuations caused by factors beyond the Company’s control. Generally, demand and prices for finished paper vary directly with demand and prices for these raw materials. In addition, the cost of OCC in Mexico is affected both by inflation and exchange rates.

     The Company might not be able to recoup any future increases in the costs of raw materials through increases in sales prices for the Company’s products, which would adversely affect the Company’s operating income. The Company cannot assure you that raw material prices will not increase in the future. Increases in the prices of raw materials would increase the Company’s cost of sales and adversely affect the Company’s business results. The Company’s operations may be adversely affected by increases in the price of raw materials.
The loss or interruptions of relationships with or services from key suppliers could increase raw material costs associated with the operation of the Company’s business.
     We depend on third-party suppliers for a number of our raw materials. Our bankruptcy proceedings have had, and could continue to have, a negative effect on our ability to obtain these raw materials. Prior to the bankruptcy proceedings, we purchased our raw material on credit terms. As a result of the bankruptcy proceedings, we had outstanding payables relating to raw materials that we had purchased but had not paid for. Therefore, our raw material suppliers withdrew their credit terms and refused to provide us with additional raw materials until we settled our outstanding payables. As a result, we typically pay for our raw material purchases in cash or through letters of credit issued by a bank.
Fluctuations in energy costs may adversely affect the Company’s costs of operations and the Company’s financial condition and results of operations.
     The price and supply of energy is unpredictable and fluctuates based on events beyond the Company’s control, including, among others, geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regional production patterns. Because the Company’s plants and facilities use significant amounts of electricity, natural gas and other forms of energy, increases in the cost of energy will increase the Company’s operating expenses and may have a material adverse effect upon the Company’s business, financial condition and results of operations.
Lack of water availability may adversely affect the Company.
     Water is an essential raw material in the paper production process. Some of the Company’s plants satisfy their water requirements through water wells licensed by the Mexican National Water Commission (Comisión Nacional del Agua). The Mexican government has the power to limit the Company’s water consumption and the volume of water that the Company may use according to the Company’s licenses, and it also has the power to revoke such licenses, in the event of the Company’s breach of the licenses’ terms.
     Although the Company believes that it is in compliance with the Company’s obligations under the licenses, the Company cannot assure you that the licenses will not be revoked. The Company also cannot be certain that the terms of any renewal of these licenses will be favorable, or that the volume of water that is currently available for use in manufacturing the Company’s products will be sufficient to satisfy the Company’s production requirements in the future. If the Company’s licenses are revoked, or the water that the Company may consume under the Company’s licenses is not sufficient to satisfy the Company’s production requirements, it may have an adverse effect on the Company’s cash flow, financial condition and operations.
The Company may be adversely affected by the imposition and enforcement of more stringent environmental and safety requirements.
     The Company is subject to strict environmental regulations in Mexico and in the United States. Changes in environmental regulations, or changes in the policy of enforcement of existing environmental regulations, could adversely affect the Company. The Company’s Mexican operations are supervised by the Mexican Ministry of the Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales) and the Company’s U.S. operations are supervised by the U.S. Environmental Protection Agency and other federal, state and local regulatory agencies. These agencies are responsible for the implementation of pollution control laws and regulations and could take action against the Company by shutting down plants, revoking licenses, imposing fines or obligating the Company to clean up waste that the Company produced, if the Company fails to comply with environmental regulations. It is also possible that the relevant governmental agencies could issue additional regulations, could seek a more stringent interpretation of existing regulations or could exercise stricter enforcement actions that would require the Company to spend additional funds on environmental matters. In addition, the enactment of new environmental laws or regulations in Mexico or the United States may cause the Company to spend additional funds, which may be material, in order to comply with the new laws or regulations.

After the consummation of the Plan of Reorganization, the Company’s principal stockholders will own 74.1% of the Company’s shares and may take actions not in the interest of other holders of the Company’s shares.
     The Company is currently controlled by the Rincón family, which, following the consummation of the Plan of Reorganization, will indirectly own 39.1% of the Company’s outstanding voting stock. ANG Entreprise Privee, S.A. de C.V., a Mexican company owned by relatives of the Rincón Family, will own 35% of the Company’s outstanding voting stock following the consummation of the Plan of Reorganization. As a result, the Rincón family and its relatives will have the power to elect the majority of the Company’s directors and determine the outcome of any action requiring stockholder approval, including transactions with related parties, corporate reorganizations and the timing and payment of any future dividends. The interests of the Rincón family and ANG Entreprise Privee, S.A. de C.V. as stockholders may differ from the interests of other holders of the Company’s shares.
If the Company has a catastrophic loss or unforeseen or recurring operational problems at any of the Company’s facilities, the Company could suffer significant lost production and/or cost increases.
     The Company’s manufacturing facilities and distribution warehouses may suffer catastrophic loss due to fire, flood, terrorism, or other natural or man-made events. If any of these facilities were to experience natural disasters, power outages, and other catastrophic losses, it could disrupt the Company’s operations, delay production, delay or reduce shipments, reduce revenue, and result in significant expenses to repair or replace the facility. These expenses and losses may not be adequately covered by property or business interruption insurance the Company maintains. Even if covered by insurance, the Company’s inability to deliver the Company’s products to customers, even on a short-term basis, may cause the Company to lose market share on a more permanent basis.
Adverse developments in the Company’s relationship with the its employees could adversely affect the Company’s business.
     As of December 31, 2008, the Company employed approximately 8,500 persons, of which 8,300 persons were employed in Mexico. As of December 31, 2008, approximately 64.0% of the Company’s work force was unionized. The Company’s relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred. On May 28, 2007, members of the Sindicato de Trabajadores de Fábricas de Papel Tuxtepec, S. A. de C. V., covering approximately 300 employees at the Company’s Oaxaca mill, commenced a strike and the operations of this mill were halted as a result of the Company’s refusal to accept the wage demands presented by the union during the annual review of the Company’s collective bargaining agreements. On June 30, 2007, the Company reached an agreement with this union as a result of which the Company resumed production at the Company’s Oaxaca mill on July 5, 2007. In addition to the Company’s collective bargaining agreement with this union, the Company is a party to collective bargaining agreements with 31 other unions in Mexico and one in the United States. The Company may not be able to negotiate extensions of these agreements or new agreements prior to the expiration date of these agreements. As a result, the Company may experience additional labor disruptions in the future. A work stoppage could have a material adverse effect on the Company’s results of operations, financial position and cash flows if it were to last for a significant period of time.
Risks Relating to Mexico
Political conditions in Mexico could materially and adversely affect Mexican economic policy or business conditions and, in turn, the Company’s financial condition and results of operations.
     The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and the Company, in particular, and on market conditions, prices and returns on Mexican securities, including the Company’s. The Company cannot provide any assurances that political developments in Mexico, over which the Company has no control, will not have an adverse effect on the Company’s business, financial condition or results of operations.

     The Mexican government may make significant changes in laws, public policies and/or regulations that could adversely affect Mexico’s political and economic situations, which could adversely affect the Company’s business. Social and political instability in Mexico or other adverse social or political developments in or affecting Mexico could adversely affect the Company’s ability to obtain financing. Political uncertainty may adversely affect financial markets.
The recent outbreak, and future outbreak, of the H1N1 virus or other contagious disease may adversely affect Mexico’s economy and the Company’s business, financial condition and results of operations.
     In April and May 2009, Mexico experienced an outbreak of the highly pathogenic H1N1 virus strain of swine influenza. This outbreak in Mexico significantly affected Mexican industry and resulted in the deaths of numerous people. The H1N1 virus outbreak and any future widespread outbreak of another contagious disease could adversely affect the Mexican economy and economic activity in the region. The Company cannot assure you that any present or future outbreak of the H1N1 virus or other contagious disease would not have a material adverse effect on its business, financial condition and results of operations.
Adverse economic developments in Mexico may adversely affect the Company’s financial condition and results of operations.
     The Company is a Mexican company with a substantial part of the Company’s operations and assets in Mexico. For the year ended December 31, 2008, 79.3% of the Company’s total revenues were attributable to Mexico. In the past, Mexico has experienced both prolonged periods of weak economic conditions and dramatic deteriorations in economic conditions that have had a negative impact on the Company. The Company cannot assume that such conditions will not have a material adverse effect on the Company’s future financial condition and results of operations.
     The Company’s business may be significantly affected by the general condition of the Mexican economy, or by the rate of inflation in Mexico, interest rates in Mexico and exchange rates for the Mexican peso. Decreases in the growth rate of the Mexican economy, periods of negative growth and/or increases in inflation or interest rates may result in lower demand for the Company’s products, lower real pricing of the Company’s products or a shift to lower margin products. Because a large percentage of the Company’s costs and expenses are fixed, the Company may not be able to reduce costs and expenses upon the occurrence of any of these events, and the Company’s profit margins may suffer as a result.
The global economic downturn may continue to adversely affect the Mexican economy and the Company.
     The majority of the Company’s customers are Mexican companies or individuals and a substantial part of the Company’s operations and the Company’s assets are located in Mexico and the United States. For these reasons, the Company’s operations, results and financial condition are dependent upon the level of economic activity in Mexico, which in turn is affected by global economic activity. Paper and packaging prices in Mexico and the Company’s revenues are highly affected by the level of economic activity in Mexico and the general purchasing power of individuals and companies. Mexican gross domestic product, or GDP, grew by 1.3% in 2008 and 3.3% in 2007. If the Mexican economy contracts or experiences a slow rate of growth as a result of the global economic downturn, the Company’s business, financial condition and results of operations may be adversely affected because the Company’s customers may reduce their consumption of the Company’s products.
Depreciation of the Mexican peso relative to the dollar may impair the Company’s ability to service its debt and adversely affect the Company’s financial condition and results of operations.
     The peso has depreciated substantially against the dollar in the past and may depreciate significantly in the future. The value of the peso, based on the exchange rate calculated and published by the Mexican Central Bank, depreciated by 1.7% against the dollar in 2006, 1.0% against the dollar in 2007 and 26.2% against the dollar in 2008. Depreciation of the peso relative to the dollar adversely affects the Company’s financial condition and results of operations by increasing the Company’s dollar-based costs, including the Company’s cost of borrowing, since the peso cost of interest payments on the Company’s dollar-denominated indebtedness increases. For example, the 26.2% depreciation of the peso against the dollar that occurred in 2008 generated an exchange loss of Ps 1,657.8 million which was one of the factors leading to the Company’s net loss of Ps 2,544.3 million in 2008. Substantially all of the Company’s indebtedness is denominated in dollars. The Company does not have in place hedging arrangements with respect to depreciation risk because the Company does not believe them to be cost-effective.

     A severe devaluation or depreciation of the peso may also result in disruption of the international foreign exchange markets and may limit the Company’s ability to transfer or to convert pesos into dollars for the purpose of making timely payments of interest and principal on the Company’s dollar-denominated indebtedness.
An increase in inflation may increase the Company’s operating costs but not the Company’s revenues.
     The Company’s profitability may be adversely affected by increases in inflation. Inflation in Mexico, as measured by changes in the NCPI, as provided by the Mexican Central Bank, was 4.1% in 2006, 3.7% in 2007 and 6.5% in 2008. Mexico has experienced high levels of inflation in the past. High levels of inflation would cause the Company’s operating costs to increase because approximately 80% of the Company’s cost of goods sold and selling, general and administrative expenses are payable in pesos and generally are based on short-term contracts, which may be subject to inflationary pressures. However, the prices that the Company charges for the Company’s products are generally denominated in dollars or are dollar-linked, and may not increase at the same rate as the Company’s costs because the prices that the Company charges its customers for products are either fixed by long-term contracts or effectively limited by the competitive nature of the markets in which the Company operates. If the Company is unable to pass on the increased costs of the Company’s inputs to its customers, the real prices of the Company’s products will not keep pace with inflation, and as a result, the Company’s operating income may decline.
If foreign currency exchange controls and restrictions are imposed, the Company may not be able to service the Company’s debt in U.S. dollars, which exposes investors to foreign currency exchange risk.
     In the past, the Mexican economy has experienced balance of payments deficits, shortages in foreign currency reserves and other problems that have affected the availability of foreign currencies in Mexico. The Mexican government does not currently restrict or regulate the ability of persons or entities to convert pesos into U.S. dollars. However, it has done so in the past and could do so again in the future. The Company cannot assure you that the Mexican government will not institute a restrictive currency exchange control policy in the future. Any such restrictive foreign currency exchange control policy could prevent or restrict access to U.S. dollars and limit the Company’s ability to service the Company’s U.S. dollar-denominated debt.
Mexican antitrust laws may limit the Company’s ability to expand and operate through acquisitions or joint ventures.
     Mexico’s federal antitrust laws and regulations may affect some of the Company’s activities, including the Company’s ability to introduce new products and services, to enter into new or complementary businesses or joint ventures and to complete acquisitions. Approval of the Comisión Federal de Competencia, or Mexican Antitrust Commission, is required for us to acquire and sell significant businesses or to enter into significant joint ventures. The Mexican Antitrust Commission may not approve any proposed future acquisition or joint venture that the Company may pursue.
Risks Relating to the New Senior Notes and New Equity
Durango is a holding company with no independent operations or assets. Repayment of Durango’s debt, including the New Senior Notes, is dependent on cash flow generated by its subsidiaries.
     Durango is a holding company with no significant operating assets other than through its ownership of shares of its subsidiaries. Durango receives substantially all of its operating income from its subsidiaries. Repayment of Durango’s indebtedness, including the New Senior Notes, is dependent on the generation of cash flow by Durango’s subsidiaries and their ability to make such cash available to Durango, by dividend, debt repayment or otherwise. In general, Mexican corporations may pay dividends only out of net income, which is approved by stockholders. The stockholders must then also approve the actual dividend payment after the company establishes mandatory legal reserves (5% of net income annually up to at least an amount equal to 20% of the paid-in capital) and satisfy losses for prior fiscal years. The ability of Durango’s subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which the Company, or any of the Company’s subsidiaries, is a party.

     While the New Indenture limits the ability of Durango’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to Durango, these limitations are subject to certain qualifications and exceptions. In the event that Durango does not receive distributions from its subsidiaries, Durango may be unable to make required payments on its indebtedness, including the New Senior Notes.
The New Senior Notes and the guarantees will be effectively subordinated to the Company and the Gurantors’ secured debt, respectively.
     As of June 5, 2009, the Company had US$11.5 million in secured debt. The Company’s obligations under the New Senior Notes and the obligations of the Guarantors under the guarantees are unsecured. As a result, the New Senior Notes and the guarantees will be effectively subordinated to all of the Company’s and the Guarantors’ secured debt, respectively, to the extent of the value of the collateral securing such debt. Further, the terms of the New Indenture permit the Company to incur additional secured debt in the future. In the event that the Company or the Guarantors are not able to repay amounts due under any existing or future secured debt obligations, creditors could proceed against the collateral guaranteeing such indebtedness. In that event, any proceeds upon a realization of the collateral would be applied first to amounts due under the secured debt obligations before any proceeds would be available to make payments on the New Senior Notes. If there is a default, the value of this collateral may not be sufficient to repay both the Company’s secured creditors and the holders of the New Senior Notes.
The New Senior Notes will be effectively subordinated to certain claims preferred by statute.
     The claims of holders of the New Senior Notes will rank effectively junior to certain obligations that are preferred by statute, including certain claims relating to taxes, social security and labor.
Durango will have the right to redeem the New Senior Notes at its option.
     Durango will have the right, at its option, to redeem the New Senior Notes. The Company cannot give any assurances that amounts received upon redemption will be able to be reinvested at a rate that will provide the same rate of return as an investment in the New Senior Notes.
Durango may not be able to obtain the funds required to repurchase the New Senior Notes upon a change of control.
     Under the New Indenture, Durango may, at the option of the holders of the New Senior Notes, be required to purchase the New Senior Notes at a price equal to 101% of the aggregate principal amount of New Senior Notes repurchased plus accrued and unpaid interest, plus certain other amounts, to the date of purchase in the event of a change of control of Durango. The occurrence of a change of control may be outside the control of Durango. If a change of control were to occur, Durango may not have sufficient funds available, or may not be able to obtain the funds needed, to pay the purchase price for all the New Senior Notes that the holders of New Senior Notes decide Durango must repurchase, or may be prohibited from doing so under future debt obligations.
There is no public market for the New Senior Notes and the Company cannot assure you that an active trading market for the New Senior Notes will develop.
     The New Senior Notes constitute a new issue of securities, for which there is no existing market. The Company cannot provide you with any assurances regarding the future development of a market for the New Senior Notes, the ability of holders of the New Senior Notes to sell their New Senior Notes, or the price at which such holders may be able to sell their New Senior Notes. If the New Senior Notes are traded after their initial issuance, the New Senior Notes may trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company’s results of operations and financial condition, political and economic developments in and affecting Mexico and the market for similar securities. As the New Senior Notes will not be listed on any exchange, it is unlikely that an active trading market will develop for the New Senior Notes.

     The Company also can make no assurances that holders of New Senior Notes will be able to sell their New Senior Notes at a particular time or that the prices that such holders receive when they sell the New Senior Notes will be equal to or more than the prices they paid for the New Senior Notes. Future trading prices of the New Senior Notes will depend on many factors, including:
•	the Company’s operating performance and financial condition;

•	ratings of the Company’s debt published by credit ratings agencies;

•	the level, direction and volatility of market interest rates generally;

•	the time remaining to maturity of the New Senior Notes;

•	the liquidity of the New Senior Notes generally and the interest of securities dealers in making a market in the New Senior Notes;

•	the market for similar securities; and

•	general economic and political conditions.
Developments in other emerging markets may adversely affect the market value of the New Senior Notes and New Equity.
     The market price of the New Senior Notes and New Equity may be adversely affected by declines in the international financial markets and world economic conditions. Mexican securities markets are influenced, to varying degrees, by economic and market conditions in other emerging market countries, especially those in Latin America. Although economic conditions are different in each country, investors’ reaction to developments in one country may affect the securities markets and the securities of issuers in other countries, including Mexico. The Company cannot assure you that the market for Mexican securities will not continue to be affected negatively by events elsewhere, particularly in emerging markets, or that such developments will not have a negative impact on the market value of the New Senior Notes and New Equity.
Various provisions of Mexican law may make it difficult for holders of New Senior Notes to convert payments they receive in pesos into U.S. dollars or may make it difficult for holders of New Senior Notes to recognize the full value of payments to them.
     The Company is required to make payments of amounts owed on the New Senior Notes in U.S. dollars. However, under the Ley Monetaria de los Estados Unidos Mexicanos, or the Mexican Monetary Law, obligations to make payments in Mexico in foreign currency, whether by agreement or upon enforcement of a judgment, may be discharged in pesos at the exchange rate for pesos prevailing at the time and place of payment or judgment. Accordingly, the Company will be legally entitled to make payment of amounts due on the New Senior Notes in pesos if payment of the New Senior Notes is sought in Mexico through the enforcement of a non-Mexican judgment or otherwise. If the Company elects to make payments due on the New Senior Notes in pesos in accordance with the Mexican Monetary Law, the Company can make no assurances that the amounts paid may be converted by the payee into U.S. dollars or that, if converted, such amounts would be sufficient to purchase U.S. dollars equal to the amount of principal, interest or additional amounts due on the New Senior Notes.

Judgments of Mexican courts enforcing the Company’s obligations in respect of the New Senior Notes would be paid only in pesos.
     In the case of the Company’s or the Guarantors’ bankruptcy or concurso mercantil (commercial reorganization), or judicial reorganization, the foreign currency-denominated liabilities of the Company and the Guarantors, including liabilities under the New Senior Notes, will be converted into pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to inflation-indexed units (unidad de inversión), or UDIs. Foreign currency-denominated liabilities, including liabilities under the New Senior Notes, will not be adjusted to take into account any depreciation of the peso as compared to the dollar occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the New Senior Notes will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of the Company’s other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.
The guarantees may not be enforceable.
     The guarantees provide a basis for a direct claim against the Guarantors; however, it is possible that the guarantees may not be enforceable under Mexican law. While Mexican law does not prohibit the giving of guarantees and as a result does not prevent the guarantees of the New Senior Notes from being valid, binding and enforceable against the Guarantors, in the event that a Guarantor becomes subject to a concurso mercantil or to bankruptcy (quiebra), the relevant guarantee may be deemed to have been a fraudulent transfer and declared void based upon the Guarantor being deemed not to have received fair consideration in exchange for such guarantee.
The guarantees of the Company’s non-Mexican Guarantors may be held to be unenforceable under fraudulent conveyance laws or limited by other applicable laws.
     The Company has agreed to cause the Company’s non-Mexican Guarantors to guarantee the New Senior Notes. The guarantees of the Company’s non-Mexican Guarantors may be subject to review under various laws for the protection of creditors. It is possible that the creditors of the Company’s non-Mexican Guarantors may challenge a guarantee as a fraudulent transfer under relevant U.S. federal and state laws by claiming, for example, that, since the guarantees of the Company’s non-Mexican Guarantors were incurred for the Company’s benefit (and only indirectly, if at all, for the benefit of the Company’s non-Mexican Guarantors), the obligations of the Company’s non-Mexican Guarantors were incurred for less than reasonable equivalent value or fair consideration. Moreover, laws for the protection of creditors of other jurisdictions also provide similar remedies to creditors of a guarantor. Under certain circumstances, including a finding that a Guarantor was insolvent at the time its guarantee was issued, a court could hold that the obligations of the Guarantor under the guarantee may be voided or are subordinate to other obligations of the Guarantors or that the amount for which a Guarantor is liable under a guarantee may be limited. Different jurisdictions define “insolvency” differently. However, a Guarantor generally would be considered insolvent under applicable U.S. laws at the time it guaranteed the New Senior Notes if:
•	the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability of contingent liabilities) as they become absolute or mature; or

•	the Guarantor were incurring debts beyond its ability to pay as such debts mature.
     The Company cannot assure you what standard a court would apply to determine whether a Guarantor was “insolvent” as of the date the New Senior Notes were guaranteed. Irrespective of the method of valuation, a court may determine that the guarantees constituted fraudulent transfers on another ground whether or not a Guarantor was insolvent on the date the guarantee was issued. In addition, although the New Indenture will limit the amount of the guarantees to the amount that will result in the guarantees not constituting fraudulent transfers or improper corporate distributions, the Company cannot be certain which standard a court would apply in determining the maximum liability of the Guarantors.

If the Company or the Mexican Guarantors were to be declared bankrupt following the Restructuring, holders of New Senior Notes or New Equity may find it difficult to collect payment on the New Senior Notes or New Equity.
     Under Mexico’s Business Reorganization Act, if the Company or the Mexican Guarantors are declared bankrupt or become subject to concurso mercantil or judicial reorganization following the Restructuring, the Company’s obligations and the obligations of the Mexican Guarantors under the New Senior Notes, respectively, (i) would be converted into pesos and then from pesos into UDIs and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be satisfied at the time claims of all the Company’s creditors are satisfied, (iii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (iv) would cease to accrue interest from the date a concurso mercantil is declared, and (v) would be subject to certain statutory preferences, including tax, social security and labor claims and claims of secured creditors.
The Company cannot assure you that a judgment of a United States court for liabilities under U.S. securities laws would be enforceable in Mexico, or that an original action can be brought in Mexico against the Company for liabilities under U.S. securities laws.
     The Company is incorporated under the laws of Mexico and substantially all of its assets are located in Mexico. In addition, all of the Company’s directors, officers and controlling persons and certain advisors named herein reside in Mexico. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or its directors, officers, controlling persons or advisors or to enforce against them in U.S. courts any judgments predicated upon the civil liability provisions of the U.S. federal securities laws.
The collection of interest on interest may not be enforceable in Mexico.
     Mexican law does not permit the collection of interest on interest and, therefore, the accrual of default interest on past due ordinary interest accrued in respect of the New Senior Notes may be unenforceable in Mexico.
The Company may need additional funds in the future and may issue additional common shares in lieu of incurring additional indebtedness, which may result in a dilution of your interest in the Company’s common shares.
     The Company may need additional funds and, if other financing is unavailable or if the Company’s shareholders decide, the Company may issue additional common shares. Any additional funds obtained by such a capital increase may dilute your interest in the Company’s common shares.
Holders of the Company’s New Equity may not receive any dividends or interest on shareholders’ equity.
     The Company’s ability to declare dividends in relation to the New Equity will depend on the Company’s future financial performance, which, in turn, depends on successfully implementing our strategy and on financial, competitive, regulatory, technical and other factors, general economic conditions, demand and selling prices for the Company’s products, costs of raw materials and other factors specific to the Company’s industry, many of which are beyond the Company’s control.

The book-entry registration system of the New Senior Notes may limit the exercise of rights by the beneficial owners of the New Senior Notes.
     Because transfers of interests in the global notes representing the New Senior Notes may be effected only through book entries at DTC and its direct and indirect participants, the liquidity of any secondary market in the New Senior Notes may be reduced to the extent that some investors are unwilling to hold New Senior Notes in book-entry form in the name of a DTC direct or indirect participant. The ability to pledge interests in the global notes may be limited due to the lack of a physical certificate. In addition, beneficial owners of interests in global notes may, in certain cases, experience delay in the receipt of payments of principal and interest since the payments will generally be forwarded by the paying agent to DTC, who will then forward payment to its direct and indirect participants, which (if they are not themselves the beneficial owners) will then forward payments to the beneficial owners of the global notes. In the event of the insolvency of DTC or any of its direct and indirect participants in whose name interests in the global notes are recorded, the ability of beneficial owners to obtain timely or ultimate payment of principal and interest on global notes may be negatively affected.
     A holder of beneficial interests in the global notes will not have a direct right under the New Senior Notes to act upon any solicitations that we may request. Instead, holders will be permitted to act only to the extent they receive appropriate proxies to do so from DTC or, if applicable, DTC’s direct or indirect participants. Similarly, if the Company defaults on its obligations under the New Senior Notes, holders of beneficial interests in the global notes will be restricted to acting through DTC, or, if applicable, DTC’s direct or indirect participants. The Company cannot assure holders that the procedures of DTC or DTC’s nominees or direct or indirect participants will be adequate to allow them to exercise their rights under the New Senior Notes in a timely manner.

DESCRIPTION OF NOTES
     In this Description of the Notes, the word “Company” refers only to Corporación Durango, S.A.B. de C.V. (a sociedad anónima bursátil de capital variable incorporated under the laws of Mexico), and any successor obligor on the New Senior Notes, and not to any of its subsidiaries. All references to “$” or “Dollars” are to United States of America dollars. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Unless otherwise defined in this Description of the Notes, capitalized terms used in this Description of the Notes have the meaning ascribed to such terms in previous sections of this Disclosure Statement.
     The Company will issue the New Senior Notes under the New Indenture. The New Senior Notes will be issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the New Senior Notes include those stated in the New Indenture. You are urged to read the New Indenture in its entirety.
     The following description is a summary of the material provisions of the proposed form of New Indenture. Because this is a summary of the proposed form of New Indenture, it may not contain all the information that is important to you and may be subject to change prior to issuance of the New Senior Notes. Copies of the proposed form of New Indenture are, and copies of the final executed New Indenture will be, available as described under “Financial and Additional Information.”
General Terms of the New Senior Notes
The New Senior Notes:
•	will be issued by the Company;

•	will be issued in an aggregate principal amount of US$250,000,000;

•	will mature at par, including any unpaid and accrued interest, on December 31, 2016;

•	will bear interest at the interest rates specified below;

•	will pay interest quarterly in January, April, July, and October of each year;

•	will be jointly and severally guaranteed by all of the operating subsidiaries of the Company;

•	may be redeemed at par prior to maturity;

•	will be general unsecured obligations of the Company;

•	will be effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the assets securing such Indebtedness;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $1.00 and integral multiples thereof; and

•	will be available in definitive form only under certain limited circumstances.

Principal, Maturity and Interest
     The Company will issue $250 million in aggregate principal amount of the New Senior Notes pursuant to the Plan of Reorganization. The New Senior Notes and any additional notes subsequently issued under the New Indenture will be treated as a single class for all purposes under the New Indenture. The Company will issue the New Senior Notes in denominations of $1.00 and integral multiples thereof.
     Interest on the New Senior Notes will accrue at the following rates per annum:

Year	Total Interest Rate	Per Annum Cash Rate	Per Annum PIK Rate
Year 1	6.00%	3.00%	3.00%
Year 2	7.00%	4.00%	3.00%
Year 3	7.00%	5.00%	2.00%
Year 4	7.00%	7.00%	None
Year 5	10.00%	10.00%	None
Year 6	10.00%	10.00%	None
Year 7	10.00%	10.00%	None

     Interest will be payable quarterly in arrears in January, April, July, and October of each year, commencing in October 2009, to holders of record on a specified date preceding the applicable interest payment date. Interest shall be paid in cash as described above, provided, that (i) the Company retains the option to pay in kind and capitalize the percentage portion of the applicable interest rate set forth in the Per Annum PIK Rate column of the table above (“Applicable PIK Interest”) during the first three years of the New Senior Notes and add to the outstanding principal balance of the New Senior Notes such Applicable PIK Interest (“Additional PIK Principal”). Thereafter, the amount of such Additional PIK Interest so capitalized will constitute Additional PIK Principal and will for all purposes of the New Indenture constitute a principal obligation and bear interest at the then Applicable Interest Rate beginning on the date that such Additional PIK Interest is capitalized and added as Additional PIK Principal. After the third anniversary of the issuance date of the New Senior Notes, the Applicable Interest Rate will be paid in cash. Within 60 days after the beginning of each fiscal year after the issuance date of the New Senior Notes, the Company will deliver a replacement Global Note to the Trustee reflecting the amounts of any Additional PIK Principal elected to be capitalized by the Company to the principal amount of the New Senior Notes.
     The New Senior Notes will mature on December 31, 2016, at which time the principal amount of the New Senior Notes outstanding on such date will become due and payable.
     Interest on overdue principal and interest in respect of the New Senior Notes will accrue at a rate that is 2% higher than the then applicable interest rate on the New Senior Notes. Interest on the New Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     If the due date for payment of any amount in respect of principal or interest on any of the New Senior Notes is not a Business Day, the holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day and shall not be entitled to any further interest or other payment as a result of any such delay.

Methods of Receiving Payments on the New Senior Notes
     If a holder of New Senior Notes has given wire transfer instructions to the Company or the paying agent, the Company will pay all principal, interest, Additional Amounts and premium, if any, on that holder’s New Senior Notes in accordance with those instructions. All other payments on the New Senior Notes will be made at the office or agency of the paying agent within the City and State of New York, as the case may be, unless the Company elects to make interest payments by check mailed to the Noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the New Senior Notes
     The Trustee will initially act as paying agent and registrar for the New Senior Notes. The Company may change the paying agent(s) or registrar(s) for the New Senior Notes without prior notice to the holders of the New Senior Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
     A holder may transfer or exchange New Senior Notes in accordance with the provisions of the New Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Senior Notes. Holders will be required to pay all taxes due on transfer or other similar governmental charges payable in connection therewith. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of New Senior Notes to be redeemed.
Additional New Senior Notes
     Subject to the covenants described below, the Company may issue New Senior Notes under the New Indenture, having the same terms in all respects as the New Senior Notes, except that interest will accrue on the additional New Senior Notes from their date of issuance. The New Senior Notes offered hereby and any additional New Senior Notes would be treated as a single class for all purposes under the New Indenture and will vote together as one class on all matters with respect to the New Senior Notes. If any additional New Senior Notes will be treated as a separate series for U.S. federal income tax purposes, such additional New Senior Notes will be issued with a different CUSIP.
Optional Redemption
     The Company may redeem all or any portion of the outstanding principal amount of the New Senior Notes, in whole or in part on a pro-rata basis, at any time and from time to time at a redemption price equal to par plus accrued and unpaid interest thereon, upon not less than 30 days’ prior notice mailed by first-class mail to each holder’s registered address.
     If fewer than all of the New Senior Notes are being redeemed, the Trustee, registrar or paying agent will select the New Senior Notes to be redeemed pro rata, based upon the principal amount then held by each Holder, in denominations of $1,000 principal amount and whole multiples thereof. Upon surrender of any New Senior Note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. New Senior Notes called for redemption become due and payable at the redemption price on the redemption date and, commencing on the redemption date, New Senior Notes redeemed will cease to accrue interest.

Mandatory Redemption
     The Company will redeem the New Senior Notes, under the following conditions and in the following amounts, at a redemption price equal to par plus accrued and unpaid interest:
•	following the receipt of the Net Cash Proceeds from any permitted Asset Sale, the Company or the relevant Note Guarantor shall apply such Net Cash Proceeds to redeem the New Senior Notes on a pro rata basis (based on then outstanding principal amounts); provided that, so long as (A) no Event of Default shall have occurred and be continuing and (B)(i) the Net Cash Proceeds of a single Asset Sale (or series of related Asset Sales) does not exceed US$5.0 million and (ii) the Net Cash Proceeds generated from all Asset Sales over any consecutive 180-day period do not exceed US$10.0 million in the aggregate, then the Company or the relevant Note Guarantor shall not be required to apply such Net Cash Proceeds to the redemption of the New Senior Notes upon delivery of an officer’s certificate to the Trustee prior to the expiration of a five (5) Business Day period specifying the proposed use therefor, and the Company or the relevant subsidiary shall instead be permitted to reinvest or contractually commit to reinvest such proceeds in Capital Assets or other fixed or tangible Assets related to the core business of the Company or such Note Guarantor, no later than 180-days following the date of receipt of such proceeds; provided, however, that if such proceeds are not so applied or contractually committed to be applied within such 180-day period, such proceeds shall be applied to redeem the New Senior Notes;

•	following the receipt of the Net Cash Proceeds from any Casualty Event, the Company or the relevant Note Guarantor shall apply such Net Cash Proceeds to redeem the New Senior Notes on a pro rata basis (based on then outstanding principal amounts); provided that, so long as (A) no Event of Default shall have occurred and be continuing, and (B)(i) the Net Cash Proceeds of a single Casualty Event (or series of related Casualty events) do not exceed US$5.0 million and (ii) the Net Cash Proceeds generated from all Casualty Events occurring in any consecutive 180-day period do not exceed US$10.0 million in the aggregate, the Company or the relevant Note Guarantor shall be not be required to apply such Net Cash Proceeds to the redemption of the New Senior Notes and, upon delivery of an officer’s certificate to the Trustee prior to the expiration of a five (5) Business Day period specifying the proposed use therefor, such proceeds shall instead be permitted to be used or contractually committed to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were received or to reinvest such proceeds in Capital Assets or other fixed or tangible Assets related to the core business of the Company or such Note Guarantor, no later than 180-days following the date of receipt of such proceeds; provided, however, that if such proceeds are not so applied or contractually committed to be applied within such 180-day period, such proceeds shall be applied to redeem the New Senior Notes; and

•	following the receipt of the Net Cash Proceeds from a permitted equity issuance by the Company or any Note Guarantor at fair market value, an amount equal to 85.0% of such Net Cash Proceeds will be used to redeem the New Senior Notes on a pro rata basis (based on then outstanding principal amounts), with the remaining amount equal to 15.0% of such Net Cash Proceeds being retained by the Company.
Guaranties
     The obligations of the Company pursuant to the New Senior Notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Note Guarantors (each, a “Subsidiary Guaranty”). If after the date the New Indenture is executed, the Company or a Note Guarantor acquires any Subsidiary, the new Subsidiary must provide a Subsidiary Guaranty of the New Senior Notes.
     The Subsidiary Guaranties will be limited to the maximum amount that would not render the applicable Note Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law or Mexican law, as the case may be. By virtue of this limitation, a Note Guarantor’s obligation under its Subsidiary Guaranty could be significantly less than amounts payable with respect to the New Senior Notes, or a Note Guarantor may have effectively no obligation under its Subsidiary Guaranty. See “Risk Factors—Risk Factors Relating to the New Senior Notes—The guarantees may not be enforceable” and “—The guarantees of our non-Mexican Guarantors may be held to be unenforceable under fraudulent conveyance laws or limited by other applicable laws.”
     The Subsidiary Guaranty of a Note Guarantor with respect to the New Senior Notes will not be discharged except by complete performance of the Guaranteed Obligations.

Ranking
     The indebtedness evidenced by the New Senior Notes will be senior unsecured obligations of the Company, will rank equally in right of payment among themselves and with all existing and future senior unsecured indebtedness of the Company, and will be senior in right of payments to all existing and any future Subordinated Debt of the Company.
     The indebtedness evidenced by the Subsidiary Guaranties will be senior unsecured obligations of the Note Guarantors, will rank equally in right of payment with all existing and future senior unsecured indebtedness of the Note Guarantors, and will be senior in right of payments to all existing and any future Subordinated Debt of the Note Guarantors.
     As of June 11, 2009, the outstanding indebtedness of the Company and the Note Guarantors on a consolidated basis (the “Note Guarantor Group”) was Ps 7,136.6 million ($522.8 million). The New Senior Notes and the Subsidiary Guaranties will be junior to any secured indebtedness of the Note Guarantor Group to the extent of the assets securing such indebtedness. As of June 5, 2009, the secured indebtedness outstanding of the Note Guarantor Group was Ps 157.0 million ($11.5 million). Neither the Company nor any Guarantor has any Subordinated Debt outstanding. The exchange rate used was 13.6507 Mexican pesos per U.S. dollar.
Additional Amounts
     The Company or the relevant Note Guarantor, as applicable, will make any and all payments to holders under or with respect to the New Senior Notes, free and clear of, and without withholding or other deduction for or on account of, Mexican Withholding Taxes. However, if withholding or deduction of Mexican Withholding Taxes is required by law, the Company or the relevant Note Guarantor will make the required withholding or deduction and will:
•	pay any additional amounts (“Additional Amounts”) as may be necessary so that after making all required deductions or withholdings, including those applicable to additional sums payable under this provision, the net amount received by Noteholders will not be less than the amounts that would have been received by them had no such withholding or deduction been required;

•	deduct or withhold such Mexican Withholding Taxes; and

•	remit the full amount deducted or withheld to the relevant taxing or other authority.
Notwithstanding the foregoing, no such Additional Amounts shall be payable for or on account of:
(a) any Mexican Withholding Taxes which would not have been imposed or levied on a Noteholder or beneficial owner of such New Senior Note but for the existence of any present, future or former connection between such Noteholder or beneficial owner and Mexico, including, without limitation: (1) being or having been a citizen or resident of Mexico, (2) maintaining or having maintained an office, permanent establishment or branch in Mexico, or (3) being or having been present or engaged in trade or business in Mexico, except for a connection solely arising from the mere ownership of, or receipt of payment under, the New Senior Notes or the entry into or exercise of rights and the performance of obligations under the New Senior Notes or any Restructuring Document, either personally or through the Trustee,
(b) any estate, inheritance, gift, sales, use, value added, transfer, personal property or similar tax, assessment or other governmental charge,
(c) any Mexican Withholding Taxes that are imposed or levied by reason of the failure by the Noteholder or beneficial owner of such New Senior Note to comply with any certification, identification, information, documentation, declaration or other reporting requirement which is required or imposed by a statute, treaty, regulation, general rule or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Mexican Withholding Taxes, provided that at least 45 days prior to: (1) the first payment date with respect to which the Company or the relevant Guarantor applies this clause (c), and (2) in the event of a change in the certification, identification, information, documentation, declaration or other reporting requirements, the first payment date after that change, the Company or the relevant Note Guarantor shall have notified the Trustee, in writing, that the holders or beneficial owners of the New Senior Notes will be required to provide the certification, identification, information or documentation, declaration or other reporting documentation;

(d) any Mexican Withholding Taxes that are imposed or levied by reason of the failure by the holder or beneficial owners of the New Senior Notes to timely comply, subject to the conditions described below, with a written request by or on behalf of the Company or the relevant Note Guarantor, to provide information, documentation or other evidence concerning (i) the nationality, residence, identity, eligibility for benefits under a treaty for avoidance of double taxation to which Mexico is a party which is in effect, (ii) a present or former connection with Mexico or any political subdivision or territory or possession of Mexico or area subject to its jurisdiction or (iii) the holder or beneficial owner of the New Senior Notes that is necessary from time to time to determine the appropriate rate of deduction or withholding of Mexican Withholding Taxes applicable to that holder or beneficial owner, provided that at least 45 days prior to the first payment date with respect to which the Company or relevant Note Guarantor shall apply this clause (d), the Company or the relevant Note Guarantor shall have notified the Trustee, in writing, that the holders or beneficial owners of the New Senior Notes will be required to provide that information, documentation or other evidence;
(e) the presentation of the New Senior Notes, when required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment is duly provided for, whichever occurs later, except to the extent that the payments to the holder or the beneficial owner of the New Senior Note would have been subject to withholding or deduction of Mexican Withholding Tax, and the holder or beneficial owner of the New Senior Notes should have been entitled to Additional Amounts in respect of those Mexican Withholding Taxes on presenting the New Senior Note for payment on any date during the 30-day period; or
(f) any Mexican Withholding Taxes imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;
(g) any Mexican Withholding Taxes which would have been avoided by a Noteholder presenting the relevant New Senior Note, when requires, or requesting that such payment be made to another paying agent in a member state of the European Union;
(h) any combination of item (a), (b), (c), (d), (e), (f) or (g) above.
Notwithstanding the foregoing, the limitations on the Company’s or the relevant Note Guarantor’s obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in such clauses (c) and (d) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a New Senior Note, after taking into account any relevant differences between United States and Mexican law, regulation or administrative practice, than comparable information or other applicable reporting requirements imposed or provided for under United States federal income tax law, including the United States-Mexico Income Tax Treaty, regulations, including proposed regulations, and administrative practice, for example IRS Forms W-8, W-8BEN, W-9 and 6166. In addition, the limitations on the Company’s or the relevant Note Guarantor’s obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if the withholding rate of 4.9% applicable under the terms of paragraph (a) of Section II of Article 195 of the Mexican Income Tax Law is in effect, unless:
•	the provision of the certification, identification, information, documentation, declaration or other evidence described in clauses (c) and (d) is expressly required by statute, regulation, general rules or administrative practice in order to apply paragraph (a) of Section II of Article 195 of the Mexican Income Tax Law, the Company cannot obtain the certification, identification, information, or satisfy any other reporting requirements on its own through reasonable diligence and the Company otherwise would meet the requirements for application of paragraph (a) of Section II of Article 195 of the Mexican Income Tax Law, or

•	in the case of a holder or beneficial owner of a New Senior Note that is a pension or retirement fund or other tax-exempt organization, that holder or beneficial owner would be subject to Mexican Withholding Taxes at a rate that is lower than the rate resulting from the application of paragraph (a) of Section II of Article 195 of the Mexican Income Tax Law, if the information, documentation or other evidence required under clauses (c) and (d) above were provided.

In addition, clauses (c) and (d) above shall not be construed to require a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization, a non-Mexican financial institution or any other holder or beneficial owner of a New Senior Note to obtain registration with the Mexican Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican Withholding Taxes.
Upon the Trustee’s receipt of notification from the Company or the relevant Note Guarantor that the holders or beneficial owners of the New Senior Notes will be required to provide information or documentation as described in clauses (c) and (d) above, the Trustee will provide notification to such holders or beneficial owners. The Company or relevant Note Guarantor will, upon written request, provide the Trustee, the holders and the paying agent with a duly certified or authenticated copy of an original receipt of the payment of Mexican Withholding Taxes which the Company or relevant Note Guarantor has withheld or deducted in respect of any payments made under or with respect to the New Senior Notes. The Trustee will, for a period of five years following the due date for each payment, maintain in its files each such certified copy received from the Company.
If the Company or the relevant Note Guarantor is obligated to pay Additional Amounts with respect to any payment under or with respect to the New Senior Notes, other than Additional Amounts payable on the date that the New Indenture is executed, the Company or the relevant Note Guarantor will, upon written request, deliver to the Trustee an officers’ certificate stating the fact that Additional Amounts are payable and the amounts so payable.
In addition, the Company or the relevant Note Guarantor will pay any stamp, issue, registration, documentary or other similar taxes and other duties, including interest and penalties with respect thereto, imposed or levied by Mexico, or any political subdivision or taxing authority of Mexico, in respect of the creation, issue and offering of the New Senior Notes.
Change of Control
     Following a Change of Control, holders of the New Senior Notes will have the right to put their New Senior Notes to the Company at 101% of the aggregate principal amount of the New Senior Notes, plus accrued and unpaid interest to the date of repayment.
Transfer Restrictions
     The New Senior Notes will be issued in exchange for the Existing Notes pursuant to the exemption from the registration requirements of the Securities Act provided under Section 3(a)(9) thereof. Securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. All of the Existing Notes held by holders of Non-Related Party Note Debt Claims are freely transferable because they have been held for the required minimum holding period pursuant to Rule 144 under the Securities Act. Because recipients of New Senior Notes issued in exchange for the Existing Notes will be deemed to have held such New Senior Notes for the combined period during which they have held the New Senior Notes and the Existing Notes, the New Senior Notes will take on the same character of the Existing Notes which will be surrendered as part of the Plan of Reorganization and will also be freely transferable.

Certain Covenants of the Company
     The New Indenture contains covenants including, among others, the following:
     Limitation on Indebtedness. Neither the Company nor any Note Guarantor shall incur or permit to exist any Indebtedness other than Permitted Indebtedness. “Permitted Indebtedness” means Indebtedness incurred under the New Senior Notes and the other Restructuring Documents and each of the following items:
     (a) Indebtedness incurred in connection with any refinancing or replacement of any Permitted Indebtedness, which Indebtedness does not exceed the principal amount refinanced or replaced, or increase the amount of collateral given in connection therewith; provided, that no refinancing or replacement Indebtedness, whether such refinancing or replacement shall be made in whole or in part, shall contain terms that on the whole are less favorable or otherwise more burdensome to the Company or any Note Guarantor than the terms of the Note Documents;
     (b) Existing Indebtedness;
     (c) Indebtedness, including Capital Lease Obligations, evidencing the deferred purchase price of, or capital lease payments with respect to, tangible Assets used, or to be used, in the revenue-generating business operations or administrative operations of the Company or any Note Guarantor; provided, that the aggregate principal amount of all such Indebtedness, when taken together with certain Secured Indebtedness to be specified in the schedules to the New Indenture, outstanding at any given time after the Closing Date shall not (i) for the period from the Closing Date to the first anniversary of the Closing Date, exceed $30,000,000, (ii) for the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date, exceed $30,000,000, (iii) for the period from the second anniversary of the Closing Date to the third anniversary of the Closing Date, exceed $30,000,000, (iv) for the period from the third anniversary of the Closing Date to the fourth anniversary of the Closing Date exceed $35,000,000, (v) from the fourth anniversary of the Closing Date to the fifth anniversary of the Closing Date, exceed $40,000,000, (vi) from the fifth anniversary of the Closing Date to the sixth anniversary of the Closing Date, exceed $50,000,000, and (vii) from the sixth anniversary of the Closing Date and thereafter, exceed $60,000,000;
     (d) Indebtedness, including trade letters of credit Indebtedness, incurred to finance trade payables of the Company or any Note Guarantor incurred in ordinary course of business and on customary industry terms;
     (e) Indebtedness incurred by the Company or any Note Guarantor in connection with any Hedging Agreements entered into in the ordinary course of the Company’s or such Note Guarantor’s financial planning and not for speculative purposes;
     (f) Indebtedness incurred by the Company or any Note Guarantor in respect of bid, reimbursement, performance, surety or appeal bonds and return-of-money bonds or similar obligations incurred in the ordinary course of business, including Guarantees and letters of credit functioning as, or supporting, such bonds or obligations, in each case, other than obligations for the payment of borrowed money;
     (g) Indebtedness of any Note Guarantor to the Company or any other Note Guarantor arising after the date hereof; provided, that (i) any such Indebtedness is documented pursuant to an Intercompany Note, and subordinated to the New Senior Notes, (ii) any such Indebtedness is unsecured, (iii) the payee in respect of such Intercompany Loan has delivered any necessary endorsements to the Trustee in respect thereof; and
     (h) Guarantees of Permitted Indebtedness.
     Limitation on Liens. Neither the Company nor any Note Guarantor shall make, create, incur, assume or suffer to exist any Lien, upon or with respect to, any part of its Assets or properties whether now owned or hereafter acquired, other than Permitted Liens unless the New Senior Notes are secured equally and ratably with (or if the obligation to be secured by a Lien is subordinated in right of payment to the New Senior Notes prior to) the obligations so secured for so long as such obligations are so secured. “Permitted Liens” means:

     (a) Liens securing Indebtedness permitted under paragraph (a) under the caption “Certain Covenants of the Company—Limitation on Indebtedness”; provided, that Liens in respect of such refinanced Indebtedness existed prior to such refinancing and do not extend beyond the collateral securing such Indebtedness prior to such Refinancing;
     (b) Liens securing the Secured Indebtedness;
     (c) Liens on tangible Assets securing Indebtedness permitted pursuant to paragraph (c) under the caption “Certain Covenants of the Company—Limitation on Indebtedness”; provided, that such Liens encumber only the tangible Assets purchased or leased with the proceeds of such Indebtedness;
     (d) Liens securing Indebtedness permitted pursuant to paragraph (e) under the caption “Certain Covenants of the Company—Limitation on Indebtedness”;
     (e) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with applicable Mexican NIF shall have been made;
     (f) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with applicable Mexican NIF shall have been made;
     (g) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other legal requirements;
     (h) Liens securing Indebtedness permitted pursuant to paragraph (f) under the caption “Certain Covenants of the Company—Limitation on Indebtedness”;
     (i) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any Note Guarantor;
     (j) any interest or title of a lessor in Assets subject to a capital lease or operating lease;
     (k) Liens securing reimbursement obligations with respect to trade letters of credit or Liens in the nature of purchase money liens securing ordinary course trade payables Indebtedness permitted pursuant to paragraph (d) under the caption “Certain Covenants of the Company—Limitation on Indebtedness”;
     (l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Note Guarantor in the ordinary course of business in accordance with the past practices of the Company and the Note Guarantors prior to the Closing Date;
     (m) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Note Guarantor;
     (n) Liens arising from the filing of any applicable financing statements or similar recording documents regarding leases;
     (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (p) Liens arising from the rendering of a final judgment or order against the Company or any Note Guarantor that does not give rise to an Event of Default;
     (q) Liens arising by virtue of any statutory, regulatory, contractual or warranty requirements of the Company or any Note Guarantor, including, without limitation, provisions relating to rights of offset and set-off, bankers’ liens or similar rights and remedies; and
     (r) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.
     Limitation on Investments. Neither the Company nor any Note Guarantor shall make or permit to remain outstanding any Investments except:
     (a) Investments outstanding on the Closing Date;
     (b) Investments by the Company and the Note Guarantors in their respective Subsidiaries;
     (c) Hedging Agreements entered into in the ordinary course of the Company’s or such Note Guarantor’s financial planning and not for speculative purposes;
     (d) Investments consisting of pledges or deposits made in connection with (i) the performance of tenders, bids, leases, statutory or regulatory obligations (including, workers’ compensation, unemployment insurance and other types of social security), letters of credit, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, (ii) continued obligations on surety or appeal bonds and (iii) obligations owing to utilities and other like Persons made in the ordinary course of business;
     (e) Purchases permitted under the caption “Certain Covenants of the Company—Purchases of Restructured Debt by the Company and Affiliates”;
     (f) Investments received in satisfaction of judgments or in settlement of obligations owing to the Company or any Note Guarantor, or upon the perfection, foreclosure or enforcement of a Lien in favor of the Company or any Note Guarantor;
     (g) Investments received in connection with any Asset Sales permitted under the caption “Certain Covenants of the Company—Asset Sales by the Company and Note Guarantors”;
     (h) direct obligations of Mexico, the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by Mexico, the United States of America, or of any agency thereof, which mature not more than 360 days from the date of acquisition thereof;
     (i) deposit accounts, money market accounts, bankers acceptances and certificates of deposit issued by an Acceptable Bank;
     (j) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, maturing not more than 90 days from the date of acquisition thereof;
     (k) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with an Acceptable Bank;
     (l) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

     (m) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (l) above, including, without limitation, any mutual fund for which the Trustee or an Affiliate of the Trustee serves as investment manager, administrator, shareholder or servicing agent, and/or custodian or subcustodian;
     (n) Investments in cogeneration facilities used in the core business of the Company and/or any Note Guarantor, in an aggregate amount not to exceed $500,000 in any fiscal year;
     (o) Investments in any Benefit Plan approved by the Audit Committee, so long as the aggregate of all such Investments made by the Company and the Note Guarantors does not exceed, during any fiscal year of the Company, 3% of the aggregate amount of total salaries and wages (sueldos y salarios integrados) paid by the Company and the Note Guarantors during such fiscal year; and
     (p) additional Investments up to but not exceeding $500,000 in the aggregate.
Limitation on Restricted Payments; Payments of Intercompany Loans.
     (a) Neither the Company nor any Note Guarantor shall declare or make any Restricted Payment at any time; provided, that (i) any Note Guarantor may make Restricted Payments to the Company or any other Note Guarantor, and (ii) the Note Guarantors may make interest payments under the New Senior Notes;
     (b) Neither the Company nor any Note Guarantor shall make any payment on the Intercompany Note in violation of the subordination provisions applicable thereto; and
     (c) Except as permitted pursuant to paragraph (o) under the caption “Certain Covenants of the Company—Limitation on Investments”, neither the Company nor any Note Guarantor shall make any loans, advances, contributions or distributions to any of its respective Affiliates that is not the Company or a Note Guarantor.
     Assets Sales by the Company and Note Guarantors.
     (a) Neither the Company nor any Note Guarantor shall make or commit to make any Asset Sales (other than Capital Stock of Subsidiaries) other than (i) Asset Sales of worn out or obsolete Assets, or involving fixed Assets with an aggregate value of less than $100,000; (ii) Assets Sales in the ordinary course of business; and (iii) Asset Sales, the Net Cash Proceeds of which are applied in accordance with the provisions under the caption “Mandatory Redemption”.
     (b) Neither the Company nor any Note Guarantor shall make or commit to make any Asset Sale of the Capital Stock of its Subsidiaries other than a sale of such Capital Stock at fair market value, the Net Cash Proceeds of which are applied in accordance with the provisions under the caption “Mandatory Redemption”. The Company shall be required to deliver to the Trustee a Fairness Opinion in connection with a sale or Equity Issuance of a Note Guarantor if such sale or Equity Issuance (i) involves more than five percent (5%) of the capital stock of such Note Guarantor, or (ii) a sale or transfer of more than one percent (1%) of the capital stock of such Note Guarantor to an Affiliate, the Company or other related entity of a Note Guarantor or the Company pursuant to U.S. or Mexican securities laws, U.S. GAAP or Mexican NIF or other applicable U.S. or Mexican accounting practices, provided, that any Equity Issuance by a Note Guarantor of its Capital Stock shall not require a Fairness Opinion (regardless of the amount of such Equity Issuance) if the Company’s direct or indirect ownership interest in such Note Guarantor is not decreased as a result of such Equity Issuance.
     Transactions with Affiliates. Neither the Company nor any Note Guarantor shall, directly or indirectly, enter into any transaction with an Affiliate other than the Company and the Note Guarantors (including, without limitation, Guarantees and assumptions of obligations of an Affiliate) unless such transaction is on terms and conditions at least as favorable to the Company or such Note Guarantor as would reasonably be obtained by the Company or such Note Guarantor in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that any transaction or series of related transactions (other than Market Fiber Transactions) involving either the Company and the Note Guarantors, on the one hand, and any of their Affiliates (other than the Company and the Note Guarantors), on the other hand, with an aggregate value in excess of $100,000 shall require a Fairness Opinion. Notwithstanding anything to the contrary in this paragraph, (x) the Company and the Note Guarantors may make payments of compensation to, or provide customary indemnification on behalf of, officers, directors or employees of the Company and the Guarantors, including without limitation any Investments permitted pursuant to paragraph (o) under the captions “Certain Covenants of the Company—Investments” and (y) the Company or applicable Note Guarantor may enter into any transaction permitted by the provisions under the captions “Certain Covenants of the Company—Restricted Payments; Payments of Intercompany Loans” or “Certain Covenants of the Company—Asset Sales by the Company and Note Guarantors”.

     Change in Business; Changes in Fiscal Year. Neither the Company nor any Note Guarantor shall (a) engage in a line of business substantially different from those lines of business carried on by the Company and the Note Guarantors on the Closing Date and any business substantially related or ancillary thereto, or (b) change its applicable fiscal year as in effect on the Closing Date.
     Equity Issuances. Neither the Company nor any Note Guarantor shall effect any Equity Issuance unless (a) the consideration received by the Company in consideration for such Equity Issuance is at least fair market value, validated by a Fairness Opinion to the extent required pursuant to paragraph (b) under the caption “Certain Covenants of the Company—Asset Sales by the Company and Note Guarantors”; (b) the Net Cash Proceeds from such Equity Issuance are applied in accordance with the provisions set forth under the caption “Mandatory Redemption” and (c) with respect to any Equity Issuance by a Note Guarantor, no Change of Control shall occur. Notwithstanding the foregoing, any Note Guarantor may transact an Equity Issuance of its Capital Stock permitted pursuant to paragraph (b) under the caption “Certain Covenants of the Company—Asset Sales by the Company and Note Guarantors” so long as the Company’s direct or indirect ownership interest in such Note Guarantor is not decreased as a result of such Equity Issuance. Any Equity Issuances permitted under this paragraph shall not release a Note Guarantor from its obligations under its Subsidiary Guarantee.
     Purchases of Restructured Debt by the Company and Affiliates. The Company, any Note Guarantor or any of their respective Affiliates (including any shareholder or related entity) may purchase New Senior Notes at any time at par (e.g., 100% of the outstanding principal amount of the New Senior Notes), plus accrued and unpaid interest, provided, that all such purchased New Senior Notes shall be promptly retired or pledged (and if pledged, shall be pledged with an irrevocable voting proxy or such other documentation as shall be reasonably acceptable to the Noteholders, the Trustee and their respective counsel). New Senior Notes purchased by the Company, any Note Guarantor or any of their respective Affiliates (including any shareholder or related entity) shall have no voting rights, whether in bankruptcy, a concurso mercantil, or otherwise. All offers to purchase the New Senior Notes, whether by the Company, a Note Guarantor or an Affiliate of the foregoing, shall be made via a pro-rata offer (or pursuant to a formal tender offer in accordance with Applicable Laws) to all Noteholders. No open market purchases of the New Senior Notes shall be permitted by the Company, any Note Guarantor and any Affiliate thereof (including any shareholder or related entity).
     Conflicting Agreements. Neither the Company nor any Note Guarantor shall enter into any agreement which requires that the proceeds of any Equity Issuance or any Asset Sale be applied in a manner other than as required by the New Indenture.
     Financial Reports.
     (a) So long as any New Senior Notes are outstanding, the Company shall (i) deliver to the Trustee , (ii) make available through filing with and/or posting on the Mexican Stock Exchange and the Company’s website, and (iii) electronically distribute to any Noteholder who so requests the Company, on a quarterly basis for each fiscal quarter as soon as available, but not later than (x) thirty (30) days after the end of such fiscal quarter (with respect to the materials listed below in Spanish), and (y) forty-five (45) days after the end of such fiscal quarter (with respect to the materials listed below in English) such quarterly financial statements of the Company and its Subsidiaries on a consolidated basis and such related financial information, as may be required to be filed with the CNBV or the Mexican Stock Exchange pursuant to applicable Mexican securities laws and Mexican Stock Exchange requirements, regardless of whether the Company remains listed on the Mexican Stock Exchange; provided, however, that with respect to the last fiscal quarter of any fiscal year, the periods in clauses (x) and (y) above shall instead be sixty (60) days and seventy-five (75) days, respectively. Each of such quarterly financial statements shall set forth in comparative form the figures for the corresponding periods in the previous fiscal year, all certified by an Officer of the Company, which certification shall include any representations required to be provided pursuant to the CNBV, Mexican Stock Exchange requirements and/or Mexican securities laws, and specifically including the representation of such Officer that to the best of his or her knowledge, the information presented in such financial statements presents fairly in all material respects the operations and financial condition of the Company and its consolidated Subsidiaries, on a consolidated basis, in each case subject to normal year-end audit adjustments. In connection with such quarterly financial reporting requirements, the following items will also be delivered to the Trustee or electronically made available to any Noteholder who so requests (or such items will otherwise be covered and disclosed in such quarterly financial statements):

     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and statement of changes in financial position and statement of cash flows for such fiscal quarter and the portion of the fiscal year ending with such quarter;
     (ii) Segment Disclosure, management’s analysis and discussion of financial results, industry overview and business description of the Company and its Subsidiaries for such fiscal quarter in each case consistent with those provided by the Company in respect of the fiscal quarter ending March 31, 2008;
     (iii) a certificate from an Officer of the Company that shall include (A) the basis for each of the calculations relating to any application of amounts pursuant to the provisions under the captions “Mandatory Redemption” and “Optional Redemption” for such fiscal quarter, (B) a certification by such Officer that, to the best of his or her knowledge, each of such calculations is true and accurate in all material respects, and (C) a certification that, to the best of the knowledge of such Officer, no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, a description of the nature thereof and what action the Company is taking in respect thereto; and
     (iv) a certificate from an Officer of the Company attaching copies of any quarterly press releases of the Company.
     (b) The Company shall (i) deliver to the Trustee, (ii) make available through filing with and/or posting on the Mexican Stock Exchange and the Company’s website, and (iii) electronically distribute to any Noteholder who so requests the Company as soon as available, but not later than (x) 125 days after the end of each fiscal year (with respect to the materials listed below in Spanish), and (y) 150 days after the end of each fiscal year (with respect to the materials listed below in English) such audited annual financial statements (and notes thereto) of the Company and its Subsidiaries on a consolidated basis and such related financial information, as may be required to be filed with the CNBV or the Mexican Stock Exchange pursuant to applicable Mexican securities laws and Mexican Stock Exchange requirements, regardless of whether the Company remains listed on the Mexican Stock Exchange. Each of such annual audited financial statements shall set forth in comparative form the figures for the corresponding periods in the previous fiscal year, all certified by an Officer of the Company, which certification shall include any representations required to be provided pursuant to the CNBV, Mexican Stock Exchange requirements and/or Mexican securities laws, and specifically including the representation of such Officer that to the best of his or her knowledge, the information presented in such financial statements presents fairly in all material respects the operations and financial condition of the Company and its consolidated Subsidiaries, on a consolidated basis, in each case subject to normal year-end audit adjustments. In connection with the delivery of such audited annual financial statements, the following items will also be delivered to the Trustee, posted on the Company’s website or electronically made available to any Noteholder who so requests, in each case no later than 150 days after the end of each fiscal year, which items shall include disclosure responsive to the categories of information similar to the disclosure under the requirements of the Form 20-F as if the Company were a foreign private issuer required to report under the Exchange Act, but without being subject to U.S. GAAP and Mexican NIF financial statement reconciliation requirements and in any event consistent with such disclosure as was provided in the annual report of the Company for the fiscal year 2007:

     (i) copies of the audited consolidated balance sheet of the Company and its Subsidiaries on a consolidated basis as at the end of such fiscal year, the related audited consolidated statements of income, statement of changes in financial position and statement of cash flows for such fiscal year and the notes thereto, accompanied by the opinion of an internationally recognized independent public accounting firm which shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries, on a consolidated basis;
     (ii) Segment Disclosure, business description of the Company and its Subsidiaries on a consolidated basis, corporate organization chart and Subsidiary ownership description, industry and competition overview, description of all material fixed Assets (plants and equipment), material dispositions or acquisitions, identity and background of directors and senior management (including shareholdings), list of major shareholders and related party transactions, disclosure of any threatened or then-pending legal proceedings and other material contingencies, identification of outside legal and auditing advisors, and financial statements and full notes, in each case for such fiscal year;
     (iii) a certificate from an Officer of the Company, that shall include (A) the basis for each of the calculations relating to any application of amounts pursuant to the provisions under the captions “Mandatory Redemption” and “Optional Redemption” for such fiscal year, (B) a certification by such Officer that, to the best of his or her knowledge, each of such calculations is true and accurate in all material respects, (C) a summary of all Indebtedness of the Company and the Note Guarantors and (D) a certification that, to the best of the knowledge of such Officer, no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, the nature thereof and what action the Company is taking in respect thereto; and
     (iv) a management discussion and analysis of the financial results of the Company and its Subsidiaries, providing an analysis of the audited annual financial statements delivered pursuant to clause (b) above, including an operating and financial review and discussion of prospects.
     (c) Each financial statement referred to in clauses (a) and (b) of this section shall be prepared in accordance with Mexican NIF.
     (d) Unless previously delivered pursuant to clauses (a) and (b) of this section, the Company shall deliver to the Trustee promptly, but in any event within ten (10) Business Days after filing with the CNBV, copies of all financial statements and reports that the Company sends to its public shareholders, and copies of all financial statements and regular, periodic or special reports that the Company or any Subsidiary may furnish to, or file with, the CNBV.
     (e) Within thirty (30) days after the end of each fiscal quarter and within sixty (60) days after the end of each fiscal year, the Company’s management shall hold a conference call, at the sole cost of the Company, with all Noteholders who choose to participate in such conference call, to explain the financial results of the previous fiscal quarter or fiscal year, as applicable, and the financial condition of the Company and its Subsidiaries, and to answer any questions from Noteholders related to the Company’s financial results.
     Certain Notices. The Company shall notify the Trustee (a) of the occurrence of any Default or Event of Default or other event of default under any other material agreement of the Company or any Note Guarantor within five (5) Business Days after the Company becomes aware of such occurrence; (b) promptly of the occurrence of any Mandatory Redemption/Repurchase Event; and (c) within five (5) Business Days of (i) any Asset Sale outside the ordinary course of business involving an aggregate consideration (whether cash or non-cash) in excess of $5,000,000, (ii) any Casualty Event (including condemnations) in respect of Assets with a fair market value or replacement value in excess of $5,000,000 or (iii) any Equity Issuance. Each notice under this paragraph shall be accompanied by a written statement of an Officer of the Company (i) setting forth details of the occurrence referred to therein and stating what action the Company or the Note Guarantor proposes to take with respect thereto and the time frames in which such actions shall be taken, and (ii) describing any and all clauses or provisions of the New Indenture, the Note Documents or other Restructuring Document that have been (or foreseeably will be) breached or violated in connection therewith.

     New Subsidiaries and Additional Subsidiary Guarantees.
     (a) After the date hereof, the Company shall promptly notify the Trustee of any acquisition or formation of a new Subsidiary by itself or any Note Guarantor. The Company shall cause any such Subsidiary so identified, concurrently with such acquisition or formation, as the case may be, to execute and deliver opinions of legal counsel covering such matters as the Trustee may reasonably request in connection therewith.
     (b) Any Person identified pursuant to the first sentence of clause (a) above shall become a party to the Indenture and the other relevant Note Documents by executing and delivering to the Trustee a Subsidiary Guarantee pursuant to the terms of a supplemental indenture (each, a “Supplemental Indenture (Note Guarantor)”). Each Person that executes and delivers the items set forth in this paragraph by such execution and delivery (x) shall be deemed to be a Note Guarantor for all purposes of the Indenture and the other Note Documents as of the effective date of such items, (y) be an Additional Party to the Intercompany Note and (z) shall, following such effective date, be bound by all of the terms, conditions and provisions of the New Indenture, its Subsidiary Guarantee and the other Note Documents which are applicable to the Note Guarantor.
     Listing of Restructuring Equity. At or prior to the Closing Date, the Company shall have caused the Restructuring Equity to be registered with the Mexican National Registry of Securities (Registro Nacional de Valores) and listed and maintained on a securities listing (Listado de Valores) of the Mexican Stock Exchange (Bolsa Mexicana de Valores S.A.B. de C.V.). On the Closing Date the Company shall deliver to the Trustee satisfactory evidence that such registration, listing and maintenance shall be effective as of the Closing Date, which evidence shall consist of the following: (i) a letter issued by the CNBV updating the aggregate registered shares of the Company to reflect the Restructuring Equity; (ii) a certificate of the Secretary of the Board of Directors of the Company (x) certifying the approval of listing and registration of the Restructuring Equity by the CNBV and the listing of the Restructuring Equity on the Mexican Stock Exchange; and (y) attached a true and correct copy of (a) the notice submitted by the Company before the S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), pursuant to which the new global stock certificate including the aggregate amount of the Restructuring Equity was filed, and (b) the new global stock certificate filed before Indeval.
     Distribution of Restructuring Equity. On the Closing Date, the Company shall: (i) execute, as settlor, at its sole cost and expense, a Mexican irrevocable trust agreement, creating a trust (the “Trust”), with a maximum duration of twelve (12) months following the registration of the Restructuring Equity (the “Relevant Period”), the beneficiaries of which shall be the Noteholders as of the record date fixed for such purpose under the terms of the Trust; (ii) convey to the Trust the capital stock representing the Restructuring Equity, with the purpose of having the Restructuring Equity distributed or credited to each of the Noteholders entitled thereto through its designee Mexican stock broker (each, an “Intermediary”), subject to the delivery of any information that the trustee of the Trust (the “Equity Fiduciary”) may request under the terms of the Trust in order to confirm such entitlement; (iii) perform any action reasonably deemed necessary or convenient by the Equity Fiduciary in order to have Indeval credit the relevant Intermediaries with ownership of their ratable share of the Restructuring Equity for the benefit of the Noteholders entitled thereto; and (iv) cause the Company’s Secretary of the Board of Directors to issue a global certificate evidencing the ownership of the Restructuring Equity by Indeval (or its nominee). In no event shall any Person vote, or receive a distribution on, any Restructuring Equity that has not been so distributed through the Trust (or distributed directly by the Company following the termination of the Trust as provided in the immediately succeeding sentence). The Trust will be immediately terminated upon the earlier of the completion of the distribution of the Restructuring Equity and the expiration of the Relevant Period, in which latter case the Restructuring Equity will be retained on behalf of the Company, by the Secretary of the Board of Directors of the Company, for a period of five (5) years thereafter for direct distribution to the Noteholders entitled thereto, subject to the submission of satisfactory evidence of such entitlement as reasonably determined by the Company.
     Filing of Definitive Documentation. The Company shall, promptly after publication of the Approval of the Convenio, file with the Mexican Bankruptcy Court and the U.S. Bankruptcy Court, as applicable, executed copies of each of the Restructuring Documents referred to in the Convenio and the U.S. Plan, as applicable. The Company shall deliver to the Trustee evidence of such filing within five Business Days after it shall have been made.
     Maintenance of Rating Relationship. The Company shall use commercially reasonable efforts to establish and maintain a current rating on the New Senior Notes with Moody’s, S&P or Fitch ewith respect to the New Senior Notes until the repayment or redemption in full of the Notes.

Consolidation and Merger
     Consolidation, Merger, Etc.
     (a) Neither the Company nor any Note Guarantor shall, either in a single transaction or through a series of related transactions, merge, consolidate or combine into or with any other Person; provided, that:
     (i) any Note Guarantor may merge, consolidate or combine into or with any other Note Guarantor;
     (ii) a Person may merge, consolidate or combine into or with the Company, provided, that (A) the surviving entity shall be the Company or, if not the Company, shall be a corporation organized and validly existing under the laws of Mexico, the United States of America or any jurisdiction thereof and shall expressly assume all of the Company’s obligations under the New Indenture and under the other Restructuring Documents to which the Company is a party as required by clause (b) below, (B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (C) immediately after giving effect to such transaction on a pro forma basis, the Company or such other Person shall have a Consolidated Net Worth greater than the Consolidated Net Worth of the Company immediately prior to such transaction, (D) immediately prior to such transaction, two nationally recognized statistical rating organizations shall have a current rating for the Company’s long term debt in effect of at least B+/B1 (or its equivalent), and (x) any and all such ratings shall be reaffirmed or improved (but not downgraded) by such rating agencies after giving effect to such merger, consolidation or combination and (y) the ratings for the Company’s long-term debt after giving effect to such merger, consolidation or combination, shall be at least B+/B1 (or its equivalent), and (E) the Company shall deliver to the Trustee an Officer’s Certificate stating that such transaction complies with the requirements of this clause (ii) and such certificate shall attach the arithmetic computations necessary to demonstrate compliance with clause (C) above, and the correspondence with the relevant rating agencies necessary to comply with clause (D) above; and
     (iii) a Person may merge, consolidate or combine into or with a Note Guarantor, provided, that (A) the surviving entity shall be the Note Guarantor or, if not the Note Guarantor, shall be a corporation organized and validly existing under the laws of Mexico, the United States of America or any jurisdiction thereof and shall expressly assume all of the Note Guarantor’s obligations hereunder and under the other Restructuring Documents to which such Note Guarantor is a party as required by clause (c) below, (B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (C) immediately after giving effect to such transaction on a pro forma basis, such Note Guarantor or such other Person shall have a Consolidated Net Worth greater than the Consolidated Net Worth of the Note Guarantor immediately prior to such transaction, (D) immediately prior to such transaction, two nationally recognized statistical rating organizations shall have a current rating for the Company’s long-term debt in effect of at least B+/B1 (or its equivalent), and (x) any and all such ratings shall be reaffirmed or improved (but not downgraded) by such rating agencies, and (y) the ratings for the Company’s long-term debt after giving effect to such merger, consolidation or combination, shall be at least B+/B1 (or its equivalent), and (E) the Company shall deliver to the Trustee an Officer’s Certificate stating that such transaction complies with the requirements of this clause (iii) and such certificate shall attach the arithmetic computations necessary to demonstrate compliance with clause (C) above, and the correspondence with the relevant ratings agencies necessary to comply with clause (D) above.
     (b) The continuing Person (if other than the Company) in any transaction permitted under paragraph (a)(ii) above shall expressly assume the obligations of the Company under the New Indenture and the other Note Documents to which the Company is a party by executing and delivering to the Trustee a supplemental indenture. Any Person that executes and delivers the items set forth in this paragraph by such execution and delivery (x) shall succeed to, and be substituted for, and may exercise every right and power of, the Company for all purposes of the New Indenture and the other Note Documents as of the effective date of such items, with the same effect as if such successor Person had been named as the Company herein and therein, and (y) shall, following such effective date, be bound by all of the terms, conditions and provisions of the Indenture and the other Note Documents which are applicable to the Company.

     (c) The continuing Person (if other than a Note Guarantor) in any transaction permitted under paragraph (a)(iii) above shall expressly assume the obligations of a Note Guarantor under the New Indenture and the other relevant Note Documents by executing and delivering to the Trustee, a Supplemental Indenture (Note Guarantor). Any Person that executes and delivers the items set forth in this paragraph by such execution and delivery (x) shall be deemed to be a Note Guarantor for all purposes of the New Indenture and the other Note Documents as of the effective date of such items and (y) shall, following such effective date, be bound by all of the terms, conditions and provisions of the New Indenture and the other Note Documents which are applicable to it as a Note Guarantor.
Default and Remedies
     Events of Default. “Event of Default” whenever used, means the occurrence of any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Authority):
     (a) default in the payment of interest, late fees, penalties or similar amounts on any New Senior Note or otherwise under the Note Documents when the same becomes due and payable and such default continues for a period of 10 days;
     (b) default in the payment of all or any part of the principal, or premium, if any, on the New Senior Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration, or otherwise;
     (c) any representation or warranty made to the Holders of the New Senior Notes by the Company or any Note Guarantor in any Restructuring Document proves to have been untrue or inaccurate in any material respect when made;
     (d) failure by the Company to comply with the covenant described under the caption “Certain Covenants of the Company—Certain Notices”;
     (e) failure by the Company or any Note Guarantor to observe or perform any covenant or agreement required to be observed or performed by it contained in the New Senior Notes or the New Indenture, if such failure is not remedied within 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the New Senior Notes then outstanding, specifying such default, requiring that it be remedied and stating that such notice is a “Notice of Default”;
     (f) one or more final, non-appealable judgments or orders not fully covered by insurance shall be entered against the Company or any Note Guarantor for the payment of money in excess of $10,000,000 in the aggregate for all such judgments or orders (treating any deductibles, self-insurance or retention as not covered by insurance) and shall continue in existence and remain unpaid or otherwise discharged for more than five Business Days;
     (g) any Note Document (including, specifically, any Subsidiary Guarantee) shall be found by a court of competent jurisdiction to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee or any Note Document to which it is a party;
     (h) the Company or any Note Guarantor shall (i) admit in writing its inability to pay its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (including a concurso mercantil proceeding), (iii) make a general assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, Trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) be adjudicated insolvent, or to be liquidated, or (vi) take corporate action for the purpose of any of the foregoing;

     (i) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company or a Note Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to such Person or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Note Guarantor, or any such petition shall be filed against the Company or any Note Guarantor and not be dismissed within 60 days; and
     (j) there shall have occurred and be continuing an event of default under any Other Material Indebtedness of the Company or the Note Guarantors that does not otherwise constitute an Event of Default hereunder (i) caused by a failure to pay principal, premium or interest when due under such Other Material Indebtedness (including as a result of acceleration by the holders of such Other Material Indebtedness (or by a trustee or agent on their behalf) before its Stated Maturity or before its regularly scheduled dates of payment), or (ii) that involves any other failure to perform or comply with any other term of such Other Material Indebtedness which has not been remedied or waived within the applicable grace period from the date an Officer of the Company provided (or was required by the covenant described under the caption “Certain Covenants of the Company—Certain Notices”) notice thereof to the Trustee; provided, that if any waiver of any such Event of Default is granted by the holders of such Other Material Indebtedness prior to any remedial action (other than an acceleration which has been rescinded) being taken by Holders of the New Senior Notes in respect thereof, such Event of Default shall be deemed to have been waived by the Holders of the New Senior Notes.
     Consequences of an Event of Default. If an Event of Default with respect to the New Senior Notes, other than a bankruptcy default with respect to the Company, occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the New Senior Notes then outstanding may declare the principal of and accrued interest on the New Senior Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable.
     The holders of a majority in principal amount of the outstanding New Senior Notes by written notice to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences.
     The holders of a majority in principal amount of the outstanding New Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the New Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of New Senior Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of New Senior Notes. Notwithstanding any provision to the contrary in the New Indenture, the Trustee is under no obligation to exercise any of its rights or powers under the New Indenture at the request of any Noteholder unless such Noteholder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     A Noteholder may not pursue a remedy under the New Indenture or the New Senior Notes, unless:
     (1) the holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;
     (2) holders of at least 25% in aggregate principal amount of outstanding New Senior Notes have made written request to the Trustee to pursue the remedy with respect to the New Senior Notes;
     (3) holders have offered and, if requested, provided to the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;
     (4) the Trustee for 60 days after its receipt of such notice, request and offer and, if requested, the provision of indemnity has failed to comply with the request of the holders; and
     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding New Senior Notes have not given the Trustee a direction that is inconsistent with the request.

     Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal, premium, of any, and interest on a New Senior Note on or after the respective due dates thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.
No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders
     No director, officer, employee, incorporator, member or stockholder of the Company, as such, will have any liability for any obligations of the Company under the New Senior Notes or the New Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Senior Notes by accepting a New Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Notes. This waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Amendments and Waivers
     Amendments Without Consent of Holders. The Company and the Trustee may amend or supplement the New Indenture or the New Senior Notes without notice to or the consent of any Noteholder:
     (1) to cure any ambiguity, defect or inconsistency in the New Indenture or the New Senior Notes;
     (2) to provide for uncertificated New Senior Notes in addition to or in place of certificated New Senior Notes;
     (3) to provide for the assumption of the Company’s or any Note Guarantor’s Obligations to the Holders of the New Senior Notes in the case of a permitted merger, consolidation or combination of the Company or any Note Guarantor into or with any other Person;
     (4) to make any change that would provide any additional rights or benefits to the Holders of the New Senior Notes or that does not adversely affect the legal rights hereunder of any Holder of the New Senior Notes;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;
     (6) to allow any Note Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the New Senior Notes;
     (7) to make any other change that, in the good faith opinion of the Company’s Board of Directors, does not adversely affect the rights of any Holder of New Senior Notes; or
     (8) to evidence and provide for the acceptance of appointment by a successor Trustee.
     Amendments With Consent of Holders. (a) Except as provided in paragraph (e) below, the New Indenture and the New Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Senior Notes then outstanding voting as a single class, and, subject to the paragraphs (4) and (7) listed under the caption “Defaults and Remedies—Events of Default”, any existing Default or Event of Default or compliance with any provision of the New Indenture or the New Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Senior Notes.
     (b) Upon the request of the Company accompanied by resolutions of the Board of Directors or other Governing Body of the Company authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of New Senior Notes as aforesaid, the Trustee shall join with the Company and the Note Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may, but shall not be obligated to, enter into such amended or supplemental indenture.

     (c) It shall not be necessary for the consent of the Holders of New Senior Notes under this section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     (d) After an amendment, supplement or waiver under this section becomes effective, the Company shall mail to the Holders of New Senior Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
     (e) Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Senior Notes held by a non-consenting Holder):
     (i) reduce the principal amount, or change the fixed maturity, of any New Senior Note;
     (ii) reduce the rate, or change the time for payment of interest, including Defaulted Interest, on any New Senior Note;
     (iii) reduce or waive the amount payable upon the redemption of any New Senior Note or change the time of redemption of any New Senior Note;
     (iv) waive a Default or Event of Default in the payment of principal of, or premium or interest on, the New Senior Notes, except as permitted pursuant to the second paragrapgh under the caption “Consequences of an Event of Default”;
     (v) make any New Senior Note payable in money other than that stated in the New Senior Notes;
     (vi) make any change in the provisions of the New Indenture relating to waivers of Defaults or the rights of Holders of New Senior Notes to receive payments of principal of or premium or interest on the New Senior Notes;
     (vii) reduce the percentage of the principal amount of the New Senior Notes required for amendments and waivers; or
     (viii) release any Note Guarantor from any of its Obligations under its Subsidiary Guarantee or the New Indenture, except in accordance with the terms of the New Indenture.
Defeasance and Discharge
     The Company may discharge its obligations under the New Senior Notes and the New Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the New Senior Notes to maturity or redemption within one year, subject to meeting certain other conditions.
     The Company may also elect to
     (1) discharge most of its obligations in respect of the New Senior Notes and the New Indenture, not including obligations related to the defeasance trust, the transfer, exchange and replacement of New Senior Notes and its obligations to the Trustee (“legal defeasance”); or
     (2) discharge its obligations in respect of the New Senior Notes under the covenants in the New Indenture (and the events listed in clauses (c), (d), (e), (f), (g) and (j) under “—Default and Remedies—Events of Default” will no longer constitute Events of Default) (“covenant defeasance”);

by irrevocably depositing in trust with the Trustee money or non-callable Government Securities sufficient to pay principal of and interest on the New Senior Notes to maturity or redemption and by meeting certain other conditions.
     In the case of either discharge or defeasance, the Subsidiary Guaranties with respect to the New Senior Notes will terminate.
Enforceability of Judgments
     Since the Company is organized under the laws of Mexico and the Subsidiaries of the Company may be incorporated in various non-U.S. jurisdictions, including Mexico, and all of their directors and substantially all of their officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of the Company’s and Subsidiaries’ assets are, located outside the United States, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against the Company or the Subsidiaries in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws.
     An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by Banco de México (the Bank of Mexico), or the Central Bank, in effect on the date such payment occurs. Pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce the obligations of the Company and/or each of the Note Guarantors under the New Senior Notes, the Company or any Note Guarantors would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against the Company or such Guarantors. The exchange currency rate is currently determined by the Central Bank every business banking day in Mexico, published the second following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federación).
Consent to Jurisdiction and Service
     Each of the Company and the Note Guarantors will appoint CT Corporation System as their agent for actions brought in the Federal courts of the United States for the Southern District of New York or in any court of the State of New York and will submit to such jurisdiction.
Judgment Currency Indemnity
     The Company and each Note Guarantor agrees that U.S. Dollars are the sole currency for the payment of all sums payable in respect of the New Senior Notes. All indemnities to be paid under the New Indenture shall be payable immediately when due in U.S. Dollars in the full amount due, without deduction for any variation in any Rate of Exchange (as defined below). The Company and the Note Guarantors agree to indemnify any Noteholder against any losses incurred by such Noteholder as a result of any judgment or order being given or made for the amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into Judgment Currency (the “Rate of Exchange”) and (ii) the Rate of Exchange at which the Noteholder is then able to purchase U.S. Dollars with the amount of the Judgment Currency actually received by such Noteholder. The indemnity set forth in this paragraph shall constitute a separate and independent obligation of the Company and each Note Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

Concerning the Trustee
     Wilmington Trust FSB is the trustee under the New Indenture.
     Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in the New Indenture and no others, and no implied covenants or obligations will be read into the New Indenture against the Trustee. In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by the New Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the New Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.
     The New Indenture contains limitations on the rights of the Trustee, should it become a creditor of any obligor on the New Senior Notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.
Notices
     All notices to holders of the New Senior Notes shall be deemed to have been given upon the earlier to occur of (i) actual receipt by such holder, and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of such holder, or (B) if delivered by facsimile, when sent and receipt has been confirmed by telephone or in writing.
     Neither the failure to give any notice to a particular holder of New Senior Notes, nor any defect in a notice given to a particular holder of New Senior Notes, will affect the sufficiency of any notices given to another holder of New Senior Notes.
Form and Registration of New Senior Notes
     The New Senior Notes will be sold in reliance on Section 3(a)(9) under the Securities Act and initially will be represented by one or more Global Notes in definitive, fully registered form without interest coupons (referred to herein as the “Global Note”). The Global Note will be deposited with the Trustee as custodian for DTC and registered in the name of DTC or its nominee.
Global Note
     Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC Participants”) or persons who hold interests through DTC Participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of persons other than DTC Participants).
     So long as DTC or its nominee is the registered owner or holder of a Global Note, DTC, or such nominee, as the case may be, will be considered the sole owner or holder of the New Senior Notes represented by such Global Note for all purposes under the New Indenture. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the New Indenture.
     Investors that are qualified institutional buyers may hold their interests in the Global Note directly through DTC if they are DTC Participants, or indirectly through organizations that are DTC Participants.
     Payments of principal and interest and of any Additional Amounts on individual New Senior Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such New Senior Notes. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest or Additional Amounts, if any, in respect of a Global Note representing any New Senior Notes held by it or its nominee, will credit DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by DTC Participants to owners of beneficial interests in such Global Note held through such DTC Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC Participants.
     Transfers between DTC Participants will be effected in accordance with DTC rules and procedures and will be settled in same-day funds.
     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited because DTC can only act on behalf of DTC Participants, who in turn act on behalf of indirect participants and certain banks. Accordingly, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of each interest, may be affected by the lack of a physical certificate for such interest.
     In order to ensure the availability of Rule 144(b) under the Securities Act, the New Indenture will provide that all New Senior Notes which are purchased or otherwise acquired by the Company or any of its Subsidiaries may not be resold or otherwise transferred.
     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Senior Notes (including, without limitation, the presentation of New Senior Notes for transfer, exchange or conversion as described below) only at the direction of one or more DTC Participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the New Senior Notes as to which such Participant or Participants has or have given such direction. However, in the limited circumstances described herein, DTC will exchange the Global Note for certificated New Senior Notes in definitive form, which it will distribute to DTC Participants. DTC has advised the Company as follows: DTC will act as the depositary for the New Senior Notes. The New Senior Notes will be issued as fully registered senior notes registered in the name of Cede & Co., which is DTC’s partnership nominee.
     A fully registered Global Note will be issued for the New Senior Notes, in the aggregate principal amount of the issue, and will be deposited with DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants’ accounts, thereby eliminating the need for physical movement of certificates.
     Direct participants of DTC include securities brokers and dealers, including the initial purchasers of the New Senior Notes, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.
     To facilitate subsequent transfers, the Global Note representing the New Senior Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Global Note with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Note representing the New Senior Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the New Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to the Global Note representing the New Senior Notes. Under its usual procedure, DTC mails an omnibus proxy to the Company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the New Senior Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy). DTC may discontinue providing its services as securities depositary with respect to the New Senior Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated New Senior Notes are required to be printed and delivered. See “—Certificated Notes.”
     The Company may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificated New Senior Notes will be printed and delivered. See “—Certificated Notes.”
     Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the Trustee nor the Company will have any liability or responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
     If (i) DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated New Senior Notes, or (iii) an Event of Default exists and DTC requests the issuance of physical notes by written notice to the Company, the Trustee, and the registrar, the Company will issue certificated New Senior Notes in exchange for the Global Note. Holders of an interest in a Global Note may receive certificated New Senior Notes in accordance with DTC’s rules and procedures in addition to those provided for under the New Indenture.
     The holder of a definitive note may transfer such note by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, New York City, New York, which initially will be the office of the Trustee.
     Prior to presentment of a note for registration of transfer (including a Global Note), the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such note is registered as the owner or holder of such note for the purpose of receiving payment of principal, interest and any Additional Amounts on such note and for all other purposes whatsoever, whether or not such note is overdue, and none of the Company, the Trustee or any agent of the Company shall be affected by notice to the contrary.
Governing Law
     The New Indenture, including the New Senior Notes, shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions
     “Acceptable Bank” means a bank or trust company (a) that the Company shall certify in an Officer’s Certificate as one of the five largest banks (based upon assets as of last day of the immediately preceding calendar year) organized under the laws of Mexico and is not under intervention or controlled by the Mexican Instituto para la Protección al Ahorro Bancario or any successor thereto, or (b) organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $50,000,000.
     “Affiliate” means, as to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, that for purposes of Sections 2.09, 2.14, 5.04, 5.07 and 5.10 of the New Indenture, an Affiliate of the Company or any Note Guarantor shall include (i) any Person that beneficially owns or holds 10% or more of any class of Capital Stock of such specified Person, (ii) any related Person or shareholder of the Company or a Note Guarantor that constitutes an “affiliate” within the meaning of applicable Mexican or U.S. securities laws or Mexican or U.S. accounting practices, as applicable (including Mexican NIF and U.S. GAAP), (iii) any first- or second-degree relative of any Affiliate who is a natural person and (iv) any lineal descendent of any natural person described in clauses (i), (ii) and (iii) of this proviso. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Capital Stock or by contract or otherwise.
     “Applicable Laws” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Asset Sale” means any sale, conveyance, lease, sublease, assignment, transfer or other disposition of any Assets (whether now owned or hereafter acquired) of the Company, any of its Subsidiaries or any Note Guarantor to any other Person excluding any sale, assignment, transfer or other disposition of inventory sold or disposed of in the ordinary course of business and on ordinary business terms.
     “Assets” means any right or interest in or to any asset or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     “Audit Committee” means the audit and corporate practices committee (comite de auditoria y practicas societarias) of the Board of Directors of the Company.
     “Bankruptcy Law” means Title 11, U.S. Bankruptcy Code, the Mexican Business Reorganization Act (Ley de Concursos Mercantil), governing the concurso mercantil proceeding in Mexico, or any similar body of bankruptcy or insolvency law applicable to or binding on the Company and the Note Guarantors.
     “Board of Directors” means, as to any Person, the Board of Directors of the Person or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee of the Board of Directors.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Mexico City or Mexico are authorized or required by law to close.
     “Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Assets to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under Mexican NIF, and, for purposes of the New Indenture, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Mexican NIF.
     “Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Company or any Note Guarantor. “Casualty Event” shall include any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any legal requirement, or by reason of the temporary requisition of the use or occupancy of all or any substantial portion of any real property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

     “Change of Control” means that the Controlling Shareholders collectively shall cease to have the power, directly or indirectly, to direct the management or policies of the Company, whether through the exercise of voting power, by contract, or otherwise, or otherwise cease to beneficially own, directly or indirectly, at least a majority of the outstanding Capital Stock of the Company.
     “Closing Conditions Side Letter” means the side letter delivered by the Company and each Note Guarantor in connection with the execution of the Restructuring Documents containing certain conditions precedent to the execution and delivery of the Restructuring Documents, including the certificate attached thereto.
     “Closing Date” means the date upon which all of the conditions set forth in the Closing Conditions Side Letter shall have occurred and each of the Restructuring Documents are executed and delivered.
     “CNBV” means the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).
     “Common Shares” means common shares (acciones comunes) of the Company.
     “Consolidated Net Worth” means, at any date of determination, (a) as to the Company, stockholders’ equity as set forth on its most recently available quarterly or annual balance sheet prepared on a consolidated basis, determined in conformity with Mexican NIF, (except to the extent that such statements by their nature deviate from the consolidation methodology required under Mexican NIF), or (b) as to any Note Guarantor, stockholders’ equity as set forth on its most recently available quarterly or annual balance sheet prepared on a consolidated basis, determined in conformity with Mexican NIF.
     “Controlling Shareholders” means any of (a) Miguel Rincón Arredondo, (b) José Antonio Rincón Arredondo, (c) Jesús Rincón Arredondo, (d) any spouse, brother, sister or lineal descendent of any of the individuals listed in clauses (a), (b) or (c) of this definition, and (e) any trust established for the benefit of any of the individuals listed in clauses (a), (b), (c) or (d) of this definition.
     “Default” means any act, condition or event that with the giving of notice or lapse of time or both would constitute an Event of Default.
     “Depositary” means, with respect to the New Senior Notes issuable or issued in whole or in part in global form, DTC, as the Depositary with respect to the New Senior Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of the New Indenture, and, thereafter, “Depositary” means or includes such successor.
     “Equity Issuance” means any issuance or sale by any Person of any of its Capital Stock, other than (i) warrants or options issued to directors, officers or employees of such Person as part of the compensation of such director, officer or employee, and (ii) Investments permitted by paragraph (b) under the caption “Certain Covenants of the Company—Limitation on Investments”.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Existing Indebtedness” means certain Indebtedness of the Company and its Subsidiaries to be specified by the Company in a schedule to the New Indenture.
     “Fairness Opinion” means a fairness opinion or appraisal as to (i) the fair market value of the Capital Stock of a Note Guarantor delivered pursuant to Section 5.05(b) or Section 5.09 or (ii) the fair market consideration with respect to any transaction, or series of related transactions, with an Affiliate involving $100,000 or more, delivered pursuant to Section 5.07 from (A) any of the top five banks in Mexico, any of the big four accounting firms or their affiliates, or an internationally recognized investment bank or (B) with respect to any transaction the value of which (as determined in good faith by the Board of Directors of the Issuer) is $5,000,000 or less, an appraiser registered with the CNBV.

     “Governing Body” means the Board of Directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.
     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
     “Guarantees” means, with respect to any Person, without duplication, a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any other Person, or an agreement to purchase, sell or lease (as lessee or lessor) Assets, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit entered into in the ordinary course of business or agreements providing for indemnification, adjustment of purchase price or similar obligations not constituting Indebtedness. The terms “Guarantee” and “Guaranteed” used as verbs have the correlative meanings.
     “Hedging Agreements” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case, entered into to protect against fluctuations in interests rates or currency exchange rates in the ordinary course of business, consistent with past practice and not for speculative and/or investment purposes.
     “Holder,” “holder of Notes,” “Noteholder” or other similar terms mean, with respect to any New Senior Note, the Person in whose name such New Senior Note is registered in the Note Register.
     “Indebtedness” means, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of assets or services, other than trade accounts payable arising, and expenses incurred, in the ordinary course of business so long as such trade accounts payable are no more than 60 days past due (but, in any event, are payable no more than one year after the date on which the respective goods are delivered or the respective services are rendered); (c) obligations of others secured by a lien on the assets of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; provided, that, if not assumed, the amount of such Indebtedness shall be the lesser of (i) the fair market value of the assets secured by such lien at such date of determination and (ii) the amount of the obligations secured; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, net of any cash deposits securing the same; (e) Capital Lease Obligations of such Person; and (f) obligations of others of the type described in clauses (a) through (e) above guaranteed by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding principal balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, that (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Mexican NIF, and (ii) Indebtedness shall not include (A) any liability of such Person for federal, state, local or other taxes of any jurisdiction or (B) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds, performance bonds or similar arrangements securing any obligations of the Company or any Note Guarantors pursuant to such agreements, in any case incurred in connection with any disposition of assets (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the assets subject to the disposition for the purpose of financing the acquisition of such assets), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any Note Guarantor in connection with such disposition. For the purposes of computing the amount of Indebtedness outstanding at any time, all items shall be excluded to the extent that they would be eliminated as intercompany items for purposes of such Person’s consolidated financial statements.

     “Intercompany Loan” means any existing or future Indebtedness (a) from the Company to a Subsidiary of the Company, (b) from a Subsidiary of the Company to the Company, or (c) from a Subsidiary of the Company to another Subsidiary of the Company.
     “Intercompany Note” means the note evidencing all Intercompany Loans.
     “Investment” means, for any Person, without duplication: (a) the acquisition (whether for cash, Assets, services or securities or otherwise) of Capital Stock, bonds, notes, debentures or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Assets from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Assets to such Person), but excluding (i) any such advance, loan or extension of credit (x) having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business or (y) to suppliers in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) Intercompany Loans not prohibited by the provisions under the caption “Certain Covenants of the Company—Transactions with Affiliates”, (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes, and (v) deposit accounts that function solely as payroll accounts; or (c) the entering into of any Guarantee (other than Guarantees permitted by the provisions under the caption “Certain Covenants of the Company—Limitation on Indebtedness”) or (d) the entering into of any Hedging Agreement.
     “Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Asset. For purposes of the New Indenture and the other Restructuring Documents, a Person shall be deemed to own subject to a Lien any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Asset.
     “Mandatory Redemption/Repurchase Event” means an event that, with the giving of notice or passage of time, would result in the application of amounts pursuant to the provisions under the captions “Mandatory Redemption” and “Optional Redemption”.
     “Market Fiber Transactions” means the acquisition or transfer by the Company or any Note Guarantor of waste paper, cardboard or other paper products, such as those known in the pulp and paper industry as Old Corrugated Container (“OCC”), Old Newsprint (“ONP”) and Double Kraft Lined (“DKL”), for recycling, at prices no less favorable to the Company or such Note Guarantor, as the case may be, than those most recently published by the RISI PPI Pulp & Paper Week Price Watch, US Dallas-Houston, FOB Seller’s dock, or Official Board Markets “the Yellow Sheet,” FOB Seller’s dock, or by a comparable, industry-recognized source on comparable terms, if such sources or terms are not available.
     “Material Adverse Effect” means a material adverse effect with respect to (a) the operations, business, properties, or condition (financial or otherwise) of the Company and the Guarantors, taken as a whole; (b) the ability of the Company or any Note Guarantor to perform its obligations under any Restructuring Document; or (c) the legality, validity, binding effect or enforceability against the Company or any Note Guarantor of any Restructuring Document or the rights and remedies of the Trustee or the Noteholders thereunder.
     “Mexican Stock Exchange” means the Bolsa Mexicana de Valores.
     “Mexican NIF” means, as of any date of determination, the Mexican Financial Reporting Standards (NIF’s principles) issued by the Mexican Board for Research and Development of Financial Reporting Standards as of such date of determination.

     “Mexican Withholding Taxes” means any present or future tax, duty, levy, impost, assessment or other governmental charge, including any interest or penalties, imposed or levied by Mexico or any political subdivision of Mexico or by any authority or agency of Mexico having power to tax.
     “Net Cash Proceeds” means:
     (a) with respect to any Asset Sale, the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by the Company or any of the Note Guarantors (including cash proceeds subsequently received (as and when received by the Company or any of the Note Guarantors) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Company’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)); and (ii) amounts provided as a reserve, in accordance with Mexican NIF, against any liabilities under any indemnification obligations associated with such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);
     (b) with respect to any Equity Issuance, the cash proceeds thereof received by the Company or any of the Note Guarantors, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by the Company or any of the Note Guarantors in respect thereof, net of all reasonable costs and expenses (including transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection therewith) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
     “Note Documents” means the New Indenture, the New Senior Notes, the Rep & Warranty Certificate, the Closing Conditions Side Letter and the Intercompany Note.
     “Note Guarantors” means, collectively, each direct and indirect Subsidiary of the Company, including Porteadores de Durango, S.A. de C.V., Reciclajes Centauro, S.A. de C.V., Compañia Norteamericana de Inversiones En Celulosa Y Papel, S.A. de C.V. Administración Corporativa de Durango, S.A. de C.V. (“ACD”), Líneas Aéreas Ejecutivas de Durango, S.A. de C.V., Empaques de Cartón Titán, S.A. de C.V. (“Titán”), Inmobiliària Industrial Tizayuca, S.A. de C.V., Servicios Industriales Tizayuca, S.A. de C.V., Atenmex, S.A. de C.V., Atensa, S.A. de C.V., Ectsa Industrial, S.A. de C.V., Eyemsa Industrial, S.A. de C.V., Cartonpack Industrial, S.A. de C.V. (“Cartónpack”), Administración Industrial Centauro, S.A. de C.V., Administradora Industrial Durango, S.A. de C.V., Ponderosa Industrial De México, S.A. de C.V. (“PIMSA”), Mexpape, S.A. de C.V., Fapatux, S.A. de C.V., Servicios Pipsamex, S.A. de C.V., Formatodo Industrial, S.A. de C.V., Paper International, Inc., Fiber Management of Texas, Inc., Pipsamex, McKinley Paper Company, Summafibers Inc., Empresas Titán, S.A. de C.V. and each Subsidiary of any of the foregoing (including of the Company), now existing or hereinafter formed or acquired.
     “Note Register” means register of the New Senior Notes and of their transfer and exchange kept by the Registrar.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Officer” means the president, chief executive officer, a vice president, chief financial officer, secretary, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the organizational documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing, provided, that as used with respect to the Company, in the Rep & Warranty Certificate, the affirmative covenants of the Company under the New Indenture, certain provisions related to Events of Default, the Subsidiary Guarantees and the discharge of the Indenture, “Officer” means the then acting Chief Financial Officer or Treasurer of the Company (or his or her respective replacement or successor).

     “Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets certain requirements set forth in the New Indenture.
     “Opinion of Counsel” means an opinion from legal counsel reasonably acceptable to the Trustee that meets certain requirements set forth in the New Indenture.
     “Other Material Indebtedness” means Indebtedness other than Indebtedness under the Restructuring Documents (whether evidenced by any mortgage, indenture or other agreement relating thereto) of the Company or any Note Guarantor with an outstanding principal amount in excess of $10,000,000 (or its equivalent in any other applicable currency), individually or together with other Indebtedness of the Company or any Note Guarantor as to which an event of default or acceleration condition exists.
     “Participant” means, with respect to DTC, a Person who has an account with DTC.
     “Pesos” or “P$” means the lawful currency of Mexico.
     “Pipsamex” means Grupo Pipsamex, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.
     “Rep & Warranty Certificate” means a certificate of an Officer of the Company and each Note Guarantor, setting forth certain representations and warranties of the Company and each Note Guarantor dated as of the Closing Date, and delivered in connection with the other Restructuring Documents.
     “Restricted Payment” means dividends (in cash, Assets or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any Note Guarantor, but excluding (x) dividends payable solely in shares of Capital Stock of the Company or any Note Guarantor and (y) Investments permitted by paragraph (o) under the caption “Certain Covenants of the Company—Limitations on Investments”.
     “Restructuring Documents” means each of the Note Documents, the Closing Conditions Side Letter, documentation setting forth the terms of the Restructuring Equity, the Convenio, the U.S. Plan, the First Amended Disclosure Statement related thereto, and the Order Approving the First Amended Disclosure Statement, and all required documents under applicable Bankruptcy Laws executed in connection with the foregoing
     “Restructuring Equity” means Common Shares of the Company in an aggregate amount representing six percent (6%) of the issued and outstanding Common Shares of the Company on the Closing Date on a fully diluted basis issued to each Noteholder in connection with the Restructuring.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.
     “SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Indebtedness” means certain secured Indebtedness of the Company and its Subsidiaries to be specified by the Company in a schedule to the New Indenture
     “Segment Disclosure” means (a) with respect to any quarterly reporting period pursuant to paragraph (a) under the caption “Certain Covenants of the Company—Financial Reports”, an unaudited report on the total shipment volume, net sales, unit pricing, unit cost, operating income, depreciation and amortization, and (b) with respect to any annual reporting period pursuant to paragraph (b) under the caption “Certain Covenants of the Company— Financial Reports”, an unaudited report on the total shipment volume, net sales, unit pricing, unit cost, total shipment volume, net sales, unit pricing, unit cost, operating income, depreciation and amortization, fixed assets, capital expenditures, and assets and liabilities, in each case for each of the Company’s segments described as “Paper Division” and “Packaging Division” for such period.

     “Stated Maturity” means, with respect to any debt security, (a) the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and (b) with respect to any scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date in which any schedule installment of principal of or interest is due and payable.
     “Subordinated Debt” all Intercompany Loans evidenced or created by the Intercompany Note.
     “Subsidiary” means, with respect to any specified Person, any other Person (other than an individual) of which more than fifty percent (50%) of the voting power of the Capital Stock is owned directly or indirectly by such specified Person, by one or more of the Subsidiaries of such specified Person, or by a combination thereof.
     “Subsidiary Guarantee” means the Guarantee by each Note Guarantor of the Company’s obligations under the New Indenture and the New Senior Notes, executed pursuant to the provisions of the New Indenture.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S. Code sections 77aaa — 77bbbb), as amended, as in effect on the Closing Date; provided, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.
     “Trustee” means Wilmington Trust Company and shall include any successor trustee appointed or becoming successor pursuant to the provisions of the New Indenture.
     “United States” or “U.S.” means the United States of America.
     “U.S. Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
     “U.S. Dollars” or “$” means the lawful currency of the United States.
     “U.S. GAAP” means, as of any date of determination, generally accepted accounting principles that are applicable in the United States as of the date of determination.
     “U.S. Plan” means the joint U.S. restructuring plan proposed by the U.S. Debtors and the Company.

GOVERNANCE OF REORGANIZED DURANGO
Board of Directors
     It is anticipated that the members of the board of directors and the executive officers of the Company who are currently serving will continue to serve in such capacities.
     Our board of directors is responsible for the management of our business. Our bylaws (estatutos sociales) provide that the board of directors will consist of the number of directors and alternate directors elected by our stockholders at the annual ordinary stockholders meeting, each of whom is elected for a term of one year. Under the corporate governance regulations established by the Mexican Securities Market Law, Durango may have no less than seven and no more than 21 members of its board of directors and at least 25% of such directors must be external.
     Pursuant to our bylaws, alternate directors may be appointed by our stockholders to serve on the board of directors in place of directors who are unable to attend meetings. If a member of our board is absent from a meeting, a specific alternate director is called to serve as a director for such meeting. Even when alternate directors are not substituting for a director, they are invited to attend all board meetings.
     Our board of directors includes 10 directors. No alternate directors were elected by our stockholders at the most recent ordinary stockholders meeting.
     Our board of directors is our legal representative. Our board of directors must approve, among other matters:
•	our general strategy;

•	with the favorable opinion of the audit and corporate practices committees:
•	any transactions with related parties, subject to certain limited exceptions;

•	the appointment or removal of the general director and establish guidelines for the appointment of executive officers;

•	our financial statements and those of our subsidiaries;

•	unusual or non-recurrent transactions and any transactions or series of related transactions during any calendar year that involve (1) the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets or (2) the giving of collateral or guarantees or the assumption of liabilities, equal to or exceeding 5% of our consolidated assets; and

•	contracts with external auditors;
•	calling shareholders’ meetings and acting on their resolutions; and

•	the financial statements and the accounting and internal control policies.
     Meetings of the board of directors will be validly convened and held if a majority of our members are present. Resolutions at the meetings will be valid if approved by a majority of the members of the board of directors, unless our by-laws require a higher number. The chairman has a tie-breaking vote. Notwithstanding the board’s authority, our shareholders pursuant to decisions validly taken at a shareholders’ meeting at all times may override the board.

     The table below sets forth the members of our board of directors:

Name	Current Title	Since
Miguel Rincón Arredondo (1)	Chairman of the Board of Directors and Chief Executive Officer	1982
Ignacio Rincón Arredondo (1)	Director and Chief Operating Officer	1982
José Antonio Rincón Arredondo (1)	Director and Vice President of Development	1982
Mayela Rincón de Velasco (1)	Director, Vice President and Chief Financial Officer	1987
Jesús Rincón Arredondo (1)	Director	1987
Wilfrido Rincón Arredondo (1)	Director	1987
Ángel Del Palacio Elizondo	Director	2001
Buenaventura G. Saravia	Director	2001
Martín Rincón Arredondo (1)	Director	2001
José A. Hernández Güereca	Director and President of the Audit and Corporate Practices Committee	2001

(1)	Miguel Rincón, José A. Rincón, Jesús Rincón, Wilfrido Rincón, Ignacio Rincón, Martín Rincón and Mayela Rincón de Velasco are siblings.
     The following is a summary of the business experience, areas of expertise and principal outside business interests of our current directors.
     Miguel Rincón Arredondo has been Chairman of the Board of Directors and Chief Executive Officer of our company since 1982. He has been an active member of a number of organizations in Mexico related to our industry, such as the Mexican National Chamber for the Pulp and Paper Industry, the Por México Group, an association of business leaders from all sectors, and the National Commission on Commercial Agriculture (Comisión Nacional Agropecuaría Comercial). He currently serves on a number of corporate boards in Mexico, including Banamex and El Universal Compañía Periodística Nacional, S.A. de C.V.
     Jose Antonio Rincón was the Vice-Chairman of the Board of Directors and Chief Operating Officer of our company from 1982 to 2007 and currently serves as the Company’s Development Vice President. Since 1988, he has been a member of the Mexican National Chamber for the Pulp and Paper Industry and he was its President from 2002 to 2003. He is currently the president of Sector Privado Empresarial de Durango, A.C. He is currently the president of the philanthropic board of the General Hospital of Durango (Hospital General de Durango).
     Mayela Rincón de Velasco has been a Director, Vice-President and Chief Financial Officer of our company since 1982. From 1987 to 1994, she worked as a professor of international finance in the Durango State University (Universidad Juárez del Estado de Durango). She is an active member of MIPA and the Durango Association of Public Accountants (Colegio de Contadores Públicos de Durango, A.C.). She is currently a member of the Board of Directors of BBVA Bancomer.
     Jesús Rincón Arredondo has been a Director of our company since 1987. Since 1997, he has been the general manager of Porteadores de Durango. From 1995 to 1997, he served as the development manager of our company. He is an active member of the Mexican National Association of Particleboard Manufacturers (Asociación Nacional de Productores de Tableros y Aglomerados) and the Mexican Forest Industry Association (Asociación Mexicana de la Industria Forestal).
     Wilfrido Rincón Arredondo has been a Director of our company since 1987. Since 2004, he has been the general manager of Planning and Development of our company. From 2002 to 2004 he was the Logistics Managing Director for domestic and imported raw materials for our company. From 1998 to 2002, he was the general manager of the Paper Division of Grupo Durango. From 1997 to 1998, he served as general manager of Ponderosa, and from 1994 to 1996 he worked as development manager of our company. He served as president of the Mexican National Chamber of the Forestry Industry (Consejo Consultivo Forestal Nacional) from 1997 to 1999 and is vice-president of the Mexican National Chamber for the Pulp and Paper Industry. He is an active member of the Mexican National Association for Forestry (Asociación Nacional de Forestales).

     Ignacio Rincón Arredondo has been a Director of our company since 1987. From 1999 to 2006 he served as the general manager of Titán. From 1998 to 1999, he worked as the marketing manager of Titán. From 1994 to 1997, he worked as the planning manager of our company. He is currently an active member of the Association of Technicians in Pulp and Paper (Asociación de Técnicos de la Celulosa y del Papel).
     Ángel Del Palacio Elizondo has been a Director of our company since 2001. He is an entrepreneur in the services sector and the general manager of several automobile dealerships in the north of Mexico. He has a bachelors degree in business and an MBA from the Monterrey Institute of Technology (ITESM).
     Buenaventura G. Saravia has been a Director of our company since 2001. He is an entrepreneur in the cattle breeding industry and the general manager of Empresas la Punta one of the principal exporters of cattle from Mexico to the United States. He has a bachelors degree in business from the Monterrey Institute of Technology (ITESM).
     Martín Rincón Arredondo has been a Director of our company since 2003. Since 2002, he has been the general manager of Pipsamex. From 1998 to 2002, he was the commercial director of Pipsamex. From 1997 to 1998, he was the finance manager of McKinley Paper Company and was the supply manager of the Grupo Durango division from 1995 to 1997. In 1999, he was the vice-president of the Mexican National Chamber for the Pulp and Paper Industry. He is currently president of the Mexican National Chamber for the Pulp and Paper Industry, a member of the council of directors of the Mexican National Association of Paper Distributors (Asociación Nacional de Distribuidores de Papel) and a member of the Mexican National Book Association (Asociación Nacional del Libro).
     José A. Hernández Güereca has been a Director of our company since 2008. He has been the managing partner of Hernández Güereca Consultores, S.C. since 2005 and is currently a partner at Asesoría Fical Vizcaya, A.C. and Information Service Unit, S.A. de C.V. From 1995 to 1997, he served as president of the Durango Association of Public Accountants. He earned his bachelor’s degree in accounting from the Juárez University of the State of Durango (UJED).
Executive Officers
     Our executive officers are appointed by the board of directors and serve until their successors have been appointed and take office.
     The table below sets forth our executive officers:

Name	Current Title	Since
Miguel Rincón Arredondo(1)	Chief Executive Officer	1982
Ignacio Rincón Arredondo(1)	Chief Operating Officer	2007
José Antonio Rincón Arredondo(1)	Vice President of Development	2007
Mayela Rincón de Velasco(1)	Chief Financial Officer	1982
Gustavo Peyro Medina	Audit and Information Technology Manager	1996
Jesús Romo Carrasco	Controller	1988
Gabriel Villegas Salazar	Secretary of the Board and General Counsel	1987

(1)	Miguel Rincón Arredondo, José Antonio Rincón Arredondo, Mayela Rincón de Velasco and Ignacio Rincón Arredondo are siblings.

     The following is a summary of the business experience and areas of expertise of our current officers. Information regarding current officers who are also directors is provided above.
     Gustavo Peyro Medina has been Audit Managing Director of our company since 1996. He also was Manager of the Controller and Audit Department of our company from 1992 to 1999. Since 1983, he has been an active member of MIPA and the Durango Association of Public Accountants. He has been a member of the Institute of Internal Auditors since 2001. He is an active member of the Institute of Internal Auditors, Inc.
     Jesús Romo Carrasco has been the Controller of our company since 1998. He is a professor of accounting and statistics at Durango State University. Since 1978, he has been an active member of the Durango Association of Public Accountants. He has a bachelor’s degree in accounting from Durango State University and an MBA from the Monterrey Institute of Technology (ITESM).
     Gabriel Villegas Salazar has been Secretary of the Board and Legal Counsel of our company since 1987. In 1993, he was appointed General Counsel. He has a degree in law and studied American law at the Iberoamericana University coordinated by the Georgetown University Law Center.
Compensation of Directors and Executive Officers
     Directors receive no compensation in their capacity as directors or as members of any committee of our board of directors and there are no service contracts providing for benefits upon termination of employment of any of our directors. The aggregate amount of compensation paid by us to our executive officers during 2008 was Ps 22.5 million, including employee benefits. In 2009, we expect that the aggregate amount of compensation paid to our executive officers will total approximately Ps 23.6 million, including benefits. Our executive officers participate in benefit programs that provide them with health and life insurance as well as other employee benefits mandated by Mexican law.
     Each subsidiary pays performance-based cash bonuses to its management. The amount of the bonus is determined by a formula that weighs various factors, including the performance of the operating subsidiary measured in terms of earnings, market share and sales volume targets and the individual performance of the manager. The bonus varies for each manager depending on the above factors.
Audit and Corporate Practices Committee
     Under the corporate governance regulations established by the Mexican Securities Market Law, we are required to have and Audit and Corporate Practices Committee consisting only of external directors. Our audit and corporate practices committee recommends the external auditors of our company to our board of directors, suggests the terms and conditions of the auditors’ service, supervises the auditors’ work, acts as an intermediary between our board of directors and the auditors, obtains annual confirmation of independence, reviews the auditor’s working plan, communications and audit reports. This committee also recommends to our board of directors guidelines for financial reporting, assists our board of directors in the review of financial information, contributes in the determination of the general outline of the internal controls system and evaluates its effectiveness, supports our board of directors in the evaluation and coordination of the annual internal audit programs, coordinates the internal and external auditing work, and verifies the compliance with such statutes and regulations as are applicable to our company.
     Our audit and corporate practices committee is also responsible for the evaluation and review of any transaction with our shareholders or related parties and may recommend the cancellation or modification of such transactions.
     Our audit and corporate practices committee’s duties also include:
•	providing opinions to our board of directors;

•	when necessary, requesting and obtaining opinions from independent third parties;

•	calling shareholder meetings;

•	assisting the board in the preparation of annual reports and other reporting obligations; and

•	reporting to the board.
     Our audit and corporate practices committee acts and adopts any resolution by majority vote. In case of conflicts of interest, the members with conflicts do not participate in the vote. The committee has such powers specifically granted to it by our bylaws and by the new Mexican Securities Market Law and participates in such studies, advisory work and additional matters submitted to it by our board of directors.

     The members of our audit and corporate practices committee must meet at least four times per year and informs the board of directors of its activities at least twice a year or at any other time that the audit and corporate practices committee deems appropriate or becomes aware of any acts or facts material to our company.
     Our audit and corporate practices committee may not delegate any of its powers to anyone, but may request advice from experts to adequately resolve such matters submitted to it.
     The members of our audit and corporate practices committee are José A. Hernandez Güereca, Angel del Palacio Elizondo and Buenaventura G. Saravia. José A. Hernandez Güereca is the president of our audit and corporate practices committee.
Stock Option Plans
     We do not currently have stock option plans for members of our management, but the Company is considering providing members of its management the opportunity to participate in a stock option plan in the future.
Agreements with Executive Officers and Directors
     We currently have customary indemnity agreements with all of our Executive Officers and an employment agreement with Gabriel Villegas Salazar, our General Counsel. We have no other agreements with our executive officers or directors.

SECURITIES LAW MATTERS RELATING TO NEW SECURITIES
Issuance and Resale of New Securities May Be Restricted Under Applicable Securities Laws
     The issuance and resale of New Securities must comply with the federal and state securities laws of the United States and similar laws of other applicable jurisdictions. The applicability and effect of relevant laws and regulations depend heavily on the facts and circumstances relating to each Noteholder and any proposed transfer by them. As a result, the following discussion is for general information only.
     Durango makes no representation as to the applicability of these matters to the particular circumstances of any individual holder, including whether any New Securities may be freely transferred, and urges Noteholders to consult their own counsel.
A. Certain United States Securities Law Considerations
The Securities Act
     The Company has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Securities that may be deemed to be offered by virtue of the Plan of Reorganization. The Company is relying on Section 3(a)(9) and/or any other applicable section of the Securities Act and similar state law provisions to exempt the Company from registering the offer or sale of any securities that may be deemed to be made pursuant to the Plan of Reorganization..
Exchange of Old Notes
     Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the SEC and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The Company is availing itself of section 3(a)(9) of the Securities Act, which provides an exemption from registration for exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Accordingly, no registration statement is being filed with the SEC with respect to the Plan of Reorganization. The Company will file a Statement on Form T-3 with the SEC.
Resale of New Securities
     The New Securities will be issued in exchange for the Existing Notes pursuant to the exemption from the registration requirements of the Securities Act provided under Section 3(a)(9) thereof. The treatment under the Securities Act of resales of New Securities depends on whether the Existing Notes for which they were exchanged were restricted securities. Securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered.
     The Existing Notes were not originally issued in a public offering. The Existing Notes were issued as “restricted securities” within the meaning of Rule 144(a)(3) and could only be transferred pursuant to a registration statement or an applicable exemption from registration under the Securities Act, such as Rule 144. The Existing Notes had to be held for at least one year before they could be transferred pursuant to Rule 144. However, all of the Existing Notes held by holders of Non-Related Party Note Debt Claims are freely transferable because they have been held for the required minimum holding period and thus are eligible for resale without restriction pursuant to Rule 144 under the Securities Act.
     Pursuant to Rule 144(d)(3), holders who receive restricted securities in a Section 3(a)(9) exchange will be treated as having acquired the New Securities at the same time as they acquired the surrendered securities. Because recipients of New Securities issued in exchange for the Existing Notes will be deemed to have held such New Securities for the combined period during which they have held the New Securities and the Existing Notes, the New Senior Notes will take on the same character of the Existing Notes that will be surrendered as part of the Exchange Offer and will also be freely transferable.

     In addition, we are also relying on the exemption from the registration requirements provided by Section 3(a)(9) of the Securities Act with respect to the shares of common stock being issued in the Plan of Reorganization. Therefore, the New Shares will also be freely transferable and not subject to any transfer restrictions.
     Pursuant to Rule 144, affiliates and others who resell restricted securities and affiliates who resell securities which are not restricted securities, will be deemed not to be engaged in a distribution of such securities and therefore will not be considered “underwriters” of such securities within the meaning of Section 2(11) of the Securities Act, if they comply with certain conditions of Rule 144 (in addition to the holding period described above) including, in general terms: (a) the availability of adequate current public information with respect to the issuer, (b) limiting the amount of securities sold within any three-month period to the greater of one percent of the securities outstanding or the average weekly trading volume and (c) selling the securities only through “brokers’ transactions.” Holders that are not considered to be “affiliates” of Durango within the meaning of Rule 144(a)(1) and are deemed to have held their New Securities for at least one year may transfer them pursuant to Rule 144(b) without regard to the other requirements of Rule 144, including any required holding periods thereunder.
     Durango is not required under the Plan of Reorganization and does not intend to list the New Senior Notes on any national securities exchange or qualifying inter-dealer quotation system. Unless it does so, holders will not be able to effect brokers’ transactions.
     Durango intends to list and maintain the New Equity on a securities listing of the Mexican Stock Exchange.
Subsequent Transfers under State Law
     The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the New Securities. Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.
B. Securities Laws of Other Jurisdictions
     Securities laws of other relevant jurisdictions may raise similar issues. Noteholders must rely on, and are urged to consult, their own counsel in this regard.

CERTAIN MEXICAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION
Mexican Taxation
General
     The following is a general summary of the principal Mexican federal income tax consequences of (i) the exchange of the Unsecured Note Debt for the New Senior Notes, the New Equity and the Restructuring Fee (the “Exchange”) and (ii) the ownership and disposition of the New Senior Notes and New Equity. This summary is based on the Mexican federal income tax law (Ley del Impuesto sobre la Renta)(the “Mexican Income Tax Law”) and regulations in effect on the date of this disclosure statement, all of which are subject to change, or to new or different interpretations, which could affect the continued validity of this general summary. This summary does not address all of the Mexican tax consequences that may be applicable to specific holders of the New Senior Notes and New Equity and does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the New Senior Notes or New Equity. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico.
     Investors should consult with their own tax advisors regarding the particular consequences of the purchase, ownership or disposition of the New Senior Notes and New Equity under the federal laws of Mexico or any other jurisdiction or under any applicable double taxation treaty.
     For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico for tax purposes, as specified below, is deemed a non-resident of Mexico for tax purposes and a foreign holder for purposes of this summary.
     An individual is a resident of Mexico for tax purposes, if he/she established his/her home (casa habitación) in Mexico. When the individual in question has a home in another country, the individual will be deemed a resident in Mexico if his/her center of vital interests is located in Mexican territory. This will be deemed to occur if (i) more than 50% of the aggregate income realized by such individual in the calendar year is from a Mexican source, or (ii) the principal center of his/her professional activities is located in Mexico. Unless otherwise proven, a Mexican national is deemed a resident of Mexico for tax purposes. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years.
     A legal entity is a resident of Mexico if it maintains the principal administration of its business or the effective location of its management in Mexico.
     If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, in accordance with applicable tax laws.
     The governments of the United States and Mexico entered into an income tax treaty (and two protocols thereto) to avoid double taxation which came into effect on January 1, 1994 (the US-Mexico Tax Treaty). Such Treaty was amended on October 26, 1995 and July 3, 2003. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.
     Mexico has also entered into and is negotiating tax treaties for the avoidance of double taxation with several other countries.

The Exchange
     For all Mexican Tax purposes, the exchange of the Unsecured Note Debt for the New Senior Notes, the New Equity and the Restructuring Fee will be considered as (i) partial recognition of the outstanding principal of the Unsecured Note Debt with the New Senior Notes and (ii) repayment of the remaining principal with the New Equity and Restructuring Fee.
     The repayment of the principal and recognition of the outstanding principal will not give rise to any tax consequences in Mexico for the holder of the Unsecured Note Debt, to the extent it does not exceed the notional value of the Unsecured Note Debt; the excess, if any, will be taxable in Mexico as interest in the manner described in the Payment of Interest section.
New Senior Notes
Payment of Interest
     Payments of interest on the New Senior Notes (including payments of principal in excess of the notional value of the New Senior Notes which, under the Mexican tax law, are deemed to be interest) made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:
•	the New Senior Notes and all the documents supporting this financing transaction, have been notified before the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or CNBV) under the second paragraph of article 7 of the Mexican Securities Exchange Law, and the information requirements related to such registration established in the general rules issued by the Tax Administration Service (Servicio de Administración Tributaria, or SAT) are duly complied with;

•	the New Senior Notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has in force a treaty for the avoidance of double taxation;

•	we timely file before the SAT, within the fifteen days following the placement of the New Senior Notes, information regarding such placement as well as a copy of the notice filed before the CNBV, and on a quarterly basis, the information contained in section III of rule I.3.22.8. of the Miscellaneous Tax Resolution, among other things, setting forth that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement; and

•	we maintain the information and documentation mentioned above at the disposal of the tax authorities and provide it in case that such authorities request it.
     A party will not be deemed to be related to us if:
•	such person is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually, that in the case of either (a) or (b), is the effective beneficiary, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the New Senior Notes. For these purposes, persons will be related if:
•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.
     We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican tax from interest payments on the New Senior Notes made to foreign holders at the 4.9% rate in accordance with the Mexican Income Tax Law. In the event that any of the foregoing requirements are not met, under the Mexican Income Tax Law, payments of interest on the New Senior Notes made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher.

     As of the date of this disclosure statement, neither the U.S.-Mexico Treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this disclosure statement, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will be entitled to withhold taxes in connection with interest payments under the New Senior Notes at the 4.9% rate.
     Payments of interest on the New Senior Notes made by us to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:
•	such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;

•	such income is exempt from taxes in its country of residence; and

•	such fund is registered before the SAT in accordance with certain rules issued for these purposes.
     Holders or beneficial owners of the New Senior Notes may be requested to, subject to specified exceptions and limitations, provide certain information or documentation necessary to enable us or our subsidiary guarantors to apply the appropriate Mexican withholding tax rate on interest payments under the New Senior Notes made by us or the subsidiary guarantors to such holders or beneficial owners. In the event that a holder does not timely provide the specified information or documentation concerning the holder or beneficial owner, if requested, we or the subsidiary guarantors may withhold Mexican tax from interest payments to such holder or beneficial owner at the maximum applicable rate. Our obligation, however, to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of Notes—Additional Amounts.”
Payment of Principal
     Under Mexican Income Tax Law, payments of principal on the New Senior Notes made by us or by the subsidiary guarantors to a foreign holder will not be subject to Mexican withholding tax.
Taxation of Capital Gains
     Under Mexican Income Tax Law and its regulations, the gain resulting from the sale or other disposition of the New Senior Notes by a foreign holder to another foreign holder is not taxable in Mexico. Gains resulting from the sale of the New Senior Notes by a foreign holder to a Mexican resident for tax purposes or to a foreign holder deemed to have a permanent establishment in Mexico for tax purposes will be subject to Mexican taxes pursuant to the rules in respect of interest according to Mexican Tax Legislation.
Other Mexican Taxes
     Under current Mexican tax laws, generally there are no estate, inheritance, succession or gift taxes applicable to the acquisition, ownership or disposition of the New Senior Notes by a foreign holder. Gratuitous transfers of the New Senior Notes in certain circumstances may result in the imposition of a Mexican federal tax upon the recipient. There are no Mexican stamp, issuer registration or similar taxes or duties payable by Foreign Holders of the New Senior Notes with respect to the New Senior Notes.
New Equity
Dividends
     The holders of the New Equity will be considered as shareholders of the Company. Under the Mexican Income Tax Law, the profits distributed by us to foreign holders will not be taxable in Mexico in the hands of the foreign holder and, therefore, no withholding tax will be imposed.
Taxation of Capital Gains
     Under the Mexican Income Tax Law, income arising from the sale of New Equity by foreign holders will be considered to have a source of wealth in Mexican territory and will be subject to taxation in Mexico.

     In general terms, the foreign holder will be subject to the payment of income tax imposed at the rate of 25% of the gross income from such sale. If the shares are acquired by a resident in Mexico or a non resident with a permanent establishment the tax shall be paid through withholding. However, if certain requirements are met (i.e., the foreign holder shall have a representative in Mexico), the tax might be imposed at the rate of 28% on the gain from such sale.
     Notwithstanding the above, in terms of the Mexican Income Tax Law, income arising from the sale of the New Equity by a foreign holder (without a permanent establishment in Mexico) will be tax exempt if the sale is made through:
•	A stock exchange organized in terms of the Mexican Securities Exchange Law (i.e., Bolsa Mexicana de Valores); or,

•	A stock exchange located in a recognized market of a country with which Mexico has entered into a treaty for the avoidance of double taxation.
     If the sale of the New Equity does not satisfy the aforementioned terms for exemption, such income may nevertheless be exempt from tax in the terms of an applicable income tax treaty.
     Gain arising from the sale of New Equity made by Non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes to the extent the following requirements are met:
•	the value of the New Equity arises in more than 50% from real estate located in Mexican territory;

•	such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the gain;

•	such income is exempt from taxes in its country of residence; and

•	such fund is registered before the SAT in accordance with certain rules issued for these purposes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION
United States Federal Income Taxation
     The following discussion summarizes certain U.S. federal income tax consequences of (i) the exchange of Unsecured Note Debt for New Senior Notes and New Equity (the “Exchange”); (ii) receipt of the one-time payment of $10 million (the “One Time Payment”); and (ii) the ownership and disposition of Unsecured Note Debt and New Equity. This description only applies to the Unsecured Note Debt, New Senior Notes and New Equity held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:
•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	persons that own the Unsecured Note Debt or will own New Senior Notes and New Equity through partnerships or other pass through entities;

•	dealers or traders in securities or currencies;

•	holders that have a functional currency other than the U.S. dollar;

•	certain former citizens and long-term residents of the United States; or

•	holders that hold the Unsecured Note Debt or will hold New Senior Notes and New Equity as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes.
     Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax considerations and does not address the U.S. federal income tax treatment of holders that do not acquire the New Senior Notes and New Equity as part of the initial distribution at their initial issue price. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of (i) the exchange of Unsecured Note Debt for New Senior Notes and New Equity and (ii) the ownership and disposition of Unsecured Note Debt and New Equity.
     This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing is subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.
     For purposes of this description, a U.S. Holder is a beneficial owner of the Unsecured Note Debt, New Senior Notes or New Equity who for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.
     A Non-U.S. Holder is a beneficial owner of the Unsecured Note Debt, New Senior Notes or New Equity that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).
     If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Unsecured Note Debt, New Senior Notes and New Equity, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.
Internal Revenue Service Circular 230 Disclosure
     Pursuant to Internal Revenue Service Circular 230, we hereby inform you that the description set forth herein with respect to U.S. federal tax issues was not intended or written to be used, and such description cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed on the taxpayer under the U.S. Internal Revenue Code. Such description was written to support the marketing of the transactions or matters addressed herein. Taxpayers should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
Issue Price of the New Senior Notes
     The New Senior Note and New Equity received by a holder in exchange for Unsecured Note Debt Claim should constitute an “investment unit” under United States federal income tax law.
     The determination of the “issue price” of the investment unit received in exchange for the Unsecured Note Debt will depend on whether either the investment units received or the Unsecured Note Debt exchanged are “publicly traded” for U.S. federal income tax purposes. For this purpose, an investment unit is treated as if the investment unit were a debt instrument. Debt instruments are considered to be publicly traded if they are traded on an established market during the 60-day period ending 30 days after the date they are issued, which in the case of an exchange is the date of the exchange. A debt instrument generally is considered to be traded on an established market if it is listed on a major securities exchange, appears on a quotation medium of general circulation or otherwise is readily quotable by dealers, brokers or traders (subject to certain exceptions). If the investment units received are publicly traded, the issue price of the investment units received will equal the fair market value of such units at the time of the exchange. If the investment units received are not publicly traded but the Unsecured Note Debt is publicly traded, the issue price of the investment units received generally will equal the fair market value of the Unsecured Note Debt at the time of the exchange. If neither the Unsecured Note Debt nor the investment units received are publicly traded, the issue price of the investment units received will equal the stated principal amount of such notes. We believe that the investment units will not be publicly traded and the Unsecured Note Debt is publicly traded. Accordingly, we believe that the issue price of the investment units received will be the fair market value of the Unsecured Note Debt on the issue date.

     The U.S. Treasury Regulations applicable to an investment unit require a U.S. holder to allocate the issue price of the unit between the elements that comprise the investment unit based on the relative fair market values of each element of the investment unit. Accordingly, the issue price of the unit minus the amount of the amount of the One Time Payment will be allocated between the New Senior Note and the New Equity based on their relative fair market value. The Company’s allocation of the unit’s issue price between the New Equity and the New Senior Notes will be binding on the holder of an investment unit, unless the holder explicitly discloses in a statement attached to the holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the holder’s allocation of the issue price between the New Equity and the New Senior Notes is different from our allocation. There can be no assurance, however, that the U.S. Internal Revenue Service (the “IRS”) will respect the Company’s determination of the relative fair market values of the New Equity and the New Senior Notes. If the Company’s determination were successfully challenged by the IRS, the amount, timing and character of income on the New Equity and the New Senior Notes could be different from that resulting under the Company’s allocation.
Consequences to U.S. Holders
     The Exchange
     The receipt of New Senior Notes, New Equity and any cash by a U.S. Holder in exchange for its Unsecured Note Debt should constitute a recapitalization for U.S. federal income tax purposes. If the Unsecured Note Debt and the New Senior Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations, the U.S. Holder of Unsecured Note Debt generally will not recognize loss upon such exchange, but will recognize any gain to the extent of cash, if any, received on the exchange (other than cash allocated to the accrued but unpaid interest). Generally, the gain will be a long-term capital gain if the Unsecured Note Debt is a capital asset in the hands of the U.S. Holder and such U.S. Holder has held such Unsecured Note Debt for more than one year, unless the U.S. Holder had previously claimed a bad debt deduction or had accrued market discount with respect to such Unsecured Note Debt. See the discussion of accrued market discount below under “—Market Discount.”
     The determination of whether a debt instrument is a security for U.S. federal income tax purposes requires an overall evaluation of the nature of the debt instrument, with the original term of the debt instrument regarded as one of the more important factors. A debt instrument with an original term to maturity of five years or less generally does not qualify as a security, and a debt instrument with an original term to maturity of ten years or more generally does qualify as a security. Whether a debt instrument with an original term to maturity of between five and ten years qualifies as a security is less clear. The Unsecured Note Debt was issued in 2007 and, therefore, has a term to maturity of approximately ten years. The New Senior Notes will have a term of maturity of approximately seven years. Although the matter is not free from doubt, given the maturity and the other terms of the Unsecured Note Debt and New Senior Notes, the Unsecured Note Debt and New Senior Notes should constitute securities for U.S. federal income tax purposes.
     The U.S. Holders should note that the One Time Payment may be treated as consideration received in connection with a recapitalization. In such case, a U.S. Holder would generally recognize capital gain (except to the extent gain is treated as ordinary income under the market discount rules or such U.S. Holder recognizes ordinary income attributable to accrued but unpaid interest on the Unsecured Senior Debt not previously included in such U.S. Holder’s income), but not loss, equal to the lesser of (i) the amount of excess of (x) the sum of the issue price of the New Senior Notes, as discussed above, the fair market value of the New Equity and the One Time Payment received over (y) the U.S. Holder’s adjusted tax basis in the Unsecured Note Debt immediately prior to the Exchange and (ii) the amount of the One Time Payment.
     The U.S. Holder’s aggregate tax basis in the New Senior Notes (other than those allocated to the accrued but unpaid interest) and New Equity received in exchange for its Unsecured Note Debt will equal the U.S. Holder’s aggregate adjusted tax basis in such Unsecured Note Debt increased by any gain recognized with respect to such Unsecured Note Debt and, if One Time Payment is treated as consideration received in connection with a recapitalization, decreased by any cash received from the Exchange (other than those allocated to the accrued but unpaid interest). In general, the U.S. Holder’s holding period for the New Senior Notes will include such holder’s holding period for its Unsecured Note Debt except to the extent that the Unsecured Note Debt are issued in respect of accrued but unpaid interest.

     If the Exchange does not qualify as a tax-free recapitalization, a U.S. Holder would recognize gain or loss equal to the difference, if any, between the amount realized on the Exchange, other than accrued but unpaid interest which will be taxable as such, and its adjusted tax basis in the Unsecured Note Debt.
     Distributions with Respect to Accrued Unpaid Interest. In general, to the extent that any amount received (whether stock, cash, or other property) by a U.S. Holder is treated as received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if and to the extent not previously included in the U.S. Holder’s gross income).
     Conversely, a U.S. Holder would generally recognize a deductible loss to the extent that any accrued interest was previously included in its gross income and is not paid in full. However, it is not clear whether the New Senior Notes received by a U.S. Holder in satisfaction of the accreted value of the Unsecured Note Debt attributable to accrued interest on such Unsecured Note Debt should be treated as part of the recapitalization described above. If so treated, the U.S. Holder would not be able to deduct any loss realized on the receipt of the New Senior Notes in exchange for the accreted value of such Unsecured Note Debt attributable to such accrued interest. Each U.S. Holder is urged to consult its tax advisor regarding the tax consequences of the receipt of New Senior Notes in exchange for the accreted value of its Unsecured Note Debt attributable to accrued interest.
     Market Discount. A U.S. Holder that purchased Unsecured Note Debt from a prior holder with market discount will be subject to the market discount rules of the Code. Under those rules, assuming that the U.S. Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of the Unsecured Note Debt for New Senior Notes (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Unsecured Note Debt as of the date of the Exchange. Any accrued market discount not treated as ordinary income upon such exchange should carry over to the New Senior Notes received, and any gain recognized by the holder upon a subsequent disposition of such New Senior Notes will be treated as ordinary income to the extent of any accrued market discount not previously included in income.
     Receipt of One Time Payment. The U.S. federal income tax treatment of the receipt of the One Time Payment by a U.S. Holder of the Unsecured Note Debt is subject to uncertainty. The One Time Payment may be treated as a separate fee that would be subject to U.S. federal income tax as ordinary income. Alternatively, the One Time Payment may be treated as additional consideration for the Unsecured Note Debt, in which case the One Time Payment would be treated as part of the amount paid to such U.S. Holder in exchange for the Unsecured Note Debt. See a discussion of the tax consequences of the receipt of cash as part of the exchange for the Unsecured Note Debt above under “—The Exchange.” U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the receipt of the One Time Payment.
     Tax Consequences of Owning New Senior Notes
     Quarterly Interest Payments and Original Issue Discount. A New Senior Note will be treated as issued with original issue discount (“OID”) in an amount equal to the excess of the sum of all amounts payable on the New Senior Note (other than payments of qualified stated interest, defined below) over its issue price (as discussed above). All U.S. Holders of the New Senior Notes must include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the New Senior Notes. The amount of OID includible in income by a U.S. Holder is the sum of the daily portions of OID with respect to the New Senior Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the New Senior Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the adjusted issue price of the New Senior Note at the beginning of the accrual period and the yield to maturity of the New Senior Note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the New Senior Note allocable to the accrual period. The adjusted issue price of the New Senior Notes at the beginning of any accrual period is the issue price of the New Senior Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the New Senior Note that were not qualified stated interest.

     Qualified stated interest is interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates. Qualified stated interest on the New Senior Notes will be includible in the gross income of U.S. Holder as ordinary interest income in accordance with such U.S. Holder’s method of accounting for tax purposes. The portion of interest on a New Senior Note payable in cash and computed at the 3% per annum rate (including any Additional Amounts thereon) will be qualified stated interest. Any interest payments, including interest paid in kind, in excess of the amounts that constitute qualified stated interest pursuant to the preceding sentence will not constitute qualified stated interest and therefore will not be included in income of a U.S. Holder in accordance with its method of accounting, but instead will be treated as part of OID and included by such U.S. Holder as interest income over the term of the New Senior Notes.
     The issue price, the issue date, amount of OID, and the yield to maturity of the New Senior Notes may be obtained by writing to Jesús Romo Carrasco of Corporación Durango, S.A.B. de C.V. at Torre Corporativa Durango, Potasio 150, Ciudad Industrial, Durango, Durango, Mexico 34208; telephone number +52 (618) 829-1000.
     You may make an election to accrue OID and the stated interest on the New Senior Notes on a constant yield basis. The election is complicated and you should consult your tax advisor regarding such election.
     We may redeem all or part of the New Senior Notes at any time at a redemption price equal to 100% of the principal amount of the New Senior Notes redeemed (see “Description of Notes—Optional Redemption”) (the “Optional Redemption”). U.S. Treasury Regulations regarding notes issued with OID contain special rules for determining the maturity date and the stated redemption price at maturity of a debt instrument where the issuer of such debt instrument has an unconditional option to make payments under such debt instrument under an alternative payment schedule. Under such rules, it is assumed that the issuer of such debt instrument will exercise an option to redeem a debt instrument if such exercise will lower the yield to maturity of such debt instrument. Since the terms of the Optional Redemption would not lower the yield to maturity of the notes, we will disregard this optional redemption provision in determining the amount or timing of any OID inclusions thereon.
     In certain circumstances described under “Description of Notes—Mandatory Redemption” we are also required to redeem all or a part of New Senior Notes at a redemption price equal to 100% of the principal amount of the New Senior Notes redeemed (the “Mandatory Redemption”). Also, you may require us to redeem your New Senior Notes in the event of a Change of Control (see “Description of Notes—Change in Control”). Under the U.S. Treasury Regulations regarding notes issued with OID, if based on all the facts and circumstances as of the date on which the notes are issued there is a remote likelihood that a contingency will occur, it is assumed that such redemption will not occur. We believe that as of the expected issue date of the New Senior Notes, the likelihood that a Change of Control or Mandatory Redemption will occur is, in each case, remote. In each case, our determination is not binding on the U.S. Internal Revenue Service, or the IRS, and if the IRS were to challenge this determination, you may be required to accrue income on the notes that you own in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes before the resolution of the contingency. In the event that any of these contingencies were to occur, it would affect the amount and timing of the income that you recognize. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.
     Because the basis of the New Senior Notes will be determined by reference to the basis of the Unsecured Note Debt immediately prior to the Exchange while the issue price of the New Senior Notes is expected to be the excess of the fair market value of the Unsecured Note Debt on the date of the Exchange over the sum of the amount of the One Time Payment and the fair market value of the New Equity received in the exchange, in addition to OID, the New Senior Notes may have a market discount or bond premium.
     Market Discount. You will be treated as having acquired a New Senior Note at a market discount if, immediately after the Exchange, the New Senior Note’s issue price exceeds your adjusted basis by at least 0.25% of the New Senior Note’s issue price multiplied by the weighted average of complete years to the New Senior Note’s maturity. If this excess is not sufficient to cause the New Senior Note to be a market discount note, then the excess constitutes “de minimis market discount.”

     Upon disposition or receipt of a partial principal payment on a New Senior Note that is a market discount note, any gain will be treated as ordinary income to the extent that the gain does not exceed the market discount which has not been previously included in gross income and which accrued on the New Senior Note while held by you. Generally, market discount is accrued on a rateable basis, or, at your election, on a constant yield basis. Alternatively, you may elect to include market discount in income currently (on either a rateable or constant yield basis) over the life of the New Senior Note. This election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.
     Bond Premium. A U.S. Holder that has an adjusted basis in a New Senior Note immediately after the Exchange which is less than or equal to the sum of all amounts payable on the New Senior Note after the date of the Exchange, other than payments of qualified stated interest, and greater than the issue price of the New Senior Note (any such excess being “acquisition premium”) and that does not make the election to accrue interest on the New Senior Note on a constant yield basis, is permitted to reduce the daily portions of OID on the New Senior Note by a fraction, the numerator of which is the excess of the U.S. Holder’s basis in its New Senior Note immediately after the Exchange over the New Senior Note’s issue price, and the denominator of which is the excess of the sum of all amounts payable on the New Senior Note after the date of the acquisition over the New Senior Note’s issue price.
     A U.S. Holder that has an adjusted basis in a New Senior Note immediately after the Exchange which is greater than the sum of all amounts payable on the New Senior Note after the date of the Exchange, other than payments of qualified stated interest, may elect to treat the excess as “amortizable bond premium”, in which case the amount required to be included in the U.S. Holder’s income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the New Senior Note’s yield to maturity) to that year. The U.S. Holder will not include any OID on the New Senior Note in gross income. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS.
     A U.S. Holder that does not elect to take bond premium (other than acquisition premium) into account currently will recognize a market loss when the New Senior Note matures.
     Foreign Tax Credit Considerations. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes, a Mexican withholding tax, if any, imposed on interest would be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or at a U.S. Holder’s election, may be deducted in computing taxable income if the U.S. Holder has elected to deduct all foreign income taxes for the taxable year). The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. For this purpose, the interest on the New Senior Notes should generally constitute “passive category income”, or in the case of certain U.S. Holders, “general category income.” The rules with respect to foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
     Sale, Taxable Exchange or Other Disposition of the New Senior Notes. Your adjusted tax basis in your New Senior Note generally will be the initial basis of New Senior Note, increased by the amount of any OID and market discount included in the U.S. Holder’s income with respect to the New Senior Notes (whether or not de minimis) and reduced by the amount of any payments that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the New Senior Notes. You will generally recognize gain or loss on the sale or retirement of your New Senior Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your adjusted tax basis in your New Senior Note. You will recognize capital gain or loss when you sell or dispose of your New Senior Note. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

     Tax Consequences of Owning New Equity
     Distributions. Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you on the New Equity other than certain distributions, if any, of the New Equity distributed pro rata to all our shareholders will be includible in income on the day on which the dividends are actually or constructively received by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of the Company as determined under U.S. federal income tax principles. Under current law, dividends received in taxable years beginning on or before December 31, 2010 by non-corporate United States investors on shares of certain foreign corporations may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Currently, the Company believes that dividends that the Company will pay on the Shares meet these conditions. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” to the extent, if any, that the amount of any distribution by us on New Equity exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in the New Equity and thereafter as capital gain. We do not maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that distributions by the Company generally will be treated as dividends for U.S. federal income tax purposes.
     Dividends paid to U.S. Holders in pesos or currency other than the U.S. dollar (“Other Foreign Currency”) will be includable in income in a U.S. dollar amount based on the prevailing spot market exchange rate in effect on the date of actual or constructive receipt whether or not converted into U.S. dollars at that time. Assuming the payment is not converted at that time, the U.S. Holder will have a tax basis in pesos (or Other Foreign Currency) equal to that U.S. dollar amount, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss that a U.S. Holder recognizes on a subsequent conversion of pesos (or Other Foreign Currency) into U.S. dollars (or on other disposition) generally will be U.S. source ordinary income or loss. If dividends received in pesos (or Other Foreign Currency) are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. Dividends on the New Equity received by a U.S. Holder generally will be treated as foreign source income for U.S. foreign tax credit purposes. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes and certain exceptions for short-term and hedged positions, a Mexican withholding tax, if any, imposed on dividends would be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or at a U.S. Holder’s election, may be deducted in computing taxable income if the U.S. Holder has elected to deduct all foreign income taxes for the taxable year). The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. For this purpose, the dividends on the New Equity should generally constitute “passive category income”, or in the case of certain U.S. Holders, “general category income.” The rules with respect to foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
     Sale, Taxable Exchange or Other Disposition of New Equity. Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” a U.S. Holder generally will recognize gain or loss on the sale or exchange of the New Equity equal to the difference between the amount realized (including the gross amount of the proceeds before the deduction of any Mexican tax) on such sale or exchange and the U.S. Holder’s adjusted tax basis in the New Equity. Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” such gain or loss will be capital gain or loss. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder’s holding period for such New Equity exceeds one year (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to limitations under the Code. If any gain from the sale or exchange of New Equity is subject to Mexican tax, U.S. Holders may not be able to credit such taxes against their U.S. federal income tax liability under the U.S. foreign tax credit limitations of the Code since such gain generally would be U.S. source income, unless such tax can be credited (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Alternatively, a U.S. Holder may take a deduction for the Mexican income tax if such U.S. Holder does not take a credit for any foreign income tax during taxable year.

     With respect to the sale or exchange of New Equity, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) the date of receipt of payment in the case of a cash basis U.S. Holder and (ii) the date of disposition in the case of an accrual basis U.S. Holder. If the New Equity are treated as traded on an “established securities market,” a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.
     Passive Foreign Investment Company Considerations. A non-U.S. corporation will be classified as a “passive foreign investment company”, or a PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either:
•	at least 75 percent of its gross income is “passive income”; or

•	at least 50 percent of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of “passive income.”
     Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. If the stock of a non-U.S. corporation is publicly traded for the taxable year, the asset test is applied using the fair market value for purposes of measuring such foreign corporation’s assets. For purposes of the PFIC asset test, the aggregate fair market value of the assets of a publicly traded foreign corporation is generally treated as being equal to the sum of the aggregate value of the outstanding stock and the total amount of the liabilities of such corporation (the “Market Capitalization”).
     Based on certain estimates of our gross income and gross assets, the nature of our business, the expected use for the proceeds of the offering of our shares and our anticipated Market Capitalization, we believe that we will not be classified as a PFIC during our taxable year ending December 31, 2008. We do not believe that our assets or activities will change in a manner that would cause our Company to be classified as a PFIC in the future, but there can be no assurance that we will not be considered a PFIC for any taxable year because our status will depend on our assets and activities in those years, as well as our actual Market Capitalization as determined on the end of each calendar quarter. If we were a PFIC, a U.S. Holder of New Equity generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, the New Equity.
     Qualified Electing Fund Election and Mark-to-market Election. Where a company that is a PFIC meets certain reporting requirements, a U.S. shareholder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund” (“QEF”) election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to the Company.
     If New Equity is “regularly traded” on a “qualified exchange,” a U.S.Holder may make a mark-to-market election with respect to the New Equity. If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of the New Equity, at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the New Equity over its fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the New Equity will be adjusted to reflect the amount of any such income or loss. Any gain recognized on the sale or other disposition of New Equity will be treated as ordinary income. The New Equity will be considered “marketable stock” if it is traded on a qualified exchange, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Mexican Stock Exchange may constitute a qualified exchange for this purpose provided it meets certain trading volume, listing, financial disclosure, surveillance, and other requirements set forth in applicable U.S. Treasury regulations. However, we cannot be certain that our New Equity will continue to trade on the Mexican Stock Exchange or that our New Equity will be traded on at least 15 days in each calendar quarter in other than de minimis quantities. Each U.S. Holder should consult its own tax advisor to determine whether a mark-to-market election is available and the consequences of making an election if we were characterized as a PFIC.

Consequences to Non-U.S. Holders
     The Exchange
     As discussed above the Company believes that the Exchange should qualify as a tax-free recapitalization for U.S. federal income tax purposes. Accordingly, a Non-U.S. Holder should not recognize any income, gain or loss in connection with the Exchange.
     If any taxable gain is realized by a Non-U.S. Holder as a result of the Exchange, subject to the discussion below under the caption “—U.S. Backup Withholding Tax and Information Reporting,” such gain would not be subject to U.S. federal income tax, unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such Non-U.S. Holder); or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.
     Distributions with Respect to Accrued Unpaid Interest
     Subject to the discussion below under the caption “—U.S. Backup Withholding Tax and Information Reporting,” If you are a Non-U.S. Holder, any amount you receive, including cash, New Senior Notes or New Equity, in satisfaction of interest that accrued on the Unsecured Note Debt during its holding period generally will not be subject to U.S. federal income tax unless the interest income is effectively connected with your conduct of a trade or business in the United States.
     Receipt of One Time Payment
     Although there is no authority directly addressing the U.S. federal income tax consequences of the receipt of the One Time Payment, assuming that the Non-U.S. Holder is holding the Unsecured Note Debt and acting from outside the United States, the payment of the One Time Payment to a Non-U.S. Holder should not constitute U.S. source income. Accordingly, subject to the discussion below under the caption “—U.S. Backup Withholding Tax and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to the payment of the One Time Payment unless such income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.
     Ownership of the New Senior Notes
     Payments of Interest. Subject to the discussion below under the caption “—U.S. Backup Withholding Tax and Information Reporting,” If you are a Non-U.S. Holder, payments to you of interest on a Note generally will not be subject to U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States.

     Sale, Taxable Exchange or Other Disposition of the New Senior Notes. Any gain realized by a Non-U.S. Holder upon the sale, exchange, redemption or other disposition of a New Senior Note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such Non-U.S. Holder); or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.
     Ownership of the New Equity
     Distributions. Subject to the discussion above under “—U.S. Backup Withholding Tax and Information Reporting,” a Non-U.S. Holder of New Equity generally will not be subject to U.S. federal income or withholding tax on dividends received on the New Equity, unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.
     Sale, Taxable Exchange or Other Disposition of the New Equity. Subject to the discussion below under “—U.S. Backup Withholding Tax and Information Reporting,” a Non-U.S. Holder of the New Equity generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such New Equity unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such Non-U.S. Holder); or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.
U.S. Backup Withholding and Information Reporting
     The payor will be required to withhold backup withholding tax on payments made within the United States, or by a U.S. payor or U.S. middleman, on Unsecured Note Debt, a New Senior Note or New Equity to a U.S. person, other than an exempt recipient, such as a corporation, if the Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States, or by a U.S. payor or U.S. middleman to a Non-U.S. Holder of Unsecured Note Debt, New Senior Note or New Equity will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the Holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect. The backup withholding tax rate is 28 percent for taxable years through 2010.
Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

EXHIBIT A
The Plan of Reorganization

Exhibit T3E-1
June 16, 2009
I, GABRIELA RAMIREZ ALAMO, OFFICIAL TRANSLATOR APPOINTED BY THE SUPERIOR COURT OF JUSTICE MAKE OATH AND STATE THAT I AM IN FULL COMMAND OF THE SPANISH AND ENGLISH LANGUAGES AND THAT THE FOREGOING IS A FULL TRUE AND FAITHFUL TRANSLATION CONSISTING OF (16) SIXTEEN PAGE(S), MADE BY ME IN MEXICO CITY, THIS 16TH DAY OF THE MONTH OF JUNE OF THE YEAR 2009 OF THE DOCUMENT ATTACHED HERETO.

/s/ GABRIELA RAMIREZ ALAMO
GABRIELA RAMIREZ ALAMO

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TRANSLATION FROM SPANISH
ADMINISTRATIVE BANKRUPTCY AGREEMENT ENTERED INTO BY AND BETWEEN CORPORACIÓN DURANGO, S. A. B. DE C. V. (HEREINAFTER INDISTINCTLY REFERRED TO AS “CORPORACIÓN DURANGO” OR THE “MERCHANT”·), REPRESENTED HEREIN BY MISTER GABRIEL VILLEGAS SALAZAR, AND ITS INDIVIDUAL COMMON CREDITORS ACKNOWLEDGED BY THE “MEDIATOR” (AS SUCH TERM IS DEFINED BELOW) LISTED IN EXHIBIT “A” OF THIS INSTRUMENT (“SIGNATORY CREDITORS”), AS PROVIDED BY THE LAW OF ADMINISTRATIVE BANKRUPTCY PROCEEDING (HEREINAFTER REFERRED TO AS “LABP”) AND ACCORDING TO THE FOLLOWING RECITALS, STATEMENTS AND CLAUSES:
RECITALS
1.- The Special Shareholders’ General Meeting held on October 8, 2001 resolved the merger of Corporación Durango, S. A. de C. V. with Grupo Industrial Durango, S.A. de C.V., surviving the latter as merged corporation. Such merger is evidenced by public deed 1871, dated October 12, 2001, attested by Vicente Guerrero Romero, Esquire, Notary Public No. 1 in and for the State of Durango and took effect on February 7, 2002.
Such meeting also resolved to change the corporate name of Grupo Industrial Durango, S.A. de C.V., the surviving corporation, to Corporación Durango, S. A. de C. V., legalizing the corresponding record with the Notary Public already mentioned in the preceding paragraph, as evidenced in public deed 2136, dated February 12, 2002.
2.- The corporate domicile of Corporación Durango is located in Durango, State of Durango, as evidenced in the first testimony of public deed 3,584, dated July 1, 2003, attested by Vicente Guerrero Romero, Esquire, Notary Public No. 1 in and for the State of Durango, and was registered in the Public Registry of Property and Commerce for the City of Durango, under number 88, page 88, book 3, second of commerce auxiliary, volume 56, section fourth, as well as for Mexico City under folio number 140360.
3.- Since December 8, 2006, the MERCHANT’s corporate name is Corporación Durango, S. A. B. de C. V.
4.- On October 6, 2008, the MERCHANT filed the application for the declaration of Administrative Bankruptcy, as provided by the LABP, which was filed in the First District Court for the State of Durango, under file 16/2008 (the “Administrative Bankruptcy Proceeding”).
5.- On October 16, 2008, Rebeca Castaños Castaños, CPA accepted the position as judicial inspector granted by the Federal Institute of Specialists in Administrative Bankruptcy Proceedings (“FISABP”)

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6.- On November 26, 2008, the First District Judge for the State of Durango passed a Judgment declaring the MERCHANT in Administrative Bankruptcy, in the Administrative Bankruptcy Proceeding. At the opening of the conciliation stage, a list of creditors was prepared according to the opinion issued by the nominated mediator.
7.- On December 2, 2008, the FISABP nominated Rebeca Castaños Castaños, C. P. A. as Mediator in this Administrative Bankruptcy Proceeding, who stated as domicile for the performance of her obligations under the LABP the one located in the street of Canoas 238-B, Col. Centro, Durango, Durango.
8.- On December 17, 2008, an abstract of the judgment declaring the Administrative Bankruptcy Proceeding of the MERCHANT was published in El Sol de Durango newspaper and on December 19, 2008 in the Federation Official Gazette, pursuant to articles 42, item XI and 45 of the LABP.
9.- In the writ dated February 24, 2009, and grounded on Articles 62 and 63 of the LABP, the nomination of Ernesto Valenzuela Espinoza, C. P. A., as auditor nominated by the creditor Law Debenture Trust Company of New York, was admitted.
10.- On March 4, 2009, and grounded on article 132 of the LABP, the First District Judge for the State of Durango; passed the Acknowledgement, Credit Ranking and Loan Priority Judgment (“Acknowledgement Judgment”) of this Administrative Bankruptcy Proceeding, which was published on March 5, 2009.
S T A T E M E N T S
I.	The MERCHANT states, through its attorney in fact:
1.	Incorporation.- It is a corporation duly incorporated and existing under the United Mexican States Law.

2.	Representation.- It has the necessary faculties to execute this Administrative Bankruptcy Agreement, which have not been revoked or limited in any way, as credited by the first testimony certified copy of public deed 2,153, dated February 22, 2002, attested by Vicente Guerrero Romero, Esquire, Notary Public No. 1 in and for the State of Durango, and registered under the mercantile folio 140360 in the Public Registry of Property and Commerce.

3.	Acknowledgement Judgment.- The acknowledgement judgment was issued on March 4, 2009.

4.	Liabilities.- As can be noticed in the Acknowledgement Judgment, the liabilities on account of the MERCHANT amount to 4,746,791,049.88 UDIS (INVESTMENT UNITS) (four billion seven hundred and forty six million seven hundred and ninety one thousand forty nine point eighty eight investment units).

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5.	Other liabilities.- It does not have other liabilities apart from those reflected in the Acknowledgement Judgment.

6.	Private agreements.- It has not entered into any private contracts or agreements with any of its creditors infringing the LABP.

7.	Agreement Legality.- The execution of the Administrative Bankruptcy Agreement does not violate, breach or infringe in any other way the legal provisions of its corporate bylaws in force or any legal provision, including, enunciatively but not restrictively, the LABP.

8.	Preemptive Rights.- For the purpose derived from this Administrative Bankruptcy Agreement, a regular shareholders’ general meeting of the MERCHANT was held on April 23, 2008, granting to whom it may correspond, the preemptive rights for the capital stock increase in its variable part without withdrawal right. The notice of such increase was published in the Official Newspaper of the Constitutional Government for the State of Durango on May 21, 2009, exhibited as Exhibit “B”, having exercised the subscription right of 70,332 shares.

At such meeting, the MERCHANT’s board of directors was granted the faculty to offer, for subscription and payment, the stocks representing the capital increase, that were not subscribed by the shareholders in the exercise of their preemptive right and under the terms that the own Board determines.

9.	Manifestation of intention.- The MERCHANT states its intention to execute this Administrative Bankruptcy Agreement with the purpose of complying with the payment obligations acquired with the Acknowledged Creditors, being expressly bound to everything set in this instrument.

10.	MERCHANT’s Authorizations. The MERCHANT is authorized by the legislation of the United Mexican States, of the United States of America and of any other that has or might have jurisdiction thereon, to execute and perform its obligations under this Agreement, without the need of being granted additional authorizations from any authority other than those demanded in the Administrative Bankruptcy Proceeding and those stated in this Agreement.

11.	Fair, Equitable and Reasonable Settlement. This Agreement and its performance, under the terms and conditions set herein, represents the most fair, equitable and reasonable settlement that the MERCHANT and its Acknowledged Creditors could reach, under the terms of the LABP.
II.	Each and all of the Signatory Creditors state that:
1.	Their attorneys in fact have the necessary and sufficient powers of attorney and faculties for the execution of this Administrative Bankruptcy Agreement, as evidenced in the documents enclosed herein as Exhibit “C”, and that such powers of attorney and faculties have not been revoked or limited in any way as of this date.

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2.	It is their intention to execute this Agreement in order to agree on the capitalization, restructuring, extinguishment and / or novation, as the case may be, of the Acknowledged Credits and to terminate the Corporation Durango Bankruptcy, as provided by articles 157, 166, 262, item I, and others applicable of the LABP, subject to the terms and conditions of this instrument.

3.	They are authorized by the legislation of the United Mexican States, of the United States of America and of any other country that has or might have jurisdiction thereon, to execute and perform their corresponding obligations under this Agreement, without the need of being granted additional authorizations from any authority other than those demanded in the Administrative Bankruptcy Proceeding.

4.	They have no contractual or legal impediment to subscribe this Agreement.

5.	This Agreement and its performance, under the terms and conditions set herein, represents the most fair, equitable and reasonable settlement that the MERCHANT and its Acknowledged Creditors could reach, under the terms of LABP.
III.	The MERCHANT and the Signatory Creditors state that:
1.	The Acknowledgement Judgment published on March 5, 2009 in the Administrative Bankruptcy Proceeding, is definite and has the status of Res Judicata, as well as (i) the Administrative Bankruptcy Proceeding judgment and the retroaction date stated therein and (ii) the nomination and approval of the Mediator proceedings.

2.	Everything set in the preceding recitals and statements is accurate, true, complete and correct, and is not misleading, and also it is their free and spontaneous will to execute this Administrative Bankruptcy Agreement, being subject to the following:
C L A U S E S
FIRST. DEFINITIONS
a)	Series “A” shares means: Corporación Durango common and ordinary capital stock, without par value expression.

b)	Acknowledged Creditors means: creditors with such status according to article fourth of the LABP, in this Administrative Bankruptcy Proceeding.

c)	Common Acknowledged Creditors means: the Creditors Acknowledged in the Acknowledgement Judgment, which assets have been acknowledged as common, as provided by article 217, item IV, and 222 of the LABP.

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d)	Signatory Creditors means: the Common Acknowledged Creditors, individually in relation to the Mediator as provided by the corresponding credit acknowledgment application submitted by Law Debenture Trust Company of New York as Fiduciary under the Indenture Contract and approved by the Mediator, which subscribe this Administrative Bankruptcy Agreement.

e)	Non-Signatory Creditors means: the Common Acknowledged Creditors that do not subscribe this Administrative Bankruptcy Agreement.

f)	ANG means: ANG Entreprise Privee, S. A. de C. V.

g)	Cia. Norteamericana de Inversiones means: Compañía Norteamericana de Inversiones en Celulosa y Papel, S. A. de C. V.

h)	Indenture Contract means: the indenture contract referred to by Clause Fifth item d), grounded on which the New Senior Guaranteed Bonds shall be issued.

i)	Administrative Bankruptcy Agreement means: the indenture contract entered into on October 5, 2007 by and between Corporación Durango, S.A.B. de C.V., as Issuer of Existing Senior Bonds and Law Debenture Trust Company of New York as Fiduciary.

j)	Administrative Bankruptcy Agreement means: the present document and its exhibits.

k)	Corporación Durango or Merchant means: Corporación Durango, S. A. B. de C.V.

l)	Common Acknowledged Credits means: the credits acknowledged as common in the Acknowledgment Judgment, as provided by Article 217, item IV, of the LABP. This term might also be used in singular with the same meaning.

m)	Empaques de Cartón Titán means: Empaques de Carton Titán, S. A. de C. V.

n)	Approval Publication Date means: the date when the resolution of the First District Court for Durango, Durango is deemed definite, through the one that approves the Administrative Bankruptcy Agreement.

o)	Guarantor Group means: ADMINISTRACION CORPORATIVA DE DURANGO, S. A. DE C. V., ADMINISTRACION INDUSTRIAL CENTAURO, ADMINISTRACION, S. A. DE C. V., ADMINISTRADORA INDUSTRIAL DURANGO, S. A. DE C. V., ATENMEX, S. A. DE C. V., ATENSA, S. A. DE C.V CARTONPACK INDUSTRIAL, S. A. DE C. V., COMPAÑIA NORTEAMERICANA DE INVERSIONES EN CELULOSA Y PAPEL, S. A. DE C. V., ECTSA INDUSTRIAL, S. A. DE C. V., EMPAQUES DE CARTON TITÁN, S. A. DE C. V., EMPRESAS TITÁN, S. A. DE C. V., EYEMSA INDUSTRIAL, S.A. DE C. V., FAPATUX, S. A. DE C. V., FIBER MANAGEMENT OF TEXAS, INC., FORMATODO INDUSTRIAL, S. A. DE C. V., GRUPO PIPSAMEX, S. A. DE C. V., INMOBILIARIA INDUSTRIAL TIZAYUCA, S. A. DE C. V., LINEAS AEREAS EJECUTIVAS DE DURANGO, S. A. DE C. V., MCKINLEY PAPER COMPANY, MEXPAPE, S. A. DE C. V., PAPER INTERNATIONAL, INC., PONDEROSA INDUSTRIAL DE MÉXICO, S. A. DE C. V., PORTEADORES DE DURANGO, S. A. DE C. V., RECICLAJES CENTAURO, S. A. DE C. V., SERVICIOS PIPSAMEX, S. A. DE C. V., SERVICIOS INDUSTRIALES TIZAYUCA, S. A. DE C. V., AND SUMMAFIBERS, INC.

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p)	Law Debenture Trust Company means: Law Debenture Trust Company of New York.

q)	New Senior Guaranteed Bonds means: the Guaranteed Bonds issued under this restructuring for the amount of US$ 250 (two hundred and fifty) million US dollars. (Corporación Durango New Senior Guaranteed Bonds). These guaranteed bonds correspond to Portion A.

r)	Existing Guaranteed Bonds means: the guaranteed bonds issued by the Merchant on October 5, 2007, which are due on the year 2017, acting Law Debenture Trust Company of New York as Fiduciary Institution.

s)	Portion A means: the Common Acknowledged Credits payable according to clause Fifth of the Administrative Bankruptcy Agreement to the holders of the existing guaranteed bonds, with the exclusion of ANG.

t)	Portion B means: the Common Acknowledged Credits that shall be paid according to clause Sixth of the Administrative Bankruptcy Agreement to the holders of the existing guaranteed bonds, with the exclusion of ANG.

u)	Portion C means: the Common Acknowledged Credits that shall be paid according to clause Seventh of the Administrative Bankruptcy Agreement to CIA NORTEAMERICANA DE INVERSIONES, EMPAQUES DE CARTON TITÁN, PONDEROSA INDUSTRIAL DE MÉXICO and PORTEADORES DE DURANGO.

v)	Portion D means: the Common Acknowledged Credits that shall be paid to the holder of the Existing Senior Guaranteed Bonds, ANG, according to clause Eighth of the Administrative Bankruptcy Agreement.

w)	Porteadores de Durango means: Porteadores de Durango, S. A. de C. V.

x)	Ponderosa Industrial de México means: Ponderosa Industrial de México; S. A. de C. V.

y)	TAS means: Tax Administration System.

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z)	Acknowledgement Judgment means: the Acknowledgement, Credit Ranking and Loan Priority Judgment published on March 5, 2009 in the Administrative Bankruptcy Proceeding.

aa)	Existing Holders means: the holders of the Existing Senior Guaranteed Bonds that subscribe this Agreement and whose names are listed at the end of the signature section.

bb)	IEIR means: the 28-day Interbank Equilibrium Interest Rate in National Currency published by Banco de Mexico.
SECOND. OBJECT
a)	This Administrative Bankruptcy Agreement sets the terms and conditions to restructure each and all of the liabilities on account of the MERCHANT that are comprised in the Acknowledgement Judgment and binds the MERCHANT to the payment of the Common Acknowledged Credits on its account.

b)	In addition, the object of this Administrative Bankruptcy Agreement is to bind the Common Acknowledged Creditors to receive the administrative bankruptcy payment of the Common Acknowledged Credits, under the terms of this Administrative Bankruptcy Agreement, being bound as provided by article 165 of the LABP.

c)	For the performance of the Administrative Bankruptcy Agreement, the Common Acknowledged Credits shall be divided into four portions denominated: Portion A, Portion B, Portion C and Portion D, and shall be treated as set in this Administrative Bankruptcy Agreement.
THIRD. COMMON ACKNOWLEDGED CREDITS
a)	As provided by article 159 last paragraph of the LABP, the parties agree that the Common Acknowledged Credits shall be kept, individually, in the currency in which they were originally agreed and for the purpose of the restructuring agreed herein, any arithmetic operation shall be made, taking into account for this purpose the currency in which each credit had been agreed.

b)	For the payment of the Common Acknowledged Credits amount represented by the Existing Senior Guaranteed Bonds, except for the Existing Senior Guaranteed Bond where ANG is the holder, the parties agree on that:
i)	69.863431% (sixty nine point eight hundred sixty three thousand four hundred and thirty one percent) shall be paid according to the terms and conditions set in clause Fifth of this Administrative Bankruptcy Agreement. The estimate for this payment shall be made multiplying times 0.69863431 the principal amount of each of the Common Acknowledged Credits.

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ii)	The remaining 30.136569% (thirty point one hundred and thirty six thousand five hundred and sixty nine percent) plus the interests accrued and unpaid and acknowledged in the Acknowledgement Judgment, shall be paid by their capitalization in 17,397,511 common shares, representing 6% (six percent) of the MERCHANT’s capital stock, as provided by clause Sixth of this Administrative Bankruptcy Agreement and the stipulated below.

iii)	On the Approval Publication Date and subject to the compliance with the stipulated under item d) of Clause Fifth of the present regarding the acceptance of the Indenture Contract by the Securities and Exchange Commission of the United States of America, Corporación Durango shall pay or arrange that its subsidiary McKinley Paper Company pays to the holders of the Common Acknowledged Credits represented by the Existing Guaranteed Bonds, except for the Existing Guaranteed Bonds from which ANG or any other subsidiary or affiliate of Corporación Durango is the holder, on a pro rata basis, the amount of USD 10, 000, 000.00 (ten million dollars 00/100 currency of the United American States).
FOURTH. TERM
a)	The term for the full performance of the payment obligations set in Clause Fifth of this Administrative Bankruptcy Agreement shall expire in the year 2016, i. e., within a 7 (seven) year term from the issuance date of the New Senior Guaranteed Bonds referred to in the Debenture Contract.

b)	The term for the performance of the payment obligations set in this Administrative Bankruptcy Agreement for Portion C Common Acknowledged Creditors shall expire in the year 2031, according to Clause Seventh of this Administrative Bankruptcy Agreement; therefore, such obligations shall not be demanded before such date.
FIFTH. PORTION A
a)	Pursuant to clauses Second, Third and Fourth of the Administrative Bankruptcy Agreement, the Merchant shall pay 69.863431% (sixty nine point eight hundred sixty three thousand four hundred and thirty one percent) of the Common Acknowledged Credits principal amount to the holders of the Existing Senior Guaranteed Bonds, with the exception of ANG, by issuing and making available for such holders, the New Senior Guaranteed Bonds that shall expire in the year 2016, precisely on the date determined in the Debenture Contract.

b)	The parties agree on that the New Senior Guaranteed Bonds shall accrue interests payable every three month period, in agreement with the dates stipulated in the Debenture Contract, at an annual interest rate that shall increase according to the following table:

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1st year	3% in cash plus 3.0% capitalizable
2nd year	4% in cash plus 3.0% capitalizable
3rd year	5% in cash plus 2.0% capitalizable
4th year	7% in cash
5th to 7th year	10% in cash

c)	The principal amount of each of the Common Acknowledged Credits located in Portion A is detailed in page 3 (three) of form LC-7/161 of the FISABP from which this Acknowledgement Agreement and Credit Restructuring is Exhibit 1.

d)	The parties under the present Administrative Bankruptcy Agreement agree that the MERCHANT obligation, according to the New Senior Guaranteed Bonds, shall also be subject to an indenture contract (the “Indenture Contract”) governed by the Laws of the State of New York, which the MERCHANT is bound to execute as well as to issue and make available to the holders of the Existing Senior Guaranteed Bonds, with the exception of ANG, the New Senior Guaranteed Bonds within a 15 (fifteen) business day term from the date when both (i) the Approval Publication Date and (ii) the acceptance of the Indenture Contract by the “Securities and Exchange Commission” take place. The terms of the Indenture Contract and of the New Senior Guaranteed Bonds shall be equal to those of the Indenture Contract form and the New Senior Guaranteed Bonds which have previously been approved by the parties and separately initialized for their identification, and are enclosed to this Administrative Bankruptcy Agreement as Exhibit “D”, understanding that the Debenture Contract shall be modified in accordance with the requirements set forth by the United States of America “Securities and Exchange Commission”.
SIXTH. PORTION B
a)	Pursuant to clauses Second, Third and Fourth of the Administrative Bankruptcy Agreement, the Merchant shall pay 30.136569% (thirty point one hundred thirty six thousand five hundred sixty nine percent) of the Common Acknowledged Credits principal amount due to the holders of the Existing Senior Guaranteed Bonds, with the exception of ANG, together with the interest accrued and acknowledged in the Acknowledgement Judgment, putting at the disposition of each of them, the number of shares in the same proportion as the Existing Senior Guaranteed Bonds that they hold, calculated on 17,397,511 common shares, representing 6% (six percent) of the MERCHANT’s total capital stock, once the acts subject matter of this Administrative Bankruptcy Agreement have been implemented.

b)	The principal amount of each of the Common Acknowledged Credits located in Portion B is detailed in page 3 (three) of form LC-7/161 of the FISABP from which this Administrative Bankruptcy Agreement is Exhibit 1.

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SEVENTH. PORTION C
a)	The MERCHANT shall pay Portion C, in one exhibition, that shall be due in the year 2031, which precise date, in day and month shall match with the date and month of celebration of the Debenture Contract; understanding that, in order to additionally document the obligation referred to in this item a), the MERCHANT shall subscribe to the order of and put to the disposition of the Common Acknowledged Credits creditors that integrate Portion C, four guaranteed bonds for an amount, as a whole, equal to 100% of the principal amount and the interests of their corresponding Common Acknowledged Credits and which, as a whole, are identified as Guaranteed Bonds “C”.

b)	As a result thereof, the parties agree that the Guaranteed Bonds C shall have a unique expiration on the date stipulated in the precedent item and shall accrue interests upon their maturity, according to the following table:

From the date of celebration of the Debenture Contract and up to the year 2016, precisely on the day and month of the celebration of the Debenture Contract (“Date of First Calculation”).	IEIR plus two points annually
From the day following the Date of First Calculation in the year 2016 and up to the maturity date of Guaranteed Bonds C.	IEIR plus four points annually

c)	The parties agree on that there shall not be capital amortizations on Guaranteed Bonds C before their expiration date and the payment of the total accrued interests, according to the calculation stated in the precedent item shall take place precisely together with the principal on the maturity date stipulated in item a) of the present Clause.
EIGHTH. PORTION D
a)	Pursuant to clauses Second, Third and Fourth of the Administrative Bankruptcy Agreement, the Merchant shall pay to ANG the Existing Senior Guaranteed Bonds from which ANG is the holder, exchanging them for 101,485,483 common registered shares representing, as a whole for both parties, 35% (thirty five percent) of the MERCHANT’s capital stock.

b)	The principal amount of each of the Common Acknowledged Credits located in Portion D is detailed in page 8 (eight) of form LC-7/161 of the FISABP from which this Acknowledgement Agreement is Exhibit 1.

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NINTH. GUARANTEES
Portion A shall be guaranteed by:
a)	Guarantee Contracts to be granted by the Guarantor Group (as guarantors and jointly and severally obligor).

b)	The terms of the joint and several guarantees shall be equal to those of the form that the parties have previously agreed and initialized for their identification.
TENTH. FISCAL CREDIT
The parties agree that the fiscal credit acknowledged in the Acknowledgement Judgment shall be paid in 6 monthly payments that began on April 20, 2009, according to the Big Taxpayers Administration authorizations of the Finance and Public Credit Tax Administration Service, which are exhibited as Exhibit “E”; the abovementioned as provided by article 152 of the LABP
ELEVENTH. CANCELLATION OF EXISTING GUARANTEED BONDS
a)	The parties acknowledge and accept that from the time this Administrative Bankruptcy Agreement is approved by the Administrative Bankruptcy Judge and the documents mentioned in clauses Fifth to Ninth are subscribed, put to the disposition and authorized under the terms of this Administrative Bankruptcy Agreement, the Existing Senior Guaranteed Bonds and the Indenture Contract, based on which the Existing Senior Guaranteed Bonds were issued, shall be extinguished and might not be demanded, simultaneously with the subscription of the Indenture Contract subject matter thereof, and to the issuance of the New Senior Guaranteed Bonds, together with the obligations of the MERCHANT and of any of its subsidiaries including, enunciatively but not restrictively, the extinguishment and cancellation of any guarantee granted by the MERCHANT or any of its subsidiaries and understanding that such Existing Senior Guaranteed Bonds shall be substituted by the New Senior Guaranteed Bonds and the Indenture Contract based on which the New Senior Guaranteed Bonds shall be issued, except for the Existing Senior Guaranteed Bonds from which ANG is the holder, which shall be capitalized in shares of the Merchant, according to Clause Eighth of this Administrative Bankruptcy Agreement.
b)	If, due to any reason, the treatment provided for Portion A of this Administrative Bankruptcy Agreement is left without effect, this clause shall also cease having effect.
TWELFTH. AGREEMENT SUBSCRIPTION
This Administrative Bankruptcy Agreement shall be subscribed by the MERCHANT and the Signatory Creditors, creating valid and enforceable obligations. Under the terms of the applicable provisions, this Administrative Bankruptcy Agreement is binding for the Non-Signatory Creditors that have Common Acknowledged Credits.

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THIRTEENTH. BINDING EFFECT
This Administrative Bankruptcy Agreement approved by the Judge is binding for the MERCHANT, the signatories thereof and the Acknowledged Creditors, as provided by the Law.
FOURTEENTH. TERMINATION IN ADVANCE
The parties agree that the term stipulated clause Fourth for the full performance of the MERCHANT’s payment obligations, pursuant to this Administrative Bankruptcy Agreement, shall terminate in advance, and the obligations might be demanded and paid, under the assumption that the MERCHANT or the corporations identified as Guarantor Group do not subscribe the agreements and the New Senior Guaranteed Bonds referred to in Clause Fifth of the Administrative Bankruptcy Agreement, within the next 15 (fifteen) business days following to the occurrence of both (i) Approval Publication Date and (ii) the acceptance of the Debenture Contract by the Securities and Exchange Commission of the United States of America, expressly agreeing on that the term shall not expire due to the lack of signature of such agreements by the other parties.
The present Administrative Bankruptcy Agreement is subscribed in the City of Durango, Durango, on this date, June 11, 2009.
(The remaining space has been intentionally left in blank. The signatures are subscribed in the following page)

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SIGNATURE PAGE 1 (ONE) OF THE ADMINISTRATIVE BANKRUPTCY AGREEMENT ENTERED INTO BY AND BETWEEN CORPORACIÓN DURANGO, S.A.B. DE C.V. AND ITS COMMON ACKNOWLEDGED CREDITORS ED, SAME THAT ARE LISTED IN THE EXHIBIT “A” OF THE PRESENTE AGREEMENT (SUBSCRIBING CREDITORS”).

THE MERCHANT Corporación Durango, S.A.B. de C.V.

Gabriel Villegas Salazar, Esq.
Attorney in Fact

COMMON ACKNOWLEDGED CREDITORS Compañía Norteamericana de Inversiones en Celulosa y Papel, S.A. de C.V.

Represented by Tomás Candia Ruiz
Title:	Attorney in Fact

Empaque de Cartón Titán, S.A. de C.V.

Represented by Tomás Candia Ruiz
Title:	Attorney in Fact

Ponderosa Industrial de México, S.A. de C.V.

Represented by Tomás Candia Ruiz
Title:	Attorney in Fact

Porteadores de Durango, S.A. de C.V.

Represented by Tomás Candia Ruiz
Title:	Attorney in Fact

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SIGNATURE PAGE 2 (TWO) OF THE ADMINISTRATIVE BANKRUPTCY AGREEMENT ENTERED INTO BY AND BETWEEN CORPORACIÓN DURANGO, S.A.B. DE C.V. AND ITS COMMON ACKNOWLEDGED CREDITORS INDIVIDUALIZED, SAME THAT ARE LISTED IN THE EXHIBIT “A” OF THE PRESENTE AGREEMENT (SUBSCRIBING CREDITORS”).

Gramercy Emerging Markets Fund

Represented by
Title:

Gramercy Distressed Opportunity Fund, Ltd.

Represented by
Title:

Schroder Credit Renaissance Fund, Ltd

Represented by
Title:

Moneda S.A. Administradora de Fondos de Inversión como Administradora de los Fondos de Inversión Moneda Deuda Latinoamericana, Moneda Retorno Absoluto y Moneda Small Cap Latinoamericana.

Represented by
Title:

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SIGNATURE PAGE 3 (THREE) OF THE ADMINISTRATIVE BANKRUPTCY AGREEMENT ENTERED INTO BY AND BETWEEN CORPORACIÓN DURANGO, S.A.B. DE C.V. AND ITS COMMON ACKNOWLEDGED CREDITORS INDIVIDUALIZED, SAME THAT ARE LISTED IN THE EXHIBIT “A” OF THE PRESENTE AGREEMENT (SUBSCRIBING CREDITORS”).

ANG Enterprise Privee, S.A. de C.V.

Represented by
Title:

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EXHIBIT “A” OF THE ADMINISTRATIVE BANKRUPTCY AGREEMENT ENTERED INTO BY AND BETWEEN CORPORACIÓN DURANGO, S. A. B. DE C. V. AND ITS ACKNOWLEDGED INDIVIDUAL COMMON CREDITORS (“SIGNING CREDITORS”)
1.	Gramercy Emerging Markets Fund

2.	Gramercy Distressed Opportunity Fund, Ltd.

3.	Schroder Credit Renaissance Fund, Ltd

4.	Moneda S.A. Administradora de Fondos de Inversión como Administradora de los Fondos de Inversión Moneda Deuda Latinoamericana, Moneda Retorno Absoluto y Moneda Small Cap Latinoamericana.

5.	ANG Enterprise Privee, S.A. de C.V.

EXHIBIT B
Audited Financial Statements through and as of December 31, 2008 and Unaudited Financial
Statements as of March 31, 2009

Exhibit T3E-1
CORPORACIÓN DURANGO, S. A. B. DE C. V.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
(English translation from the Original Financial Statements issued in Spanish)
DECEMBER 31, 2008 AND 2007

CORPORACIÓN DURANGO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
(English translation from the Original Financial Statements issued in Spanish)
DECEMBER 31, 2008 AND 2007
INDEX

Contents	Page

Report from Independent Auditors	3 and 4

Consolidated Financial Statements:

Balance Sheets	5

Statements of Operations	6

Statements of Changes in Stockholders’ Equity	7

Statement of Cash Flows	8

Statements of Changes in Financial Position	9

Notes to the Consolidated Financial Statements	10 to 41

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REPORT OF INDEPENDENT AUDITORS
(English translation from the original report issued in Spanish)
Mexico City, May 11, 2009
To the Board of Directors and Shareholders of
Corporación Durango, S. A. B. de C. V.:
1.	We have examined the accompanying consolidated balance sheets of Corporación Durango, S. A. B. de C. V. and subsidiaries (Company) at December 31, 2008 and 2007, and the consolidated income statements and changes in stockholders’ equity relative for the years then ended, we also examined the consolidated cash flow statements and changes in the financial situation for the year ended on December 31, 2008 and 2007, respectively. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of their foreign subsidiary companies in the United States of America, whose assets and income represent approximately 8% and 17% in 2008, respectively, and 7% and 18% in 2007, respectively, of the consolidated totals, were examined by other auditors, and our opinion, regarding the amounts included by such subsidiaries, is based solely on the other auditors’ reports.

2.	We conducted our audits in accordance with generally accepted auditing standards in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements and that they were prepared in accordance with Mexican Financial Reporting Standards (MFRS). An audit consists of examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the standards of financial information used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

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3.	As explained in Note 2, as of January 1, 2008 five new MFRS became effective, which particularities and prospective adoption effects as of 2008 are described in that Note, being these: a) B-10 “Inflation Effects”, b) B-2 “Cash flow statements”, c) B-15 “Foreign currency translation”, d) D-3 “Employees’ Benefits” and e) D-4 “Income tax”.

4.	As mentioned in Notes 9b, 12e and 20b on the financial statements, during the year ended on December 31, 2008, the Company was declared in bankruptcy proceedings at its own request. The Company has debts with thirty days over due of its main creditors of $7,035,957 thousands that represent the fifty six percent of the total liability in charge of the Company at the date of the claim request. Additionally, in the period ended December 31, 2008, the Company suffered a loss of $2,544,262 thousands; moreover, as of that date it has accrued losses for $8,846,264 thousands, and the statement of financial position shows current liabilities to be in excess of current assets by $5,195,453 thousands. These circumstances, among others, indicate that the Company may not be able to continue as a going concern. The accompanying financial statements do not include any amendment relative to the recoverability and classification of the amounts recorded as assets and the amounts and reclassification of liabilities that could be necessary in the case the Company was not able to continue as a going concern.

5.	In our opinion, based on our examinations and on the other auditors’ reports as referred to in the first paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corporación Durango, S. A. B. de C. V. and subsidiaries, as of December 31, 2008 and 2007, and the consolidated results of their operations, changes in stockholders’ equity for the years then ended, as well as, the cash flows and changes in the financial position for the year ending on December 31, 2008 and 2007, respectively, in conformity with Mexican Financial Reporting Standards.

PricewaterhouseCoopers, S. C.
/s/ Javier Monroy S. C.P.
Javier Monroy S. C.P.
Audit Partner

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CORPORACIÓN DURANGO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Notes 1, 2 and 3)
Thousands of Mexican pesos (Note 2)

	December 31,
Assets	2008	2007
CURRENT ASSETS:
Cash and cash equivalents (Note 4)	$773,086	$540,564
Accounts receivable — Net (Note 5)	2,379,865	1,897,198
Inventories — Net (Note 6)	1,238,803	1,249,020
Prepaid expenses	23,330	29,284
Other current assets	—	3,652

Total current assets	4,415,084	3,719,718

PROPERTY, MACHINERY AND EQUIPMENT — NET (Note 7)	10,913,038	11,578,032

OTHER ASSETS — NET (Note 8)	137,709	334,101

Total assets	$15,465,831	$15,631,851

	December 31,
Liabilities and Stockholders’ Equity	2008	2007
CURRENT LIABILITIES:
Current portion of long-term debt (Note 9)	$7,035,957	$89,946
Notes payable	58,237	45,209
Interest Payable	469,924	156,385
Trade accounts payable	1,280,467	1,070,407
Accrued expenses and taxes	702,666	602,265
Employee Benefits	63,286	30,898

Total current liabilities	9,610,537	1,995,110

LONG-TERM LIABILITIES:
Long-term debt (Note 9)	17,411	5,732,216
Long-term notes and other payable	235,936	134,325
Deferred Taxes payable (Note 16)	2,528,949	2,438,685
Pension plans and seniority premiums (Note 11)	161,817	302,948

Total long-term liabilities	2,944,113	8,608,174

Total liabilities	12,554,650	10,603,284

STOCKHOLDERS’ EQUITY:
Common stock (Note 12)	6,373,292	5,878,307
Premium on capital stock	4,889,976	4,848,001
Retained earnings	(8,846,264)	2,612,053
Loss from holding non-monetary assets	—	(5,630,723)
Cumulative initial effect of deferred income taxes	—	(3,614,999)
Cumulative translation adjustment of foreign subsidiaries	461,708	516,363

Majority stockholders’ equity	2,878,712	4,609,002
Minority stockholders’ equity	32,469	419,565

Total stockholders’ equity	2,911,181	5,028,567

COMMITMENTS AND CONTINGENCIES (Notes 18 and 19)	—	—
SUBSEQUENT EVENTS (NOTE 20)	—	—

Total liabilities and stockholders’ equity	$15,465,831	$15,631,851

The accompanying notes are an integral part of these consolidated financial statements, which were authorized, for issuance on May 11, 2009 by Miguel Rincón Arredondo (President), and Mayela Rincón de Velasco (Director of Finance).

5

CORPORACIÓN DURANGO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Notes 1, 2 and 3)
Thousands of Mexican pesos (Note 2)

	Year ended
	December 31,
	2008	2007
Net sales	$10,217,378	$10,126,407
Cost of sales	9,566,041	8,731,785

Gross profit	651,337	1,394,622

Selling, general and administrative expenses	762,429	760,260

Operating (Loss) income	(111,092)	634,362

Other income (expenses) — Net (Note 15)	20,742	45,051

Comprehensive financing cost:
Interest expense	(677,121)	(762,976)
Interest income	26,540	29,773
Loss on foreign exchange — Net (Note 13e)	(1,511,700)	(92,936)
Loss from valuation of derivative financial instruments	(146,100)	(15,031)
Gain on monetary position	—	204,627

	(2,308,381)	(636,543)

Equity in income of associated companies	1,116	2,759

Income (Loss) before Income Taxes	(2,397,615)	45,629

Income Taxes (Note 16)	(146,647)	(312,099)

Loss from continuing operations	(2,544,262)	(266,470)

Discontinued operations — Net (Note 17)	—	(182,586)

Consolidated net loss for the period	($2,544,262)	($449,056)

Net (Loss) income:
Majority:	($2,542,972)	($474,991)
Minority:	(1,290)	25,935

Consolidated net loss for the period:	($2,544,262)	($449,056)

Loss per share in pesos from:
Continuing operations	($17.25)	($2.41)
Discontinued operations	—	(1.65)

Loss per share in pesos, stated in Mexican pesos	($17.25)	($4.06)

Weighted average number of shares outstanding	147,521,086	110,641,111

The accompanying notes are an integral part of these consolidated financial statements, which were authorized, for issuance on May 11, 2009 by Miguel Rincón Arredondo (President), and Mayela Rincón de Velasco (Director of Finance).

6

CORPORACIÓN DURANGO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Notes 1, 2 and 3)
Thousands of Mexican pesos (Note 2)

					Cumulative
				Loss from	initial effect	Translation
	Capital	Additional		holding non	of deferred	effects	Minority	Total
	stock	paid-in	Retained	monetary	income	of foreign	stockholders’	stockholders’
	(Note 12)	capital	earnings	assets	taxes	subsidiaries	equity	equity

Balances as of January 1, 2007	$5,878,307	$4,848,001	$3,087,044	($5,736,967)	($3,614,999)	$513,208	$434,835	$5,409,429

Comprehensive Loss			(474,991)	106,244		3,155	(15,270)	(380,862)

Balances as of December 31, 2007	5,878,307	4,848,001	2,612,053	(5,630,723)	(3,614,999)	516,363	419,565	5,028,567

Increase in Capital Stock	494,985							494,985

Initial effect due to Translation				321,314		(126,270)		195,044

Reclassification to retained results of the recognized accounting effects on prior periods			(8,924,408)	5,309,409	3,614,999

Cumulative effect of deferred employee profit sharing			9,063					9,063

Paid-in surplus		41,975						41,975

Comprehensive Loss			(2,542,972)			71,615	(387,096)	(2,858,453)

Balances as of December 31, 2008	$6,373,292	$4,889,976	($8,846,264)	$—	$—	$461,708	$32,469	$2,911,181

The accompanying notes are an integral part of these consolidated financial statements, which were authorized, for issuance on May 11, 2009 by Miguel Rincón Arredondo (President), and Mayela Rincón de Velasco (Director of Finance).

7

CORPORACIÓN DURANGO, S. A. B. DE C. V. Y SUBSIDIARIAS
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008
(Notes 1, 2 y 3)
Thousands of Mexican (Note 2)

Operating Activities:

Loss before income taxes	($2,397,615)

Non cash impact items:
Exchange rate fluctuations	1,511,700
Loss from valuation of derivative financial instruments	146,100
Net cost for the period for employee benefits	68,434
Other pending items	108,779

Items related to investment activities:
Depreciation and amortization	396,153
Loss from sale of property, machinery and equipment	189,172
Interest receivable	(26,540)
Share in associated companies	(1,116)
Other items	50

Items related to financing activities:
Interest payable	677,121

Cash flow before income taxes	672,238

Variation on operating assets and liabilities:
(Increase) Decrease in:
Accounts Receivable — Net	(514,085)
Inventory	(2,765)
Other current assets	5,954
Increase (Decrease) in:
Trade Accounts payable	161,889
Other accounts payable	(13,002)
Income taxes paid or reimbursed	(94,183)

Resources generated from operating activities	216,046

Investment activities:
Acquisition of property, machinery and equipment	(155,787)
Income from sale of property, machinery and equipment	377,747
Interest collected	20,281
Investment in intangible assets	51,855

Net cash flow from investment activities	294,096

Excess cash to be applied in financing activities	510,142

Financing activities:
Payment of debt	(185,612)
Interest paid	(330,458)
Increase of capital stock	494,985
Premium on stock issue	41,975
Increase of minority interest	(385,806)
Other	(50,755)

Net cash flow from financing activities	(415,671)

Net increase (decrease) in cash and cash equivalents	94,471

Adjustment to cash flow due to exchange rate variations	138,051

Cash and cash equivalents at beginning of year	540,564

Cash and cash equivalents at end of year	$773,086

The accompanying notes are an integral part of these consolidated financial statements, which were authorized, for issuance on May 11, 2009 by Miguel Rincón Arredondo (President), and Mayela Rincón de Velasco (Director of Finance).

8

CORPORACIÓN DURANGO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEAR ENDED DECEMBER 31, 2007
(Notes 1, 2 and 3)
Thousands of Mexican pesos (Note 2)

Operating activities:

Loss from continuing operations	($266,470)

Items applied to income that did not require use of resources:
Depreciation and amortization	407,182
Deferred income tax	257,032
Other expenses	40,831

438,575

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable — Net	85,081
Inventories	(2,940)
Other current assets	1,428
Increase (decrease) in:
Trade accounts payable	120,842
Interest payable	151,078
Accrued expenses and taxes	(68,384)
Other — Net	(11,442)

Resources provided by operations before discontinued operations	714,238

Assets of discontinued operations	33,347
Liabilities of discontinued operations	(13,691)
Discontinued operations — net of items that did not require use of resources	(213,006)

Loss from discontinued operations	(193,350)

Resources provided by operating activities	520,888

Financing activities:
Increase of long-term debt	5,597,324
Payments of debt	(5,703,739)
Additional paid-in capital	3,273
Translation adjustment of foreign subsidiaries	3,155

Resources used in financing activities	(99,987)

Investing activities:

Acquisition and sale of machinery and equipment — Net	(236,985)
Investment in subsidiaries	(27,500)
Investment in other assets	(99,523)

Resources used in investing activities	(364,008)

Increase (decrease) in cash and cash equivalents	56,893
Cash and cash equivalents at beginning of year	483,671

Cash and cash equivalents at end of year	$540,564

The accompanying notes are an integral part of these consolidated financial statements, which were authorized, for issuance on May 11, 2009 by Miguel Rincón Arredondo (President), and Mayela Rincón de Velasco (Director of Finance).

9

CORPORACIÓN DURANGO, S. A. B. DE C. V. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(English translation from the Original Financial Statements issued in Spanish)
DECEMBER 31, 2008 AND 2007
Amounts expressed in thousands of Mexican pesos,
Except United States Dollars (Dlls.) and Euros (€) (see Note 2)
NOTE 1 — ENTITY:
Entity — Corporación Durango, S. A. B. de C. V. (CODUSA) and subsidiaries (Company) are primarily engaged in the manufacturing and commercialization of packaging (corrugated boxes and multi-wall sacks), and paper (linerboard, newsprint and bond paper) in Mexico and in the United States of America.
NOTE 2 — BASIS OF PRESENTATION:
a.	Going concern -The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and payment of liabilities in the ordinary course of its operations. As a result of the inability to pay the interests mentioned in Note 9b, the Company requested to be declared in reorganization process in Mexico on October 6, 2008; therefore, the amount of its corresponding debt was classified to short term in the 2008 period.

b.	Basis of presentation -The accompanying consolidated financial statements have been prepared in compliance with the dispositions of the Mexican Financial Reporting Standards (MFRS), to show reasonable presentation of the Company’s financial situation. For such effects, the Company has prepared its statement of operations classifying it by the function of its items, as grouping its costs and expenses in a general way it allows for the distinction of the different levels of income. Furthermore, for a better analysis of its financial situation, the Company has considered it necessary to present the amount of operating (loss) income separately in the statement of operations, as it is a standard disclosure practice of the business sector of which the entity is a part of.

Beginning on January 1, 2008, the following MFRS issued by the Mexican Financial Reporting Standards Board (CINIF by its Spanish acronym), which have been adopted by the Company for the preparation of these financial statements. The new accounting policies for each case are disclosed in the Note 3.
i.	MFRS B-10 “Inflation Effects” (MFRS B-10)
Within the guidelines of MFRS B-10, the concept of business environment is defined, which is separated into inflationary and non-inflationary. Based on this, beginning with 2008, the Mexican economy is in a non-inflationary environment, as it has maintained an accrued inflation for the last three years below 26% (maximum limit to determine that an economy must be considered as non-inflationary); therefore, as from January 1, 2008, the discontinuation of the recognition of the effects of inflation on financial information is required (disconnection from inflationary accounting). Consequently, the amounts as of December 31, 2008 of the accompanying financial statements are presented in thousands of historical Mexican pesos, modified by the effects of inflation on financial information recognized up to December 31, 2007. The amounts as of December 31, 2007, are stated in thousands of Mexican pesos with purchasing power as of that date.

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Below are the inflation percentages, as indicated:

	December 31,
	2008	2007
For the year	6.53%	3.76%
Accrued for the last three years	15.01%	11.56%
ii.	MFRS B-15 “Foreign currency translation”
The financial statements of subsidiary companies and foreign associates (foreign currency operations) which maintain a recording and functional currency different to the reporting currency, were translated to the reporting currency according to the following procedure:

The beginning 2008 balances of the balance sheet, shown in recording and functional currency, expressed in Mexican pesos, were translated using the exchange rate as of December 31, 2007.

The balances as of December 31, 2008 of monetary assets and liabilities, expressed in recording and functional currency were translated using the exchange rate at closing, which was $13.7738.

The stockholders’ equity, expressed in recording and functional currency, was translated using the historical exchange rate.

The income, costs and expenses for the 2008 period, expressed in recording and functional currency, were translated using an approximate exchange rate, for practical reasons, representative of the existing conditions on the dates of the operations, as is the average weighted exchange rate for the period.

As result of the above, a translation effect was produced, which was recognized as a comprehensive loss item in the stockholder’s equity.

As of December 31, 2007, the financial statements of foreign entities were updated using the National Consumer Price Index or NCPI of the country where the entity reports its operations and afterwards they are translated using the exchange rate in effect at the closing of the period. The effect of the exchange rate fluctuations is included directly in the stockholders’ equity under the translation effect item, previously known as “translation effect from subsidiaries”.
iii.	MFRS B-2 “Cash flow statement”
According to the guidelines of MFRS B-2, the Company presented as a basic financial statement, the statement of cash flows for the year ended December 31, 2008, which shows the incoming and outgoing cash which represent the sources and applications of the entity’s resources during the year, classified as operating, investment and financing; for such purposes, the Company used the direct method, which presents the income or loss before taxes adjusted by the effects of prior period operations collected or paid in the current period, and by current period operations with collection or payment deferred for the future. The guidelines of this MFRS are of prospective application. As of December 31, 2007, the statement of changes in financial position was presented as a basic financial statement, which classifies the changes in financial position by operating, financing and investment activities; such statement was presented in thousands of pesos with purchasing power as of that date.
iv.	MFRS D-3 “Employee benefits”
The new dispositions of MFRS D-3, prospectively applicable starting on January 1, 2008, brought about, among other things (see Note 11):

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The reduction in the amortization periods of the items corresponding to past services; in this case they are amortized in a period of five years. The adoption effect is presented in Note 11. Up to December 31, 2007, past services were amortized according to estimated employee labor service, which was for 15 years.

As of December 31, 2007 the elimination of the additional liability and its intangible asset counterbalancing items are presented on the balance sheet under other assets.

The recognition of deferred Mexican Employee Profit Sharing (Participación de los Trabajadores en las Utilidades) or PTU (see Note 15), is recorded based on a comprehensive method of assets and liabilities, where payment or use due to recovery of these benefits is probable to employees who render future services. The initial accrued effect of deferred PTU as of January 1, 2008 according to the dispositions of this MFRS, was recognized as a debit to retained earnings (see Note 3k). Up to December 31, 2007, PTU was recognized only due to the non-recurring temporary differences arising from the reconciliation between the net book result and the taxable base to determine the PTU and from which it was reasonably determined, that it would cause a liability or benefit.
v.	MFRS D-4 “Income Tax”
The changes established in the new MFRS D-4, originated, mainly the reclassification to retained earnings of the balance corresponding to the accrued effect of deferred Mexican Income Tax (Impuesto Sobre la Renta) or ISR, brought about due to its initial recognition.

c.	Consolidation of financial statements — The consolidated financial statements include the assets, liabilities and results of those subsidiaries where the Company has a share above 50% and exercises operating and financial control. The shareholding in the capital stock of the significant subsidiaries is shown below. The intercompany balances and transactions have been eliminated in these consolidated financial statements:

Group or Company	Ownership	Activity

Administración Corporativa de Durango, S. A. de C. V. and subsidiary	100%	Administrative services

Empaques de Cartón Titán, S. A. de C. V. and subsidiaries (Titán)	100%	Manufacturing of linerboard, corrugated boxes and multi-wall sacks

Grupo Pipsamex, S. A. de C. V. and subsidiaries (Grupo Pipsamex)	100%	Manufacturing of newsprint and bond paper

Inmobiliaria Industrial Tizayuca, S.A. de C.V and subsidiaries	100%	Acquisition, sale, construction, leasing and subleasing of all types of real estate.

Paper International Inc. and subsidiaries	100%	Manufacturing of linerboard and corrugated boxes.

Ponderosa Industrial de México, S. A. de C. V. (Ponderosa)	100%	Shareholder

Porteadores de Durango, S.A. de C.V. and subsidiaries (Porteadores)	100%	Freight

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NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The most significant accounting policies are summarized below, which have been consistently applied in the years reported, unless specified otherwise. The amounts as of December 31, 2008 of the accompanying financial statements are presented in thousands of historical Mexican pesos, modified by the effects of inflation on financial information recognized up to December 31, 2007. The amounts as of December 31, 2007 are expressed in thousands of Mexican pesos with purchasing power as of that date.
The MFRS require the use of certain accounting estimates critical in the preparation of financial statements. Consequently, the use of judgment is required from the Administration in the definition process of the Company’s accounting policies.
a.	All significant balances and transactions carried out between consolidated companies have been eliminated for consolidating purposes. The consolidation process was done based on audited financial statements of the subsidiaries.

b.	Investments in stocks include investments in debt and capital securities, and are classified according to the intended use as assigned by the Administration at the time of acquisition in: debt securities to be held till maturity, financial instruments held for negotiation and financial instruments available for sale. Initially they are recorded at cost of acquisition and thereafter valued as described in the following paragraphs:
i.	Debt securities held till maturity are valued at acquisition cost reduced by the amortization of premiums or increased by the amortization of discounts, as the case may be, during the expected life of the investment based on the remaining balance. If necessary, a decrease in value is recognized.

ii.	Financial instruments held for negotiation and those available for sale, are valued at fair value which closely reflects market value. The fair value is the amount at which a financial asset can be traded or a financial liability can be settled at, between interested and willing parties in open market transactions.
c.	The investment in shares of non-controlled subsidiaries and associates is valued by the equity method. According to this method, the acquisition cost of the shares is modified by the proportional part of the changes in the capital stock accounts of subsidiary and associated companies, after the acquisition date. The participation of the Company in the results of subsidiaries is presented separately in the statements of operations.

d.	In 2008, the inventories are expressed at their historical cost determined by the average cost method. Likewise the cost of sales is recognized at the historical cost of purchases and production of inventory carried out and sold during 2008, plus the restated amounts of ending 2007 inventories, sold during the year; consequently, as of December 31, 2008 the cost of sales is presented its historical value modified only as previously explained. The resulting values do not exceed market value.

As of December 31, 2007 the inventories as well as the corresponding cost of sales are presented valued at average cost and thereafter restated by applying the factors derived from the Mexican Consumer Price Index (Índice Nacional de Precios al Consumidor) or INPC. The resulting values do not exceed market value. See Note 6.

The estimate for obsolete inventory and/or slow movement inventory is considered sufficient to absorb losses for these items, which is determined according to surveys carried out by the Company’s management.

e.	As of December 31, 2008 the property, machinery and equipment including the acquisitions through financial leases, are expressed as follows:
i.	Acquisitions carried out as from January 1, 2008, at their historical cost,

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ii.	Acquisitions carried out up to December 31, 2007, at their restated values determined by applying to their costs of acquisition the factors derived from the INPC up to December 2007. Consequently, as of December 31, 2008, property, machinery and equipment are presented at their modified historical cost.
As of December 31, 2007 the property, machinery and equipment including those acquired through financial leases, are expressed at their restated value, determined as it is indicated in subsection ii) of the above paragraph.

The acquisition cost of property, machinery and equipment, which require a substantial period to be in condition for use, includes the capitalization of the accrued comprehensive financing cost for such period, and attributable to the acquisition. The values so determined do not exceed salvage values.

The depreciation of industrial machinery and equipment is calculated according to the units produced in the period, in relation to the total estimated production of the assets during their service life, and the depreciation of the rest of the assets in calculated using the straight line method based on the service life applied to the values, in both years, as set forth below:

Years

Buildings	25-50
Machinery and Industrial Equipment	23-40
Transportation Equipment	1-5
Computer Equipment	1-3
Furniture and Office Equipment	5-10
The Company leases property, machinery and equipment with certain characteristics, among which it is emphasized that the Company assumes substantially all of the inherent risks and benefits from owning them, consequently, they are classified as financial leases which are capitalized at the beginning of the leasing contract at the leased ownership value or at the present value of the minimum payments, whichever is lower. The financial costs derived from the financing awarded by the lessor for the acquisition of these assets are recognized in period results as they are accrued.

f.	The intangible assets are recognized in the balance sheet, provided they meet the following characteristics: they are identifiable, provide future economic benefit and there is control over such benefits. Likewise, the intangible assets are classified: I) with indefinite useful lives, which are not amortized and are subject to annual impairment testing, II) with definite useful lives, which are amortized based on the estimate of their useful lies determined on the basis of expectations of generation of future economic benefits and are subject to an annual impairment evaluations when signs of wear and tear are evident.

g.	Long-lived assets, tangible and intangible including goodwill, are subject to annual impairment evaluations to determine their use value and to determine if there wear exists or not.

h.	The Company identified implicit derivatives because of the currency component associated with the operating leasing contracts, which rents are denominated in United States dollars (dlls), entered between parties whose functional currency is the Mexican peso. They were classified as held for negotiation and recognized for the first time in 2005, at the time when MFRS C-10 went into effect. The data of implicit derivatives as of December 2008 and 2007 are:

			Accrued Effect
			In Results
December 31,	Asset	Liability	(loss) income

2008	—	118,004	(146,100)

2007	28,096	—	15,031

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i.	The Company’s liabilities and allowances for liabilities recognized in the balance sheet represent current obligations in which the use of economic resources is probable in order to pay the obligations. These allowances have been recorded in books, based on the best reasonable estimation by the Administration for the payment of the current obligations; however, actual results could differ from recorded allowances.

j.	Deferred ISR is recorded using the comprehensive method of assets and liabilities, which consists of recording a deferred tax for all temporary differences between the book and tax values of assets and liabilities expected to materialize in the future. See Note 16.

k.	The Company is subject to the payment of PTU, which is determined and recorded by applying the procedures established by the ISR Law (Ley del Impuesto Sobre la Renta).

As mentioned in Note 2b.iv, starting on January 1, 2008 the deferred PTU is recorded based on the comprehensive method of assets and liabilities, which consists in recognizing a deferred PTU for all temporary differences between book and tax values of the assets and liabilities that are considered probable for payment or use due to recovery of these benefits to employees who provide future services. The initial cumulative effect originated due to the adoption of this method, which amount totaled $9,063, was recognized as a debit to retained earnings in the statement of changes in stockholders’ equity. The effect for the year is presented in the statement of operations in the other income and expense item. See Note 15.

Up to December 31, 2007, deferred PTU was recorded only due to non recurring temporary differences that resulted from the reconciliation between the book net income and the taxable net income to determine PTU and from which it was reasonably determined that it would cause a liability of benefit.

l.	The benefits granted by the Company to its employees are described below:
i.	The direct benefits such as: salaries, overtime, vacation, holidays and paid authorized off days, among others, are recognized in results as incurred and the corresponding liabilities are expressed at nominal value, because of being short term. In the case of paid off days according to legal or contractual dispositions, they are not cumulative. As of December 31, 2008 and 2007 the allowance for these items amounted to $63,286 and $30,898, respectively.

ii.	Labor relation termination benefits for reasons other than restructuring such as: statutory severance due to dismissal, seniority premiums, bonuses, special compensation or voluntary separation, among others, as well as the retirement benefits: pension, seniority premiums, severance, and other retirement benefits are recorded based on actuarial studies carried out by independent experts through a projected unitary credit method.

iii.	The net cost for the period of each employee benefit plan is recognized as an operating expense in the year in which it is accrued, which includes, among others, the amortization of the labor cost for past services and the actuarial gains (losses) of previous years. See Note 11, subsection e.

iv.	As for items pending amortization as of December 31, 2007, known as unadjusted liabilities, which include the cost for past labor services and the unamortized actuarial gains (losses), they are amortized as from January 1, 2008, in a five-year term instead of the estimated labor service expectancy of the employees up to 2007, of 15 years. This change caused an additional amount of $25,194 that was taken against the 2008 results.

v.	From that date on, the elimination of the additional liability, and its counterbalancing items of intangible assets was adopted and where applicable, the capital stock component recognized up to December 31, 2007, which are presented separately in the 2007 balance sheet.

15

The total intangible asset and additional liability cancelled in 2008 are shown below:

	Asset	Liability
	Intangible	Additional

Pension	$37,767	$37,767
Post retirement benefits	80,476	112,212
Seniority premium	7,001	7,325
Compensation at the end of labor relations	1,028	1,509

Total	$126,272	$158,813

m.	Capitalizable bond issuance costs that are included in other assets are amortized using the straight line method, during the period in which the bonds remain outstanding in proportion to their corresponding maturities.

n.	The common stock, legal reserve, premium on capital stock, retained earnings, loss from restatement of capital and the accrued effect from deferred ISR due to initial recognition, shown as of December 31, 2007, are expressed at their restated historical cost, determined by applying to their historical cost, factors derived from the INPC. The activity in these accounts during 2008 is expressed at corresponding historical cost. The items transferred to retained earnings as described in subsection p below, were carried out using pesos of purchasing power of December 31, 2007.

Net premium on capital stock represents the excess difference between the payment for subscribed stock and their corresponding nominal value.

o.	As of December 31, 2007 the loss from holding non-monetary assets, is represented by the cumulative initial result on monetary position and by the result from holding non-monetary assets (inventories and/or fixed assets). Because of it being impractical to identify non-monetary asset effects that caused the loss in the restatement of capital, in realized and unrealized items, the amount of $5,630,723, net of deferred taxes, was transferred to retained earnings according to the MFRS B-10 dispositions.

As of December 31, 2007 the result from monetary position shown in the statement of operations represents the income due to inflation, measured in terms of the INPC, on the net monthly monetary assets and liabilities for the year, expressed in pesos with purchasing power as of that date.

p.	The comprehensive loss is represented by the net loss, the gain from the translation of foreign currency, as well as by those items, which because of specific dispositions are reflected in stockholders’ equity, and do not constitute contributions, reductions or distributions of stock. The amounts of the comprehensive loss for 2008 and 2007 are expressed in modified historical pesos and in pesos with purchasing power of December 31, 2007, respectively.

q.	Loss per share is the result of dividing the net loss for the year, by the weighted average number of shares outstanding during 2008 and 2007. There are no effects that originate from potential dilutive shares.

r.	Liabilities for contingencies are recognized when the possibility exists that a liability has been incurred before the date of the balance sheet and the amount can be reasonably estimated.

s.	Foreign currency transactions are recorded using the exchange rates in effect on the dates of such transactions. The assets and liabilities denominated in such currencies are presented in pesos using the exchange rate in effect as of date of the balance sheet. The differences due to exchange rate fluctuations between the transaction and payment dates or the valuation at the closing of the period are taken to results. See Note 13.

16

t.	Income is recognized until products and customer acceptance receipts are delivered. Income is recognized in the period in which the risks and rewards of the ownership of the goods are transferred to the customers purchasing such goods, which generally occurs when such goods are delivered in compliance with the customer’s purchase orders and when the amount of income and the cost incurred or to be incurred in the transaction can be reliably measured.

u.	The guidelines contained in Mexican accounting Bulletin B-5, “Financial Information by Segment” are mandatory for public entities listed on the Mexican Stock Exchange. This Bulletin requires that companies analyze their internal organizational structure and internal reporting system with the purpose of identifying segments. For the annual periods ended December 31, 2008 and 2007, the Company operated two segments in its reports. See Note 21.
NOTE 4 — CASH AND CASH EQUIVALENTS:

	December 31,
	2008	2007
Cash	$526,860	$233,853
Cash equivalents	246,226	306,711

	$773,086	$540,564

NOTE 5 — ACCOUNTS RECEIVABLE:

	December 31,
	2008	2007

Accounts receivable — Trade (1)	$1,956,156	$1,950,728
Other	588,333	94,525

	2,544,489	2,045,253
Allowance for doubtful accounts	(164,624)	(148,055)

	$2,379,865	$1,897,198

(1)	As of December 31, 2008 and 2007, $250,947 and $327,554, respectively, correspond to accounts receivable in foreign currency.
NOTE 6 — INVENTORIES:

	December 31,
	2008	2007

Finished goods	$181,041	$226,372
Production-in-process	7,511	6,958
Raw materials	583,079	605,926
Spare parts and materials	331,544	257,114
Molds and dies	76,459	75,500
Other	28,934	13,865

	1,208,568	1,185,735
Allowance for obsolete inventories	(43,731)	(16,089)

	1,164,837	1,169,646
Advance payments to suppliers	31,249	32,236
Merchandise-in-transit	42,717	47,138

	$1,238,803	$1,249,020

17

NOTE 7 — PROPERTY, MACHINERY AND EQUIPMENT:

	December 31,
	2008	2007

Buildings	$3,741,281	$3,875,998
Machinery and industrial equipment *	18,442,776	19,563,052
Transportation equipment, computer equipment and office furniture and equipment	947,668	963,323

	23,131,725	24,402,373
Accumulated depreciation	(13,092,695)	(13,800,575)

	10,039,030	10,601,798
Land	830,432	919,217
Construction-in-progress	43,576	57,017

	$10,913,038	$11,578,032

The depreciation expense for 2008 and 2007 climbed to $383,623 and $393,589, respectively.

During 2008 and 2007, the Company applied impairment evaluation guidelines on its long-lived assets in use, according to Bulletin C-15. In 2008 and 2007 there was no impairment effect from this evaluation.

In August 2008 Paper International, Inc., subsidiary company in the United States, sold the “corrugated container” division for approximately 18 million dollars in cash and notes receivable for 7 million dollars recoverable in October of 2014.

(*)The impairment value effect was recognized in accordance with the above mentioned Bulletin, in corresponding fixed asset items and the accumulated effect is detailed below:

	December 31,
	2008	2007

Machinery and equipment	$18,769,396	$19,889,672
Net accrued impairment	(326,620)	(326,620)
Depreciation	(10,431,544)	(11,044,651)

Net Machinery and equipment	$8,011,232	$8,518,401

The Company has assets acquired through financial lease contracts for:

	December 31,
	2008	2007

Machinery and industrial equipment	$93,739	$93,739
Accumulated depreciation	(24,178)	(13,939)

	$69,561	$79,800

As of December 31, 2008 and 2007, the Company has substantially pre-paid the balance of its financial leases leaving a balance of $4,381 and $4,166, respectively.

18

The capitalized comprehensive financing result unamortized as of December 31, 2008 and 2007 amounts to $64,934 and $68,234, respectively.
NOTE 8 — OTHER ASSETS:

	December 31,
	2008	2007

Other investments (shares)	$61,224	$60,158
Restructuring expenses	57,694	65,160
Deferred PTU	17,643	—
Intangible assets of labor obligations	—	126,272
Implicit leasing derivative	—	24,445
Unamortized spare parts	—	57,129
Other	1,148	937

	$137,709	$334,101

The amortization charge of 2008 and 2007 amounted to $12,530 and $13,593, respectively.
NOTE 9 — SHORT AND LONG-TERM DEBT:
a.	The short-term and long-term debt presented in accompanying balance sheets is broken down as follows:

	December 31,
	2008	2007

Current portion of long-term debt	$7,035,957	$89,946
Long-term debt	17,411	5,732,216

	$7,053,368	$5,822,162

b.	Status of the reorganization process in Mexico (see Note 20b):

The Company issued debt securities for an amount of $520 million dollars bearing an interest rate of 10.50% and maturity in 2017. The mentioned securities were registered in the Luxembourg stock exchange to trade in the Euro MTF market and can also be traded in the Private Offerings, Resale and Trading through Automated Linkages market or PORTAL market; nevertheless, during 2008 the Company was affected by a combination of economic factors provoked mainly by the events that occurred in the United States economy, which caused a drastic reduction in the demand for the products in the manufacturing industry which the companies of the group provide to, and at the same time a strong increase in the cost of raw materials, electricity, gas and other related costs, as well as the entry of imported products into the domestic market.

The negative economic events mentioned above, caused a significant decrease in cash flow generation for the Company in 2008, and therefore, in October of that same year, the Company was unable to make interest payments to bondholders. Payment default brought about the immediate liquidity of the aforementioned debt, which is why it was reclassified to short term.

Taking into consideration the aforementioned economic situation, the Company voluntarily filed a request on October 6, 2008 with the First District Court for the State of Durango for it to be considered in a reorganization process in Mexico, which was resolved favorably on November 26, 2008. At the same time, the Company began a procedure seeking protection under Chapter 15 of the US Bankruptcy Law, and another for an appeal under chapter 11 of the same law for the protection of its American subsidiaries, both with the US Bankruptcy Court of Law in the South District of New York.

19

In accordance with the current Mexican Reorganization Proceedings Law (Ley de Concursos Mercantiles), the immediate effects of the reorganization process sentence are the following (only the main effects related to the Company’s obligations are listed):
I.	The unpaid capital and financial accessories of the credits in Mexican pesos, without collateral, will cease causing interests and will be converted to Mexican price-level adjusting units (Unidades de Inversión) or UDIs using for such purposes the equivalent to such units as provided by the Central Bank of Mexico (Banco de México). The credits denominated originally in UDIs will cease causing interests;

II.	The unpaid capital and financial accessories of the credits in foreign currency, without collateral, regardless of the place where payment was originally to take place, will cease causing interests and will be converted to Mexican pesos at the exchange rate determined by the Central Bank of Mexico for the settlement of obligations denominated in foreign currency payable in the Mexican Republic. Such amount will be converted, at the same time, to UDIs based on the terms provided in the above paragraph, and

III.	The credits with collateral, regardless of the initial agreement that payment would be in the Mexican Republic or abroad, will be maintained in the currency or unit in which they are denominated and will only cause ordinary interests stipulated in the contracts, up to the worth of the goods offered as collateral.
As a result of the above, the debts registered as of December 31, 2008 were valued according to these guidelines.

The American judge of the Bankruptcy Court of the Southeast District of New York gave instructions to the Company not to transfer any assets located in its American subsidiaries, to Mexican territory, without prior authorization.

c.	Total debt classified by main types of financing is as follows:

	December 31,
	2008	2007

Senior Notes (1)	$6,949,153	$5,676,164
Commerzbank Bank Loan (2)	55,624	56,938
Bancomext Bank Loan (3)	44,210	84,894
Financial lease agreements (4)	4,381	4,166

	$7,053,368	$5,822,162

(1) Senior Notes
On October 5, 2007, Senior Notes were issued for an amount of $5,676,164 ($520 million dollars) with maturity in 2017 and bearing an annual interest rate of 10.5%, payable quarterly in arrears beginning April 5, 2008. Capital will be paid in one lump sum on October 5, 2017, acting as trustee, registrar and paying agent the Law Debenture Trust Company of New York. The balance as of December 31, 2008 and 2007 amounted to $6,949,153 and $5,676,164 ($520.0 million dollars), respectively. On January 25, 2008, Senior Notes for $125,620 ($11.5 million dollars) were repurchased at market price; such notes were provided to the trustee for cancellation.
(2) Commerzbank (bank Loan)
Commerzbank Loan: The Company’s subsidiary, Ponderosa Industrial de Mexico or Ponderosa obtained a loan for $180,182 (€10.7 million euros) from AKA Ausfuhrkredit-Gesellschaft m.b.H. or Commerzbank, under a loan agreement. This loan is payable in 15 semi-annual installments, beginning in January 2003, and bears interest at a rate of EUROLIBOR + 1.15%. The obligations for this loan are guaranteed by CODUSA. As of December 31, 2008 and 2007, the callable capital under this loan was $55,624 (€2.9 million euros) and $56,938 (€3.6 million euros), respectively.

20

(3) Bancomext; Bank Loan
Bancomext Loan: The Company’s subsidiary, Grupo Pipsamex, S. A. de C. V. or Grupo Pipsamex, obtained the amount of $994,951 ($80 million dollars) under a loan agreement from Bancomext. The loan will be paid in 40 quarterly installments, starting in December of 2004, and bears interest at a rate of LIBOR + 5.1535%. This loan is guaranteed by a first priority security interest in substantially all of the assets of Grupo Pipsamex and some of its subsidiaries and it is guaranteed by CODUSA. As of December 31, 2008 and 2007, the balance of this loan amounted to $44,210 ($3.2 million dollars) and $84,894 ($7.8 million dollars), respectively.
(4) GE Capital Financial Leases
Leases with GE Capital Leasing: The Company’s subsidiary, Empaques de Cartón Titán, S. A. de C. V. or Titán, has financial lease agreements with GE Capital Leasing for the acquisition of machinery. Titán issued two promissory notes in respect to the future minimum lease payments under these financial lease agreements for a principal amount of $124,175 ($10 million dollars), with maturities in 28 quarterly installments, the final payments due in October 2008 and April 2009, respectively. The promissory notes bear interest at a rate of LIBOR + 3.25%. The promissory notes are guaranteed by a mortgage on the leased machinery and are guaranteed by CODUSA. On March 31, 2006, an addendum to the agreements was made to increase the leasing period to 30 quarterly installments, with a maturity date of October 1, 2013, and an interest rate of 8.17%. As of December 31, 2008 and 2007 the callable capital under these promissory notes amounted to $4,381 ($0.3 million dollars) and $4,166 ($0.4 million dollars), respectively.
d.	Long-term debt maturities are:

	December 31,
	2008	2007

2009	$—	$41,887
2010	14,783	12,083
2011	876	694
2012	876	694
2013	876	694
2014 and thereafter	—	5,676,164

	$17,411	$5,732,216

e.	As of December 31 the minimum payment commitments under financial leases are as follows:

	December 31,
	2008	2007

Present value of obligations	$4,381	$4,166
Current portion of lease obligations	876	694

Long-term portion of lease obligations	$3,505	$3,472

The liability as of December 31, 2008 for capitalizable financial lease obligations, which include a purchase option at the end of the lease term, matures as follows:

2009	$876
2010-2013	3,505	($876 each year)

	$4,381

21

All of the loans establish certain restrictions and obligations; however, some of them have not been met at December 31, 2008, as a result of status of the reorganization process in Mexico. The effects of delinquency are recognized and disclosed in the financial statements.
NOTE 10 — FINANCIAL INSTRUMENTS:
a.	Financial Instruments — The estimated fair value amount of the Company’s financial instruments is determined using available market information or other appropriate valuation methodologies that require the application of judgment in the development and interpretation of the fair value estimates.

The amount of cash equivalents, accounts receivable, accounts payable and current notes payable approximates its fair value, due to their relatively short-term maturities and because, in applicable cases, they accrue interests calculated based on variable rates. The amount of accounts receivable represents the Company’s expected cash flow. The long-term debt consists of debt instruments that bear interest calculated at fixed or variable rates.

b.	Concentration of credit risk — The financial instruments, that are subject to a concentration of credit risk correspond mainly to cash and cash equivalents and trade accounts receivable. The Company deposits and invests its excess cash in recognized financial institutions. The concentration of the credit risk with respect to accounts receivable is limited, due to the large number of customers comprising the Company’s customer base and their dispersion across different locations in Mexico and the USA. As of December 31, 2008 and 2007 there are no customers who exceed 10% of consolidated net sales.
NOTE 11 — EMPLOYEE RETIREMENT BENEFITS:
a.	Reconciliation between the beginning and ending balances of the present value of the Obligations for Defined Benefits (ODB) for the 2008 period:

		Other
		Retirement
	Pension	benefits

ODB as of Jan. 01, 2008	$129,758	$(8,785)
Plus (minus):
Labor cost of actual services	3,081	252
Financial cost	10,981	11,788
Actuarial Profit (Loss) generated in the period	(1,988)	3,946
Paid benefits	(18,476)	(21,032)
Labor cost for Past services	8,829	16,653

ODB as of December 31, 2008	$132,185	$2,822

		Compensation
	Seniority	at end of labor
	Premium	relation

ODB as of Jan. 01, 2008	$16,863	$6,298
Plus (minus):
Labor cost of actual services	3,720	2,393
Financial cost	2,360	1,331
Actuarial Profit (Loss) generated in the period	541	245
Paid benefits	(4,013)	(7,232)
Labor cost for Past services	1,964	2,340

ODB as of December 31, 2008	$21,435	$5,375

22

b.	The value of the obligations for acquired benefits as of December 31, 2008 and 2007 amounted to $128,515 an $111,685, respectively.

c.	Reconciliation of the fair values of the Plan Assets (PA):

The Company has no plan assets.

d.	Reconciliation of ODB and the Projected Net Asset/Liability (PNA/L)

Below is a reconciliation between the present value of the ODB and PNA/L recognized in the balance sheet:

	Other retirement benefits		Pensions
	December 31,		December 31,
	2008	2007	2008	2007

ODB	$132,499	$107,093	$126,840	$150,105

Minus:
Actuarial (Gains) Losses	(63,064)	(32,611)	38,589	21,726
Labor cost for past services	(66,613)	(83,267)	(33,244)	(42,073)

PNA/L	$2,822	(8,785)	$132,185	129,758

Additional Liability		112,212		37,767

Total Liability		$103,427		$167,525

			Compensations
	Seniority		at end of
	premium		Labor Relation
	December 31,		December 31,
	2008	2007	2008	2007

ODB	$30,300	$26,406	$14,890	$15,751

Minus:
Actuarial (Gains) Losses	(1,008)	278	(156)	2,247
Labor cost for past services	(7,857)	(9,821)	(9,359)	(11,699)

PNA/L	$21,435	16,863	$5,375	6,299

Additional Liability		7,325		1,509

Total Liability		$24,188		$7,808

23

e.	Net Cost for the Period (NCP):

	Other retirement benefits		Pensions
	December 31,		December 31,
	2008	2007	2008	2007

Labor cost for current services	$252	$229	$3,081	$3,727
Financial cost	11,788	5,082	10,981	6,809
Actuarial (Gains) Losses, net	3,946	1,676	(1,988)	(481)
Labor cost for past services	16,653	6,655	8,829	8,829

Total	$32,639	$13,642	$20,903	$18,884

			Compensations
	Seniority		at end of
	premium		Labor Relation
	December 31,		December 31,
	2008	2007	2008	2007

Labor cost for current services	$3,720	$3,565	$2,393	$4,021
Financial cost	2,360	1,139	1,331	693
Actuarial (Gains) Losses, net	541	4	243	(101)
Labor cost for past services	1,964	681	2,340	714

Total	$8,585	$5,389	$6,307	$5,327

f.	Main actuarial hypothesis:

The principal actuarial hypothesis used, expressed in absolute terms, as well as the discount rates, salary increase and changes in indexes and other variables, in reference to December 31, 2008, are as follows:

Mortality rate of assets according to the following indexes:

		Seniority Premium and
	Pension and Other Benefits	Compensations At end of Labor
	at Retirement	Relation
Age	(Rate)	(Rate)

15	0.00088	0.000840
25	0.00108	0.001153
35	0.00182	0.001854
45	0.00398	0.003491
55	0.00988	0.007682
65	0.02652	0.019656

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Mortality Rate of retired individuals according to the following indexes:

Pension and Other
Benefits at Retirement
Age	(Rate)

15	0.00053
25	0.00076
35	0.00137
45	0.00358
55	0.01044
65	0.02441
Disability rate according to the following indexes:

	Pension and Other	Seniority Premium and Compensations
	Benefits at Retirement	At end of Labor Relations
Age	(Rate)	(Rate)

15	0.00100	0.001000
25	0.00100	0.001000
35	0.00109	0.001090
45	0.00181	0.001810
55	0.01002	0.010020
60	0.01865	0.018650
65	0.01865	0.018650
Turnover rate according to the following indexes:

	Pension and Other	Seniority Premium and Compensations
	Benefits at Retirement	At end of Labor Relations
Age	(Rate)	(Rate)

15	0.08160	0.2448
25	0.04520	0.1356
35	0.03220	0.0966
45	0.02050	0.0615
55	0.00000	0.0000
Discount and Interest Rate: 9% Annual

Salary Increase Rate: 6% annual

g.	Benefits granted to key management or relevant directors:

The total amount of the benefits granted to key management or relevant directors in the Company, as a whole, is broken down as follows:

	December 31,
	2008	2007

Direct benefits — short and long term	$69,705	$62,160
Payments based on termination	1,293	—
Retirement benefits	4,690	—

Total	$75,688	$62,160

25

The conditions to the above considerations are equivalent to those of similar operations carried out with other parties independent to the entity.

h.	United States — The subsidiaries in this country have established the following defined contribution plans: a retirement savings plan 401(k), health insurance plan, disability plan and life insurance plan, among others. For the years ended December 31, 2008 and 2007, total expenses related to these plans were $27,192 and $26,016, respectively.
NOTE 12 — STOCKHOLDERS’ EQUITY:
a.	Capital stock as of December 31, 2008 and 2007 is comprised as follows:
               2008:

	Number of	Nominal	Restatement
	shares	value	effect	Total

Fixed capital
Unique Series	77,896,582	$982,074	$2,156,075	$3,138,149

Variable capital
Unique Series	93,108,614	1,173,858	2,061,285	3,235,143

	171,005,196	$2,155,932	$4,217,360	$6,373,292

               2007:

	Number of	Nominal	Restatement
	shares	value	effect	Total

Fixed capital
Unique Series	65,419,089	$982,074	$2,156,075	$3,138,149

Variable capital
Unique Series	45,222,022	678,873	2,061,285	2,740,158

	110,641,111	$1,660,947	$4,217,360	$5,878,307

Capital stock consists of common nominative shares without nominal value. The variable capital cannot exceed 10 times the amount of the fixed minimum portion without withdrawal rights.

At the Ordinary General Shareholder’s Meeting celebrated on March 14, 2008, it was agreed to increase the Company’s capital stock by $907,257, of which as of December 31, 2008 only $494,985 has been subscribed and paid.

b.	Retained earnings include the legal reserve. The Mexican Corporations Law (Ley General de Sociedades Mercantiles) requires that at least 5% of net income of the period be separated to form the legal reserve until the amount equals 20% of capital stock at nominal value. The legal reserve may be capitalized but it must not be distributed unless the entity is dissolved and it must be replenished if it is reduced for any reason. As of December 31, 2008 and 2007, the worth of the legal reserve, in nominal value was $201,477.

c.	Paid dividends are not subject to Mexican income tax if they come from the After-tax Earnings Account (Cuenta de Utilidad Fiscal Neta) or CUFIN. The dividends that exceed such CUFIN are subject to a tax rate equivalent to 38.89% if they are paid in 2009. Applicable taxes will be the responsibility of the Company and can be credited against ISR for the period or of the next 2 following consecutive periods or, if the case may be, against the Mexican Flat Tax (Impuesto Empresarial a Tasa Única)or IETU for the period. The dividends paid from income previously taxed with ISR are not subject to any withholding or additional tax payments.

In the case of reduction in capital, the procedures established by the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or LISR, establish that any excess in stockholder’s equity that is above the contributed capital account balances, be given the same tax treatment applicable to dividends.

26

d.	The balances of the tax accounts related to stockholders’ equity are:

	December 31,
	2008	2007

Contributed capital account	$7,923,836	$7,233,463
Net profit for tax account	3,345,175	—
Consolidated Reinvested profit for tax account	392,522	378,372

Total	$11,661,533	$7,611,835

e.	As of December 31, 2008, the Company suffered a loss of $2,544,262; moreover, as of that date it has accrued losses for $8,846,264, and the statement of financial position shows current liabilities to be in excess of current assets by $5,195,453. These circumstances, among others, indicate that the Company probably cannot continue as a going concern. The attached financial statements do not include any adjustments related to the recovery and classification of the amounts registered as assets and the amounts and classification of liabilities that might be necessary in case the company may not be able to continue as a going concern.
NOTE 13 — FOREIGN CURRENCY TRANSACTIONS AND BALANCES:
a.	As of December 31, 2008 and 2007, the Company had monetary assets and liabilities in United States dollars and Euros as shown below:

	December 31,
	2008	2007

Thousands of euros:

Monetary assets	59,517	51,049
Monetary liabilities	(59,492)	(598,568)

Lending (Creditor) Position- Net	25	(547,519)

Equivalent in thousands of Mexican pesos	334	(5,976,553)

Thousands of euros:

Monetary (liability) position — Net	(9,715)	(11,247)

Equivalent in thousands of Mexican pesos	(189,204)	(179,381)

b.	As of December 31, 2008 and 2007 the non-monetary assets of foreign origin are as follows:
2008

		Balance in
		foreign	Equivalent
		currency	in Mexican
	Currency	(thousands)	pesos

Inventories	Dollars	28,405	$391,246
Machinery and industrial equipment:
United States	Dollars	291,194	4,010,848
Brazil	Reales	197,797	1,159,071
Japan	Yen	2,801,160	427,880
Germany	Euros	23,473	457,165
Canada	Canadian dollars	20,031	225,116
Other Countries	Other		416,190

27

2007

		Balance in
		foreign	Equivalent
		currency	in Mexican
	Currency	(thousands)	pesos
Inventories	Dollars	23,270	$254,007
Machinery and industrial equipment:
United States	Dollars	396,627	4,329,466
Brazil	Reales	192,411	1,181,386
Japan	Yen	4,474,624	437,126
Germany	Euros	23,048	367,595
Canada	Canadian dollars	43,098	476,785
Other Countries	Other		422,103
c.	The condensed financial information of the main foreign subsidiaries, expressed in thousands of US dollars, is shown below, See Note 9b:

	Thousands of US Dollars
	2008	2007

Net sales	225,756	253,489
Operating Income	2,170	2,568
Net income (loss)	698	1,935
Current assets	70,004	61,807
Total assets	122,561	124,676
Current liabilities	31,947	29,896
Total liabilities	42,638	48,824
d.	Foreign currency transactions as of December 31, expressed in thousands of US dollars, are shown below:

	Thousands of US Dollars
	2008	2007

Export sales	224,215	239,068
Interest expense	(52,018)	(66,255)
Interest income	214	390
Import purchases	(221,741)	(257,037)
Acquisitions of machinery and equipment	210	1,333
e.	The exchange rates in effect as of the dates of the financial statements and as of the date of issuance were as follows:

	December 31,
			May 11,
	2008	2007	2009

US dollar	$13.7738	$10.9157	$13.1067
Euros	19.4761	15.9489	17.8053
Starting in October 2008, the Mexican peso suffered devaluation against foreign currencies; in respect to the United States dollar, the exchange rate lost ground of approximately 25% in comparison to the exchange rate of January 1, 2008. This situation caused the Company to incur an exchange rate loss of $1,659,283 as of December 31, 2008, which is presented in the statement of operations under the comprehensive financing cost.

28

NOTE 14 — TRANSACTIONS AND BALANCES WITH RELATED PARTIES:
a.	Transactions with directors and their affiliates:

On January 8, 2008, Porteadores de Durango S. A . de C. V., subsidiary of the Company, bought from Miguel Rincón Arredondo, 25,000 Shares of the capital stock of Compañía Norteamericana de Inversiones en Celulosa y Papel, S. A . de C. V. for $500.

On February 20, 2008 the Company purchased 2,177,042,255 Series B Shares of the capital stock of Grupo Pipsamex, S. A. de C. V. representing 13.3% from NKM Corporativo S. A. de C. V., a company of and under the control of the Rincón family for $345,000.

The Company sells newsprint to El Universal newspaper. Juan Francisco Ealy Ortiz, executive of this newspaper, was member of Corporación Durango’s Board of Directors until April 15, 2008. The net sales of the Company to El Universal from January1 to April 15, 2008, were approximately $15 million (1.4 million dollars). During the year ended December 31, 2007, the Company’s net sales to El Universal were approximately $89 million (8.2 million dollars).

During 2008, Empresas Titán, S. A . de C. V., granted a $25 million dollar loan to ANG Enterprises Privee, S. A. de C. V., party related to the Company, under a line of credit agreement in current account, with guarantee.

b.	Creation of new subsidiaries:

On December 10, 2007, the company Formatodo Industrial, S. A. de C. V was created to provide administrative and labor services to Grupo Pipsamex, S. A. de C. V.

On July 8, 2008 the company Summafibers, Inc. was created with the objective of supplying fiber to its Mexican subsidiaries, Grupo Pipsamex, S. A. de C. V. being the holder of the shares.

On August 1, 2008 at the General Shareholder’s Meeting it was decided to create a new subsidiary named Empresas Titan S. A. de C. V. whose main objective is to develop production and sales activities for corrugated containers, multi-wall sacks and brown paper. This new company is subsidiary of Empaques de Carton Titan S. A. de C. V.

c.	Mergers:

At the Extraordinary General Shareholder’s Meeting celebrated on January 31, 2007, the merger of Grupo Pisamex, S. A. de C. V., as merging company, was approved with the following companies: Fábricas de Papel Tuxtepec, S. A. de C. V., Fábrica Mexicana de Papel, S. A. de C. V., Fibras de Durango, S. A. de C. V., and Inmobiliaria Industrial de Durango, S. A. de C. V.

On February 06, 2007, the company Administración Corporativa Titán, S. A. de C. V. was created, the stockholder being Corporación Durango S. A. B. de C. V. At the Extraordinary General Shareholder’s Meeting celebrated on February 28, 2007, the merger by incorporation of Empaques de Cartón Titán S. A. de C. V. as merging company, with Administración Corporativa Titán, S. A. de C. V. was approved.

At the Extraordinary General Shareholder’s Meeting celebrated on February 10, 2007, the merger by incorporation of Empaques de Cartón Títan S. A. de C. V. as merging company, with the following companies was approved: Envases y Empaques de Mexico S. A. de C. V.; Empaques del Norte S. A. de C. V.; Cartonpack, S. A. de C. V.; Durango International, S. A. de C. V.; Industrias Centauro, S. A. de C. V.; Compañia Papelera Atenquique, S. A. de C. V.; Compañia Forestal de Durango, S. A. de C. V.; and Papel y Empaques Tizayuca, S. A. de C. V.

At the Extraordinary General Shareholder’s Meeting celebrated on January 15, 2008, the merger by incorporation of Grupo Pipsamex, S. A. de C. V., as merging company, with Papeles Formatodo, S. A. de C. V.

29

NOTE 15 — OTHER INCOME — NET:
Other income (expense) earned for the years ended December 31, 2008 and 2007 are listed as follows:

	December 31,
	2008	2007

Recovery from insurance company	$231,800	$65,946
Restructuring expenses	(96,617)	(41,986)
PTU	1,102	(2,806)
Loss on sale of property, plant and equipment	(189,172)	(773)
Other income	73,629	24,670

	$20,742	$45,051

PTU:

The Company is subject to the payment of PTU, which is calculated by applying the guidelines established by the LISR.

The deferred PTU is recorded based on a comprehensive method of assets and liabilities, which consists in recognizing a deferred tax for all temporary differences between accounting and tax values of the assets and liabilities that are expected to carried out in the future.

The allowances for PTU in 2008 and 2007 are analyzed as follows:

	December 31,
	2008	2007

Current PTU	$(7,478)	$(2,806)
Deferred PTU	8,580	—

Total allowance	$1,102	$(2,806)

The main temporary differences on which deferred PTU was recognized for the year ended December 31, 2008, is analyzed below:

Property, machinery and equipment	$80,229
Inventory	4,848
Allowance for doubtful accounts	(3,156)
Accrued liabilities	(161,817)
Deferred assets	2,616
Other — Net	(99,159)

Deferred assets	(176,439)

Applicable PTU rate:	10%

Deferred PTU asset (liability)	$17,643

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NOTE 16 — MEXICAN INCOME TAX (Impuesto Sobre la renta) or ISR, ASSET TAX (Impuesto al Activo) or IA and FLAT TAX (Impuesto Empresarial a Tasa Única) or IETU:
a)	MEXICAN INCOME TAX (ISR):

The Company incurs ISR and IA on a consolidated basis with its Mexican subsidiaries, based on shareholder proportion of voting stock of its subsidiaries as of the closing of the period. The proportion is calculated in accordance with the daily average shareholder participation maintained during the period by the controlling entity over its subsidiaries. The tax results of each subsidiary are consolidated on a 100% basis of the aforementioned participation for 2008 and 2007, and the tax results of the controlling company are also consolidated 100% for 2008 and 2007. Provisional ISR payments for Codusa, as well as for its subsidiaries, are made as if the Company had not opted for fiscal consolidation.

In 2008 and 2007 the Company determined tax losses of $2,794,440 and $608,117, respectively. Based on its financial and fiscal projections, the Company determined that the taxes, which it will pay in the future for the majority of its companies will be ISR and, therefore, it has recognized deferred ISR. Tax results differ from book results due to temporary and permanent differences, the first originate from the comparison between book and tax values of each asset and liability account in the balance sheet, as well as those items that only affect accounting or tax results.

The allowance for ISR in 2008 and in 2007 is analyzed as shown below:

	2008	2007

Current ISR	($57,835)	($55,067)
Deferred ISR and IETU	(88,812)	(257,032)

Total allowance	($146,647)	($312,099)

The reconciliation between the statutory and effective ISR rates is as follows:

	Year ended December 31,
	2008	2007
	%	%
Statutory ISR rate	28	28
Plus (less) the effect of permanent differences:
Non-deductible expenses (0	.63) 3	4.17
Effects of inflation (3	.80) 1	3.05
Effect of the rate reduction on deferred ISR	0.73	(20.39)
Non-accruable assets (0	.30) 1	2.28
Change in valuation allowance of recoverable deferred ISR asset and IA	(30.10)	660.90

Effective ISR rate	(6.10)	728.01

The effective rate for 2008 and 2007 is affected by an approximate net amount of $722,073 and $282,329, respectively, corresponding to an increase in the valuation reserve of unamortized tax losses and accrued asset taxes recoverable for those years, as shown in the table above, as a result of the Company’s Administration deeming it highly uncertain that those amounts would be used or recovered.

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The increase in the 2007 allowance was partially reduced, due to a decrease of the deferred tax related to the balance of unamortized tax losses and the asset tax, as shown in subsection b below, the merger of companies mentioned in Note 14c, the utilization of some amounts, and because certain amounts expired and could not be used. Consequently, the estimation of the valuation allowance decreased this year; nevertheless, the net effect represents an increase in the reserve of approximately $283,329, as mentioned in the above paragraph.

Total deferred taxes payable are as follows:

	December 31,
	2008	2007

Deferred ISR	$2,528,949	$2,464,773
Deferred IETU	—	(26,088)

	$2,528,949	$2,438,685

As of December 31, 2008 and 2007 the main temporary differences on which the deferred ISR was recognized are analyzed below:

	December 31,
	2008	2007

Machinery and equipment and Intangible Assets	$8,547,881	$9,309,353
Inventories	(496,482)	(238,914)
Estimate for doubtful accounts	(89,479)	(156,015)
Accrued liabilities	(161,817)	(22,789)
Deferred assets	4,113	103,501
Other — net	(200,259)	(192,371)

Deferred ISR from temporary differences	7,603,957	8,802,765
Unamortized Tax losses	(5,034,071)	(2,437,176)

	2,569,886	6,365,589

Applicable ISR Rate	28%	28%

	719,568	1,782,365

Paid IA — refundable	(170,770)	(175,827)

	548,798	1,606,538

Estimation for tax loss valuation allowance and IA	1,580,308	858,235

Deferred taxes due to consolidation	399,843	—

Deferred ISR — payable	$2,528,949	$2,464,773

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As of December 31, 2008, the Company has accrued tax losses totaling $5,034,071, and the right to amortize such losses against future income expires as follows:

Year of		Year of
Loss	Amount	Expiration

2001	$15,316	2011
2002	138,885	2012
2003	729,240	2013
2004	123,697	2014
2005	477,086	2015
2006	147,290	2016
2007	608,117	2017
2008	2,794,440	2018

	$5,034,071

b)	MEXICAN ASSET TAX (IA):

Up to December 31, 2007 (date in which the tax was repealed), IA was applicable at the rate of 1.25% to the net amount of certain assets only when the IA amount exceeded the ISR liability.

Paid IA is subject to reimbursement according to the guidelines established by the Mexican IETU Law (Ley del Impuesto Empresarial a Tasa Única) or LIETU, which will be recovered gradually each year up to a maximum of 10% of the total IA paid in the 10 years prior to 2008.

The Company has the right to ask for a refund of the IA for an accrued amount of $170,770, which is made as follows:

Year of	Updated	Year
Tax Payment	Amount	Refund Expires

1999	$15,712	2009
2000	18,196	2010
2001	15,937	2011
2002	59,582	2012
2003	57,565	2013
2004	2,163	2014
2005	1	2015
2006	1	2016
2007	1,613	2017

	$170,770

The updated IA amount was determined according to applicable tax guidelines, contained in the transitory dispositions of the LIETU.

c)	MEXICAN FLAT TAX (IETU):

On October 1, 2007 the LIETU was published; which went into effect starting January 1, 2008. The law imposes taxes on individuals or companies residents of Mexico, as well as foreign residents with a permanent establishment in Mexico.

33

The IETU for the period is calculated by applying the rate of 16.5% (17% and 17.5% for 2009 and 2010, respectively) to determined income based on cash flow; such income is determined by applying to the total taxable income, the authorized deductions only when it exceeds payable ISR. From the previous result, the so-called IETU credits are applied, as established by current applicable law.

As of December 31, 2008 and 2007, the main temporary differences on which deferred IETU was recognized are analyzed as follows:

December 31,
2007

Accounts payable	$(280,169)
Fixed Assets, acquired from 1998 to August 2007	42
Other	122,018

(158,109)

Applicable IETU rate	16.5%

Deferred IETU Asset	$(26,088)

NOTE 17 — DISCONTINUED OPERATIONS:
In October of 2007 the Board of Directors authorized the discontinuing and/or sale of assets of the “other” segment, consisting mainly of the manufacturing of plywood. On December 31, 2007 such sale was concluded for an approximate amount of $44,000, which generated a loss of $182,586 related to the book value of the segment. As a result of this sale, this segment disappeared, putting an end to the production of plywood.
On the statement of operations as of December 31, 2007 the following effects derived from discontinued operations are shown, which are comprised as follows:

Sales	$95,446
Cost of sales	92,688

Gross profit	2,758

Operating expenses	8,883

Operating loss	(6,125)

Other income (expenses) — Net	(200,354)
Net comprehensive financing result	(9,704)

Loss from discontinued operations	(216,183)

Income Taxes	33,597

Net loss from discontinued operations	($182,586)

Depreciation and amortization	$3,177

34

NOTE 18 — COMMITMENTS:
Some of the Mexican subsidiaries have non-cancelable true lease agreements on certain equipment. The rental expenses in 2008 and 2007 amounted to $147,500 and $132,910, respectively. The estimated future minimum lease payments as of December 31, 2008, are shown below:

Year	Amount

2009	$160,449
2010	170,815
2011	189,779
2012	185,420
2013 and thereafter	197,234

$903,697

McKinley Paper Company has non-cancelable true leases for certain equipment. The rental expenses under these leases in 2008 and 2007 amounted to $30,193 and $16,801, respectively. The minimum demandable lease payments as of December 31, 2008 are shown below:

Year	Amount

2009	$18,732
2010	15,330
2011	11,308
2012	5,923
2013	3,815
2014 and thereafter	1,970

$57,078

NOTE 19 — CONTINGENCIES:
a.	As a result of operations with related foreign parties, tax differences could arise if the tax authorities, upon a review of such transactions, consider that the prices and amounts used by the Company are not comparable to those used with or between independent parties in similar transactions.

b.	The Company’s Mexican operations are subject to federal, state and local laws and regulations, including the Mexican General Law of Ecological Stabilization and Environmental Protection (Ley General del Equilibrio Ecológico y de Protección al Ambiente) and the rules and regulations published under this law. The companies engaged in industrial activities are subject to the regulatory jurisdiction from the Mexican Department for the Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales) or Semarnat.

In 1988 the Company agreed with the Mexican environmental regulatory authorities on a compliance plan which it proceeded to implement. The Company’s paper mills are in compliance with general standards promulgated by the Mexican regulatory authorities. In 1995 the Company purchased approximately 26% of Planta Ecológica Industrial, S. A. de C. V., a joint venture of industrial water users in Monterrey, Nuevo León. The paper mills in Mexico are subject to periodic environmental audits by the Mexican Secretary of the Environment and Natural Resources. The Company has frequently been recognized for its impeccable environmental record and its role in implementing modern forest management techniques. However, there can be no assurance that relevant Mexican authorities will continue to find the Company’s environmental procedures adequate, or that more stringent environmental laws will not be enacted by Mexico in the future. Were enforcement of existing laws to increase, or new environmental laws to be enacted, the Company might incur in related compliance costs.

The Company’s operations in the United States are subject to federal, state and local provisions regulating the discharge of materials into the environment and otherwise related to the protection of the environment. The compliance of these provisions, primarily the Federal Clean Air Act, Clean Water Act, Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended by the Comprehensive Environmental Response, Compensation and Liability Act or CERCLA of 1986 and Resources Conservation and Recovery Act or RCRA, has required the Company to invest substantial funds to modify the facilities to assure compliance with applicable environmental regulations.

35

The Company is committed to protecting the health and welfare of its employees, the public, and the environment and it strives to observe all state and federal environmental regulations in a manner that is also cost effective. In any construction of new facilities and the modernization of existing facilities, the Company uses the most modern technology for air and water emissions. These forward-looking programs will minimize the impact that changing regulations have on capital expenditures for environmental compliance.

c.	Because of tax differences which fiscal authorities would pretend to collect after review of company tax declarations, if the interpretation criteria of the tax guidelines of the companies, differs from that of the fiscal authorities.

d.	There is a contingency in care of Grupo Pipsamex S. A. de C. V., as a result of the determination of a tax credit, from the Mexican Water Commission (Comisión Nacional del Agua) or CONAGUA, to the company Productora Nacional de Papel, S. A. de C. V., for differences in the usage volume of national waters corresponding to the 2003 fiscal year, for an amount of $45,345, which was being challenged before the Mexican Federal Court of Fiscal and Administrative Justice (Tribunal Federal de Justicia Fiscal y Administrativa). This matter is in process, and to date no resolution has been issued. The updated amount as of the date of the auditor’s report is $48,157. This contingency is derived from a contractual obligation.

e.	Codusa, and its subsidiaries, instituted a legal action for special injunction against the modifications executed by the Mexican Congress (Congreso de la Unión), to the Mexican Assets Tax Law (Ley del Impuesto al Activo), reforms in effect as from January 1, 2007. These trial are currently suspended until the Mexican Supreme Court of Justice (Suprema Corte de la Nación), dictates the agreements to which the Mexican Circuit Collegiate Courts (Tribunales Colegiados de Circuito) must adjust to, upon issuance of definite sentence. This contingency is not quantifiable, as it will depend on the resolution obtained from the aforementioned trials.
NOTE 20 — SUBSEQUENT EVENTS:
a.	On January 23, 2009, Reciclajes Centauro, S. A. de C. V. made a purchase with title retained by seller of 69 shares of the fixed capital portion and 254,600 shares of the variable capital portion of Combustibles Roquero, S. A. de C. V. The agreed price for this operation is 440 thousand US dollars.

b.	While still in the reorganization process in Mexico, on March 4, 2009, a sentence was handed down for marshaling the claims and assets, which has been refuted by various creditors and by one of the court appointed interventors through the right of appeal referred to in the Mexican Reorganization Process Law (Ley de Concursos Mercantiles). Such devolutive appeal is under process and its resolution is estimated to take a few months. Some creditors have also requested that the retroaction period be extended as established in article 112 of the Mexican Reorganization Process Law; however, such petition has not been resolved to date.

The Company signed a “Hold-off Agreement” with the majority of its creditors, whereby which it was agreed to continue negotiating the restructuring of debt that matured on March 6, 2008.

On April 21, 2009, Corporación Durango, S. A. B. de C. V. signed an agreement (the “Agreement”) with the majority of its creditors, which establishes the terms and conditions of its potential financial restructuring in relation to the reorganization process currently being carried out in Mexico and to the related procedures, as per the provisions of chapter 15 and chapter 11 of the Law for the United States of America, in effect in that country.

If implemented in the terms of the agreement and according to the reorganization plans ordered by the corresponding courts in both countries, this proposed restructure will reduce the Company’s financial leverage by more than 50% and significantly increase its flexibility and fundamental financial factors.

36

Pursuant to this Agreement, which would be implemented through the pertinent courts in Mexico and the United States, the creditors not related to the Company, holders of the debt securities of approximately $357 million dollars of the total $508.5 million dollars issued originally by the Company under the program denominated Debt Securities maturing in 2017 (the “2017 Securities”), will receive in exchange for their debt securities (along with the corresponding overdue interests) the proportional part corresponding to each of the following:
•	New guaranteed preferred debt securities issued by the Company for a total amount of $250 million dollars (the “New Preferred Debt Securities”), which will mature seven years after the date the final restructuring documentation is signed and will bear interest at the annual rate of 6% for the first year, 7% annual interest for the next three years and 10% annual interest for the last three years, with the understanding that in the first three years, part of the interest will be capitalized at the Company’s option. After the third year, all of interest must be paid entirely in cash. Interest is payable quarterly, in advance. The New Preferred Debt Securities will be guaranteed jointly by the current and future subsidiaries of the Company.

•	New common shares, comprising 6% of the total capital stock of the Company (after exercising any preference right or similar right); and

•	A single payment of $10 million dollars in cash
As concerns the debts between the Company and its subsidiary and associated companies, the terms establish that such debts will be thoroughly reviewed and discussed between the negotiating parties so that, collectively, the balance sheet is improved, the rights of the creditors are preserved and feasible limits are identified in which to maintain them. The terms also establish that once the status of the reorganization process in Mexico is closed, all of the debts with intercompanies will be adjusted and presented net, and all future intercompany debts will remain subordinated to the payment of the preference bonds (restructured debt). Consequently, all of the supporting documentation of the existing intercompany debts will be updated to reflect: a) that there is full subordination to payment of the bonds, b) that these debts mature several years after the maturity of the preference bonds, c) that a nominal interest rate is included and d) that cash payments are not made until matured.
Additionally, certain holders of the 2017 Securities, who are related to the Company (whose holdings approximate $151 million dollars of 2017 Securities), have agreed to receive their corresponding proportional part through capitalization in new common shares to be issued by the Company comprising 35% of its total capital stock (after exercising any preference right or similar right), in total and final payment of their 2017 Securities.
The Company and its creditors agreed on their intention to conclude with this restructuring process, in Mexico as well as in the United States of America, during the following months; however, so long as this or any other restructuring agreement is not signed, there is no complete assurance that the company can cover its immediate obligations on a timely basis. If a favorable restructuring does not occur, the company must obtain sufficient funds from other sources to cover its obligations and continue operating as a going concern; if that cannot be achieved, the company’s possibilities to continue operating as a going concern would be substantially diminished.
NOTE 21 — INFORMATION BY BUSINESS SEGMENT:
The Company presents its operating segments based on the components, for which available financial information is separated and reviewed on a regular basis by the Director of Operations, who can make decisions on how to allocate resources and assess performance. The reportable segments consist of one or more operating segments with similar economic characteristics, distribution systems and environmental regulations. The business segment information provided is based on internal reports used by the Administration.
The following summarizes the manner in which the Company segregates operating segments into reportable segments:

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Paper — This segment includes the production and sale of paper for packaging (boxes and corrugated containers), newsprint, bond paper, kraft and white writing paper. This segment includes the operating results of the Titan paper and Grupo Pipsamex divisions in Mexico and the McKinley division in the United States of America.

Packaging — This segment includes the production and sale of corrugated containers, multi-wall sacks and paper cores. This segment includes the operating results of the Titan converting division in Mexico.
a.	Analytical information by operating segments of continuing operations:

	2008
			Total		Total
	Paper	Packaging	segments	Eliminations	consolidated

Sales to outside customers	$5,269,333	$4,948,045	$10,217,378	$—	$10,217,378
Intersegment sales	3,404,614	994,916	4,399,530	(4,399,530	—

Total sales	8,673,947	5,942,961	14,616,908	(4,399,530)	10,217,378

Depreciation and amortization	283,928	112,225	396,153	—	396,153
Income from operations	(239,527)	128,435	(111,092)	—	(111,092)

Total assets	38,109,471	32,704,940	70,814,411	(55,348,580)	15,465,831

Investment in productive assets	122,063	33,724	155,787	—	155,787

Interest income	1,859,967	1,776,210	3,636,177	(3,609,637)	26,540
Interest expense	(2,333,344)	(1,953,414)	(4,286,758)	3,609,637	(677,121)

Income tax	176,657	(323,304)	(146,647)	—	(146,647)

	2007
			Total		Total
	Paper	Packaging	segments	Eliminations	consolidated

Sales to outside customers	$4,880,572	$5,245,835	$10,126,407	$—	$10,126,407
Intersegment sales	3,244,417	886,108	4,130,525	(4,130,525)	—

Total sales	8,124,989	6,131,943	14,256,932	(4,130,525)	10,126,407

Depreciation and amortization	287,530	119,652	407,182	—	407,182
Income (loss) from operations	297,322	337,040	634,362	—	634,362

Total assets	19,632,880	22,123,949	41,756,829	(26,124,978)	15,631,851

Investment in productive assets	133,959	103,026	236,985	—	236,985

Interest income	111,925	473,862	585,787	(556,014)	29,773
Interest expense	(167,208)	(1,157,985)	(1,325,193)	62,217	(762,976)

Income tax	(80,126)	(231,973)	(312,099)	—	(312,099)

38

b.	General information by product of continuing operations:

Net revenue	2008	2007

Packaging

- Corrugated container	$4,492,817	$4,815,773
- Paper sacks	449,754	414,817
- Tubes	5,474	15,245

Paper

- Linerboard	2,655,198	2,325,343
- Newsprint	1,145,865	950,047
- White writing paper	1,468,270	1,605,182

Consolidated total	$10,217,378	$10,126,407

c.	General segment information on continuing operations by geographical area:

2008
			Investment in
	Net sales	Total assets	productive assets

Mexico	$11,495,740	$67,380,589	$154,603
United States	3,121,168	3,433,822	1,184
Intersegment eliminations	(4,399,530)	(55,348,580)	—

Consolidated total	$10,217,378	$15,465,831	$155,787

2007
			Investment in
	Net sales	Total assets	productive assets

Mexico	$11,354,734	$38,774,420	$230,456
United States	2,902,198	2,982,394	6,529
Intersegment eliminations	(4,130,525)	(26,124,963)	—

Consolidated total	$10,126,407	$15,631,851	$236,985

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d.	Additional income analysis:

The Company has sales to the following customer groups, whose annual income is shown below:

	December 31,
Net income	2008	2007

Packaging:

Food and beverage	$3,230,015	$3,760,593
Agriculture	419,887	438,235
Poultry	220,135	332,288
Assembly (Maquiladora)	269,054	317,841

Multi-wall sacks:

Cement	296,388	300,742
Lime and plaster	74,659	71,763

Paper:

Editorial	2,546,228	2,223,738
Scholastic	373,845	500,841

Other	2,787,167	2,180,366

Total	$10,217,378	$10,126,407

NOTE 22 — NEW ACCOUNTING PRONOUNCEMENTS:
During the last months of 2008, the Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera (CINIF) issued a series of Financial Reporting Standards and two of their interpretations (INIF), whose validity will be as from January 1, 2009, and January 1, 2010 for INIF 14. It is considered that such MFRS and their interpretations will not have a significant affectation in the financial information to be presented by the company:
MFRS B-7, “Business acquisitions”. Establishes the general standards for valuation and disclosure in the initial recognition of the net assets acquired in a business acquisition at acquisition date, as well as the non controlling involvement and other items that may arise in them, such as goodwill and purchase gain. This standard leaves the Bulletin B-7 “Business acquisitions” effective up to December 31, 2008 without effect.
MFRS B-8 “Consolidated and combined financial statements” — Establishes the general standards for the preparation and presentation of the consolidated and combined financial statements; as well as for the disclosures accompanying such financial statements. This MFRS leaves the Bulletin B-8 “Consolidated and combined financial statements and valuation of permanent share investments”, effective up to December 31, 2008 without effect.
MFRS C-7 “Investment in associates and other permanent investments” — Establishes the standards for the accounting recognition of the investments in associates, as well as other permanent investments on which there are no control, joint control or significant influence.
MFRS C-8 “Intangible Assets” — Establishes the valuation, presentation and disclosure rules for the recognition both initial and subsequent of the intangible assets acquired individually or through a business acquisition, or internally generated during the normal course of the entity’s operations. This MFRS leaves the Bulletin C-8 “Intangible Assets” effective up to December 31, 2008 without effect.

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MFRS D-8 “Shared based payments” — Establishes the standards that should be observed in the recognition of the shared based payments in the financial information. This MFRS leaves the supplemental application in Mexico of the IFRS 2 Shared based payments issued by the Consejo Internacional de Normas de Información Financiera without effect.
Also the CINIF has issued the following interpretations to the Financial Reporting Standards (INIF):
INIF 14 “Contracts on construction, sale and rendering of services related to real estate” which contemplates the regulation in the Bulletin D-7 Contracts on construction and manufacturing of some capital goods. This interpretation will became effective as from January 1, 2010 for all the entities celebrating contracts on construction, sale and rendering of services related to real estate. Its early adoption is allowed.
INIF 16 “Transference of primary financial instruments category with trading purposes” which object is to establish the conditions that should be gathered to transfer the category of a primary financial instrument with trading purposes into the available for sale or held to maturity categories, and the relative disclosures that should be done. This interpretation was approved for its issuance on January 2009, establishing its coming into operation for the periods starting on January 1, 2009, allowing its early adoption as of October 1, 2008.
The accompanying consolidated financial statements and corresponding notes were authorized for issuance on May 11, 2009 by Miguel Rincón Arredondo (President), and Mayela Rincón de Velasco (Director of Finance).

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Exhibit T3E-1
CORPORACION DURANGO, S.A.B. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND MARCH 31, 2009 (UNAUDITED)
(Stated in thousands of Pesos and Dollars)

			US$ DLLS.
	December 31,	Mar 31,	Mar 31,
	2008	2009	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$773,086	$863,630	60,035
Accounts receivable, net	2,379,865	2,312,842	160,776
Inventories, net	1,238,803	1,213,200	84,335
Prepaid expenses	23,330	40,747	2,833

Total current assets	4,415,084	4,430,419	307,978
PROPERTY, PLANT AND EQUIPMENT, net	10,913,038	10,854,810	754,566
OTHER ASSETS, net	137,709	139,262	9,681

Total assets	$15,465,831	$15,424,491	1,072,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank loans and current portion of long-term debt	7,035,957	7,069,189	491,411
Interest payable	469,924	475,207	33,034
Trade accounts payable	1,280,467	1,253,268	87,120
Notes payable	58,237	58,241	4,049
Accrued liabilities	686,266	769,217	53,472
Employee benefits	63,286	49,626	3,450
Embedded derivate lease-agreement	16,400	16,932	1,177

Total current liabilities	9,610,537	9,691,680	673,712
LONG-TERM DEBT	17,411	3,432	239
LONG-TERM NOTES PAYABLE	134,332	132,043	9,179
DEFERRED TAXES	2,528,949	2,093,494	145,528
LIABILITY FOR EMPLOYEE BENEFITS	161,817	167,514	11,645
EMBEDDED DERIVATE LEASE-AGREEMENT	101,604	84,560	5,878

Total long term liabilities	2,944,113	2,481,043	172,468

Total liabilities	12,554,650	12,172,723	846,180

STOCKHOLDERS’ EQUITY:
Majority interest	2,878,712	3,218,847	223,756
Minority interest	32,469	32,921	2,288

Total stockholders’ equity	2,911,181	3,251,768	226,045

Total liabilities and stockholders’ equity	$15,465,831	$15,424,491	1,072,225

Exchange rate: $14.3855

CORPORACION DURANGO, S.A.B. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(Stated in thousands of Pesos and Dollars)

	Thousands of Pesos			Thousands of Dollars
	1Q	1Q		1Q	1Q
	2008	2009	Var	2008	2009	Var

NET SALES	$2,449,426	$2,333,943	-5%	228,946	162,243	-29%
COST OF SALES	2,262,011	2,160,945	-4%	211,428	150,216	-29%

Gross profit	187,415	172,998	-8%	17,518	12,027	-31%
Selling and Administrative expenses	175,652	173,331	-1%	16,418	12,049	-27%

Operating income	11,763	(333)	N/A	1,100	(22)	N/A
Other income (expense), net	55,327	(29,654)	N/A	5,171	(2,061)	N/A
Employee statutory profit sharing	(2,476)	(1,371)	-45%	(231)	(95)	-59%
Deferred employee statutory profit sharing	0	(736)	N/A	0	(51)	N/A
INTEGRAL RESULT OF FINANCING:
Interest expense	163,569	90,383	-45%	15,288	6,283	-59%
Interest income	(6,655)	(17,919)	169%	(622)	(1,246)	100%
Exchange (gain) loss, net	(134,878)	2,676	N/A	(12,607)	186	N/A

Total financial expense	22,036	75,140	241%	2,059	5,223	154%

Income (loss) after R.I.F	42,578	(107,234)	N/A	3,981	(7,452)	N/A
Equity in the income of associated companies	0	(247)	N/A	0	(17)	N/A

Income (loss) before income and asset taxes	42,578	(106,987)	N/A	3,981	(7,435)	N/A
Provisions for income taxes	56,306	35,291	-37%	5,263	2,453	-53%
Provision for deferred income taxes	(41,774)	(39,878)	-5%	(3,905)	(2,772)	-29%

Net income before minority interest	$28,046	$(102,400)	N/A	2,623	(7,116)	N/A
Minority interest	(880)	441	N/A	(81)	32	N/A

Majority net income	$28,926	$(102,841)	N/A	2,704	(7,148)	N/A

Operating income	11,763	(333)	N/A	1,100	(22)	N/A
Depreciation & amortization	103,635	95,470	-8%	9,687	6,637	-31%
EBITDA	115,398	95,137	-18%	10,787	6,615	-39%